Exhibit 2.1
*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would likely cause competitive harm if publicly disclosed.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGERS
among:
SPLUNK INC.,
a Delaware corporation;
SOLIS MERGER SUB II, LLC,
a Delaware limited liability company;

SOLIS MERGER SUB I, INC.,
a Delaware corporation;
SIGNALFX, INC.,
a Delaware corporation;
and
FORTIS ADVISORS LLC,
as the Securityholders’ Agent
_________________________________
Dated as of August 21, 2019

THIS AGREEMENT AND PLAN OF MERGERS IS CONFIDENTIAL AND IS SUBJECT TO THE TERMS OF THE NON-DISCLOSURE AGREEMENT ENTERED INTO BETWEEN PARENT AND THE COMPANY

	2.20	Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes	58
	2.21	Non-Contravention; Consents	59
	2.22	Significant Business Relationships	59
	2.23	Export Control Laws	60
	2.24	Votes Required	61
	2.25	Brokers	61
	2.26	Full Disclosure.	61

3	REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS		61

	3.1	Organization and Standing	61
	3.2	Authority; Binding Nature of Agreement	62
	3.3	Non-Contravention; Consents	62
	3.4	Parent SEC Documents	62
	3.5	Valid Issuance	63
	3.6	Brokers	63
	3.7	Financing	63
	3.8	No Prior Operations	63

4	CERTAIN COVENANTS OF THE COMPANY		63

	4.1	Access and Investigation	63
	4.2	Operation of the Business of the Acquired Entities	64
	4.3	Notification	67
	4.4	No Negotiation	67
	4.5	Termination of Certain Benefit Plans	68
	4.6	Termination/Amendment of Agreements and Release of Encumbrances	68
	4.7	Communications with Employees	68
	4.8	Resignation of Officers, Directors and Managers	69
	4.9	D&O Indemnification and Insurance	69
	4.10	Payoff Letters and Invoices; Estimated Merger Consideration Certificate	69
	4.11	Employment Agreements and Termination of Non-Continuing Employees	70
	4.12	Transferring Employees	70
	4.13	Websites	71
	4.14	FIRPTA Matters	71
	4.15	Export Control Remediation Procedures	71
	4.16	Assignments and Releases; PCI Compliance	71

5	CERTAIN COVENANTS OF THE PARTIES		72

	5.1	Filings and Consents	72
	5.2	Stockholder Consent	73
	5.3	Reasonable Efforts	74
	5.4	Enforcement of Stockholder Agreements	74
	5.5	Employee Matters	74
	5.6	Banking Transaction Reports	75

6	TAX MATTERS		75

	6.1	Liability for Taxes	75
	6.2	Tax Returns	76
	6.3	Assistance and Cooperation	77
	6.4	Termination of Tax Allocation Arrangements	77
	6.5	Tax Treatment of Mergers	77
	6.6	Survival, Etc.	78
	6.7	Tax Claims.	78

7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND THE MERGER SUBS		79

	7.1	Accuracy of Representations	79
	7.2	Performance of Covenants	79
	7.3	Governmental and Other Consents	79
	7.4	No Material Adverse Effect	80
	7.5	Stockholder Approval	80
	7.6	Officer’s Certificate	80
	7.7	Closing Documents	80
	7.8	No Restraints	80
	7.9	No Legal Proceedings	80
	7.10	Section 280G Stockholder Approval	80
	7.11	Termination of Employee Plans	81
	7.12	Tail Insurance	81
	7.13	Websites	81
	7.14	Intellectual Property Preservation	81

8	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		81

	8.1	Accuracy of Representations	81
	8.2	Performance of Covenants	81
	8.3	Governmental Consents	82
	8.4	Officer’s Certificate	82
	8.5	Stockholder Approval	82
	8.6	No Restraints	82

9	TERMINATION		82

	9.1	Termination Events	82
	9.2	Termination Procedures	83
	9.3	Effect of Termination	83

10	INDEMNIFICATION, ETC.		83

	10.1	Survival of Representations, Etc.	84
	10.2	Indemnification	85
	10.3	Limitations	87
	10.4	No Contribution	89
	10.5	Claim Procedures	89
	10.6	Defense of Third Party Claims	92
	10.7	Exclusive Remedy	93
	10.8	Exercise of Remedies Other Than by Parent	93
	10.9	Tax Treatment of Indemnity Payments	93

11	MISCELLANEOUS PROVISIONS		93

	11.1	Securityholders’ Agent	93
	11.2	Further Assurances	96
	11.3	Fees and Expenses	96
	11.4	Attorneys’ Fees	96
	11.5	Notices	96
	11.6	Headings	97
	11.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	97
	11.8	Governing Law; Dispute Resolution	97
	11.9	Successors and Assigns	98
	11.10	Remedies Cumulative; Specific Performance	98
	11.11	Waiver	98
	11.12	Waiver of Jury Trial	99
	11.13	Amendments	99
	11.14	Severability	99
	11.15	Parties in Interest	99
	11.16	Confidential Nature of Information	99
	11.17	No Public Announcement	100
	11.18	Entire Agreement	100
	11.19	Disclosure Schedule	100
	11.20	Construction	100
	11.21	Consent to Representation; Conflict of Interest	101

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A    Certain Definitions
Exhibit B     Form of Joinder Agreement
Exhibit C    Form of Noncompetition and Nonsolicitation Agreement
Exhibit D    Form of Holdback Agreement
Exhibit E    Form of D&O Release
Exhibit F     Form of Escrow Agreement
Exhibit G    Form of Warrant Surrender Agreement
Exhibit H-1    Form of Letter of Transmittal (Company Capital Stock)
Exhibit H-2    Form of Letter of Transmittal (Non-Employee Options)
Exhibit I     Persons Whose Knowledge Is Imputed to the Company
Exhibit J    Form of Registration Rights Agreement
Exhibit K    Form of Significant Employee Release
Exhibit L    Form of Option Release

SCHEDULES

Schedule 1.3(b)(iii)    Persons Subject to Noncompetition and Nonsolicitation Agreements
Schedule 1.3(b)(iv)    Persons Subject to Joinder Agreements
Schedule 1.3(b)(v)    Persons Subject to D&O Releases
Schedule 1.3(b)(vii)(A)-(B)    Persons Subject to Signing Date Employment Arrangements
Schedule 1.3(b)(viii)    Persons Required to Deliver Assignments and Releases
Schedule 1.3(b)(xxi)    Persons Required to Deliver Accredited Investor Questionnaires
Schedule 1.3(b)(xxvi)    Certain Bonuses
Schedule 4.6(i)    Agreements to be Terminated
Schedule 4.6(ii)    Agreements to be Amended
Schedule 4.11    Continuing Service Providers
Schedule 4.13    Websites
Schedule 5.5(b)    New Hire Awards
Schedule 6.7    Voluntary Disclosure Agreement Jurisdictions
Schedule 7.1    Accuracy of Representations
Schedule 7.3(b)    Other Consents
Schedule 7.14    Pending Patent Assets

AGREEMENT AND PLAN OF MERGERS
THIS AGREEMENT AND PLAN OF MERGERS (this “Agreement”) is made and entered into as of August 21, 2019 (the “Agreement Date”), by and among: SPLUNK INC., a Delaware corporation (“Parent”); SOLIS MERGER SUB II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”); SOLIS MERGER SUB I, INC., a Delaware corporation and a wholly owned Subsidiary of Merger Sub II (“Merger Sub I,” and, together with Merger Sub II, the “Merger Subs”); SIGNALFX, INC., a Delaware corporation (together with each corporation or other Entity that has been merged into or that otherwise is a predecessor thereto, the “Company”); and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the Securityholders’ Agent (as defined in Section 11.1). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.The respective boards of directors or managers, as applicable, of Parent, the Merger Subs and the Company believe it is advisable and in the best interests of each entity and its respective stockholders or members, as applicable, that Parent acquire the Company through the statutory merger of Merger Sub I with and into the Company (the “First Merger”), pursuant to which the Company would be the surviving corporation and become a wholly owned subsidiary of Merger Sub II, and, immediately after the First Merger and as part of the same overall transaction, the surviving corporation of the First Merger would merge with and into Merger Sub II (the “Second Merger,” and, together with the First Merger, the “Mergers”), pursuant to which Merger Sub II would be the surviving entity and would remain a wholly owned subsidiary of Parent, all in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”) and, to the extent applicable, the California General Corporation Law (the “CGCL”).
B.The respective boards of directors or managers, as applicable, of Parent, the Merger Subs and the Company have approved this Agreement and the Mergers.
C.For U.S. federal income tax purposes, the Mergers are integrated steps, and are intended to qualify as a reorganization under the provisions of Section 368(a) of the Code, and this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
D.As an inducement for Parent and the Merger Subs to enter into this Agreement and consummate the Mergers, concurrently with the execution and delivery hereof, each of the Persons set forth on Schedule 1.3(b)(iv) are entering into Joinder Agreements (collectively, the “Joinder Agreements”) in the form attached hereto as Exhibit B.
E.As an inducement for Parent and the Merger Subs to enter into this Agreement and consummate the Mergers, concurrently with the execution and delivery hereof, each of the Persons set forth on Schedule 1.3(b)(iii) are entering into the Noncompetition and Nonsolicitation Agreements in favor of Parent in the form attached hereto as Exhibit C which shall become effective as of the Closing Date.
F.As an inducement for Parent and the Merger Subs to enter into this Agreement and consummate the Mergers, concurrently with the execution and delivery hereof, each of the Persons set forth on Schedule 1.3(b)(vii)(A)-(B) are entering into offer letters and employee invention assignment agreements (collectively, the “Signing Date Employment Arrangements”) which shall become effective as of the Closing Date.
G.As an inducement for Parent and the Merger Subs to enter into this Agreement and consummate the Mergers, concurrently with the execution and delivery hereof, each of the Significant

Employee Stockholders is entering into a Holdback Agreement in the form attached hereto as Exhibit D which shall become effective as of the Closing Date.
H.As an inducement for Parent and the Merger Subs to enter into this Agreement and consummate the Mergers, concurrently with the execution and delivery hereof, each of the Persons set forth on Schedule 1.3(b)(xxi) are delivering accredited investor and selling securityholder questionnaires in a form reasonably acceptable to Parent (“Accredited Investor Questionnaires”).
AGREEMENT
The parties to this Agreement agree as follows:
1.DESCRIPTION OF TRANSACTION
1.1    The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, and, to the extent applicable, the CGCL, at the First Effective Time (as defined below), Parent and the Company shall cause Merger Sub I to be merged with and into the Company in accordance with the applicable provisions of the DGCL and the CGCL, whereupon the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation of the First Merger and shall become a wholly owned subsidiary of Merger Sub II. The Company, as the surviving corporation after the First Merger, is sometimes referred to herein as the “First-Step Surviving Corporation.” At the Second Effective Time (as defined below), Parent shall cause the First-Step Surviving Corporation to merge with and into Merger Sub II in accordance with the applicable provisions of the DGCL and the CGCL, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Merger Sub II shall be the surviving entity. The surviving entity after the Second Merger is sometimes referred to herein as the “Surviving Company.” Parent and the Company shall cause the First Merger to be consummated and become effective under the applicable provisions of the DGCL by filing a Certificate of Merger with the Secretary of State of the State of Delaware (the “First Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The time of the acceptance by the Secretary of State of the State of Delaware of the First Certificate of Merger, or such other later time as may be agreed in writing by Parent and the Company and specified in the First Certificate of Merger with respect to the First Merger shall be referred to herein as the “First Effective Time”. Immediately following the First Effective Time, Parent shall cause the Second Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware (the “Second Certificate of Merger,” and, together with the First Certificate of Merger, the “Certificates of Merger”), and the time of acceptance by the Secretary of State of the State of Delaware of the Second Certificate of Merger, or such other later time as may be agreed in writing by Parent, Merger Sub II and the Company and specified in the Second Certificate of Merger shall be referred to herein as the “Second Effective Time”.
1.2    Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the CGCL.
1.3    Closing.
(a)    The consummation of the Mergers (the “Closing”) shall take place at the offices of Sidley Austin LLP, 555 California Street, San Francisco, California 94104 at 10:00 a.m. (Pacific time) on a date to be designated by Parent, which shall be no later than the later of the [***] Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions); provided, however, if the [***] Business Day after such satisfaction or waiver of such conditions occurs on a date that is after the first week of the last month of a fiscal quarter of Parent, then the Closing shall take place on the first Business Day after the end of such fiscal quarter. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”
(b)    At the Closing, the Company shall deliver the following agreements and documents to Parent:
(i)    evidence in form and substance satisfactory to Parent that (A) the Required Merger Stockholder Votes have been obtained (without the use of any drag along right set forth in the Voting Agreement) and have not been withdrawn, rescinded or otherwise revoked; (B) this Agreement and the Mergers have been duly adopted and approved (without the use of any drag along right set forth in the Voting Agreement) by at least [***]% of the outstanding shares of Company Capital Stock (with the Company Preferred Stock voting on an as-converted to Company Common Stock basis), and such adoption and approval has not been withdrawn, rescinded or otherwise revoked; and (C) no more than [***]% of the shares of Company Capital Stock constitute (or is or may be eligible to become) Dissenting Shares;
(ii)    the Escrow Agreement, duly executed by the Securityholders’ Agent;
(iii)    the Noncompetition and Nonsolicitation Agreements (each a “Noncompetition and Nonsolicitation Agreement”), in the form attached hereto as Exhibit C duly executed by each of the Persons set forth on Schedule 1.3(b)(iii), each of which shall be in full force and effect;
(iv)    Joinder Agreements, in the form attached hereto as Exhibit B duly executed by each of the Persons set forth on Schedule 1.3(b)(iv), each of which shall be in full force and effect;
(v)    Releases, duly executed by each of the Persons set forth on Schedule 1.3(b)(v), in the form attached hereto as Exhibit E (it being understood and agreed that the execution of Releases by such Persons shall be a portion of the consideration provided by such Person in exchange for the receipt of the Merger Consideration);
(vi)    agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements identified in Schedule 4.6(i) and 4.6(ii);
(vii)    the Signing Date Employment Arrangements and the employment releases contemplated thereby, duly executed by each of the Persons set forth on Schedule 1.3(b)(vii)(A)-(B), each of which shall be in full force and effect;
(viii)    assignments and releases, in form and substance reasonably satisfactory to Parent, duly executed by the Persons set forth on Schedule 1.3(b)(viii)(A);
(ix)    the Company Closing Certificate;
(x)    a certificate, in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief executive officer of the Company, containing the following information (to be set forth on an accompanying spreadsheet with underlying calculations and methodology) and the representation and warranty of the Company that all of such information is accurate and complete (and in the case of dollar amounts, properly calculated) as of the Closing (such spreadsheet and accompanying certificate being referred to hereafter collectively as the “Merger Consideration Certificate”):
(1)    (A) the aggregate amount of all Company Transaction Expenses that are unpaid as of the First Effective Time (including any Company Transaction Expenses that will become payable after the First Effective Time), together with a detailed breakdown thereof; (B) the Closing Indebtedness Amount, together with a detailed breakdown thereof; (C) the Aggregate Exercise Price; (D) the Unrestricted Cash Amount and the resulting calculation of the Purchase Price (the “Estimated Purchase Price”); (E) the Pro Rata Share of each Effective Time Holder; (F) the Per Share Amount; (G) the Aggregate Stockholders’ Consideration; (H) the Aggregate Parent Stock Consideration; (I) the Parent Stock Target; and (J) the Parent Stock Target Shortfall, if any;
(2)    with respect to each Person who is a holder of Outstanding Capital Stock, which in each case, to the extent required, shall be determined at the Closing based on the Estimated Purchase Price:
(A)    the name, address and email address of record of each such holder;
(B)    the number of shares of Outstanding Capital Stock of each class and series held by each such holder;
(C)    the consideration that each such holder is entitled to receive pursuant to Section 1.5;
(D)    the number of shares of Parent Common Stock that will be Holdback Shares immediately after the First Effective Time in accordance with Section 1.5(a);
(E)    the cash and shares of Parent Common Stock to be contributed to the Escrow Fund with respect to the shares of Outstanding Capital Stock held by each such holder pursuant to Section 1.5(d);
(F)    the net cash and shares of Parent Common Stock to be paid to each such holder by the Payment Agent upon surrender of such holder’s Company Stock Certificates in accordance with Section 1.9 (after deduction of any amounts to be contributed to the Escrow Fund and Expense Fund by such holder);
(G)    the amount of any Taxes that are required to be withheld in accordance with Section 1.9(h) from the consideration that each such holder is entitled to receive pursuant to Section 1.5, including with respect to any portion thereof to be contributed to the Escrow Fund; and
(H)    whether such holder is an Accredited Investor or Unaccredited Investor;
(3)    with respect to each Outstanding In-the-Money Vested Option, which in each case, to the extent required, shall be determined at the Closing based on the Estimated Purchase Price:

(A)    the name, address and email address of record of the holder thereof;
(B)    the exercise price per share and the number of shares of Company Common Stock subject to such Company Option;
(C)    the consideration that the holder of such Company Option is entitled to receive pursuant to Section 1.6(a), including, for any Significant Employee Stockholder a breakdown between cash and shares of Parent Common Stock, as well as the number of shares of Parent Common Stock that will be Holdback Shares;
(D)    the net cash amount to be paid to the holder of such Company Option pursuant to Section 1.6(a);
(E)    the amount of any Taxes that are required to be withheld in accordance with Section 1.9(h) from the consideration that the holder of such Company Option is entitled to receive pursuant to Section 1.6(a); and
(F)    if such holder is a Significant Employee Stockholder, whether such holder is an Accredited Investor or Unaccredited Investor;
(4)    with respect to each Outstanding In-the-Money Unvested Option:
(A)    the name, address and email address of record of the holder thereof;
(B)    the exercise price per share, if any, and the number of shares of Company Common Stock subject to such Company Option;
(C)    the vesting schedule applicable to such Company Option, including the vesting commencement date and the grant date of such Company Option;
(D)    the expiration date of such Company Option;
(E)    whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code;
(F)    the number of shares of Parent Common Stock that will be subject to such Company Option immediately after the First Effective Time in accordance with Section 1.6(c); and
(G)    the exercise price per share of such Company Option as of immediately after the First Effective Time in accordance with Section 1.6(c);
(5)    with respect to each award of Company Restricted Shares:
(A)    the name, address and email address of record of the holder thereof;
(B)    the number of shares of Company Common Stock subject to such Restricted Share Award;

(C)    the vesting schedule applicable to such Restricted Share Award, including the vesting commencement date and the grant date of such Restricted Share Award; and
(D)    the number of shares of Parent Common Stock that will be subject to the Parent Stock Award granted in replacement of such Restricted Share Award immediately after the First Effective Time in accordance with Section 1.6(d);
(6)    with respect to each Outstanding Warrant (after giving effect to any exercises or deemed exercises of Company Warrants prior to the First Effective Time), which in each case, to the extent required, shall be determined at the Closing based on the Estimated Purchase Price:
(A)    the name and the address of record of the holder of such Outstanding Warrant;
(B)    the exercise price per share and the number, class and series of shares of Company Capital Stock subject to such Outstanding Warrant;
(C)    the consideration that the holder of such Outstanding Warrant is entitled to receive pursuant to Section 1.6(e);
(D)    the amount to be contributed to the Escrow Fund with respect to the shares of Company Capital Stock subject to such Outstanding Warrant pursuant to Section 1.6(e);
(E)    the net cash amount to be paid to the holder of such Outstanding Warrant (after deduction of amounts to be contributed to the Escrow Fund and Expense Fund by such holder) pursuant to Section 1.6(e); and
(F)    the amount of any Taxes that are required to be withheld in accordance with Section 1.9(h) from the consideration that the holder of such Outstanding Warrant is entitled to receive pursuant to Section 1.6(e) (including any portion thereof to be contributed to the Escrow Fund).
(xi)    consents to the cancellation and replacement of Company Restricted Shares pursuant to Section 1.6(d), in form and substance reasonably satisfactory to Parent, duly executed by each holder of such Company Restricted Shares;
(xii)    the Certificates of Merger, duly executed by the Company;
(xiii)    a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying and attaching: (A) the Charter Documents of the Company and (B) the resolutions adopted by the board of directors of the Company and the stockholders of the Company to authorize and adopt this Agreement, the Mergers and the other transactions contemplated hereby;
(xiv)    written resignations of each officer, member of the board of directors or managers (or similar body) of each Acquired Entity, effective as of the First Effective Time, in form and substance satisfactory to Parent;

(xv)    written acknowledgments pursuant to which the Acquired Entities’ outside legal counsel and any financial advisor, accountant or other Person who performed services for or on behalf of any Acquired Entity, or who is otherwise entitled to any compensation from any Acquired Entity, in connection with this Agreement or any of the transactions contemplated by this Agreement, acknowledges: (A) the total amount of fees, costs and Expenses of any nature that are payable to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement; and (B) that, upon receipt of the amount referred to in clause “(A)” above, such party will have been paid in full and is not (and will not be) owed any other amount by any of the Acquired Entities with respect to this Agreement or the transactions contemplated by this Agreement;
(xvi)    evidence reasonably satisfactory to Parent that the Company secured from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who has a right to any “parachute payment” (within the meaning of Section 280G) a waiver of such individual’s rights to any Waived Section 280G Payments, in form and substance reasonably satisfactory to Parent, and has submitted to its stockholders for approval, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder, the Waived Section 280G Payments;
(xvii)    evidence reasonably satisfactory to Parent that all Insider Receivables and Insider Payables, if any, have been repaid in full;
(xviii)    dated as of the Closing Date, a statement conforming to the requirements of United States Treasury Regulations Sections 1.897-2(h)(1)(i) and 1.1445-2(c)(3), certifying that the Company is not, and has not at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code (the “FIRPTA Statement”) and the notification required under United States Treasury Regulations Section 1.897-2(h)(2) (the “FIRPTA Notification”), in each case in form and substance reasonably satisfactory to Parent and duly executed by the Company and signed by a responsible corporate officer of the Company;
(xix)    Holdback Agreements, in the form attached hereto as Exhibit D, duly executed by each Significant Employee Stockholder, each of which shall be in full force and effect;
(xx)    evidence reasonably satisfactory to Parent that all security interests and other Encumbrances in any assets of any Acquired Entity have been released prior to or shall be released simultaneously with the Closing;
(xxi)    Accredited Investor Questionnaires completed by (i) each of the Persons set forth on Schedule 1.3(b)(xxi), none of which have been disclaimed or otherwise revoked, and (ii) each additional Person identified as an Accredited Investor in the Merger Consideration Certificate;
(xxii)    evidence reasonably satisfactory to Parent as to the adoption by the board of directors of the Company of resolutions to terminate: (A) any Acquired Entity Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code effective no later than the date immediately preceding the Closing Date; and (B) any other Acquired Entity Employee Plan that is required to be terminated pursuant to Section 4.5, as soon as reasonably practicable following the satisfaction of any notice requirements;

(xxiii)    Employment Agreements, in form and substance satisfactory to Parent, duly executed by at least [***]% of the Continuing Service Providers, each of which shall be in full force and effect;
(xxiv)    evidence reasonably satisfactory to Parent that each Significant Employee Stockholder and each Key Employee remains employed with the Company, accompanied by a written statement executed by an officer of the Company certifying that no Significant Employee Stockholder or Key Employee has expressed a written intent to terminate his or her employment with the Company;
(xxv)    evidence reasonably satisfactory to Parent as to the termination of all Non-Continuing Employees and the payment of all Non-Continuing Employee Compensation;
(xxvi)    evidence reasonably satisfactory to Parent that the Company has paid all (a) accrued wages, bonuses, earned commissions, and other employment-related benefits accrued prior to the First Effective Time and (b) amounts set forth on Schedule 1.3(b)(xxvi);
(xxvii)    selling securityholder questionnaires in form and substance reasonably acceptable to Parent, completed by each holder of Company Common Stock that is identified as an Accredited Investor in the Merger Consideration Certificate; and
(xxviii)    the Registration Rights Agreement, duly executed by each holder of Company Capital Stock that wishes to receive registration rights with respect to such holder’s Parent Stock Consideration.
(c)    At the Closing, Parent shall deliver to the Securityholders’ Agent:
(i)    the Escrow Agreement, duly executed by Parent;
(ii)    the Registration Rights Agreement, duly executed by Parent; and
(iii)    Holdback Agreements, duly executed by Parent.
1.4    Charter Documents; Directors, Managers and Officers.
(a)    First-Step Surviving Corporation Certificate of Incorporation and Bylaws. Unless otherwise determined by Parent prior to the First Effective Time, the certificate of incorporation of the First-Step Surviving Corporation shall be amended and restated as of the First Effective Time to conform to the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time. Unless otherwise determined by Parent prior to the First Effective Time, the bylaws of the First-Step Surviving Corporation shall be amended and restated as of the First Effective Time to conform to the bylaws of Merger Sub I as in effect immediately prior to the First Effective Time.
(b)    Surviving Company Certificate of Formation and Operating Agreement. Unless otherwise determined by Parent prior to the Second Effective Time, the certificate of formation of the Surviving Company shall be amended and restated as of the Second Effective Time to conform to the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time, except that the name of the Surviving Company shall be SignalFx LLC. Unless otherwise determined by Parent prior to the Second Effective Time, the operating agreement of the Surviving Company shall be amended and restated as of the Second Effective Time to conform to the operating agreement of Merger Sub II as in effect immediately prior to the Second Effective Time, except that the name of the Surviving Company shall be SignalFx LLC.
(c)    Directors, Managers and Officers.
(i)    First-Step Surviving Corporation Directors. Unless otherwise determined by Parent prior to the First Effective Time, the directors of Merger Sub I immediately prior to the First Effective Time shall be the directors of the First-Step Surviving Corporation immediately after the First Effective Time, each to hold the office of a director of the First-Step Surviving Corporation in accordance with the applicable provisions of the DGCL and the certificate of incorporation and bylaws of the First-Step Surviving Corporation until his or her successor is duly elected and qualified.
(ii)    First-Step Surviving Corporation Officers. Unless otherwise determined by Parent prior to the First Effective Time, the officers of Merger Sub I immediately prior to the First Effective Time shall be the officers of the First-Step Surviving Corporation immediately after the First Effective Time, each to hold office in accordance with the provisions of the bylaws of the First-Step Surviving Corporation.
(iii)    Surviving Company Managers. Unless otherwise determined by Parent prior to the Second Effective Time, the managers of Merger Sub II immediately prior to the Second Effective Time shall be the managers of the Surviving Company immediately after the Second Effective Time, each to hold the office of a manager of the Surviving Company in accordance with the applicable provisions of the DGCL and the certificate of formation and operating agreement of the Surviving Company until his or her successor is duly elected and qualified.
(iv)    Surviving Company Officers. Unless otherwise determined by Parent prior to the Second Effective Time, the officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the operating agreement of the Surviving Company.
1.5    Conversion of Shares.
(a)    Conversion at First Effective Time. Subject to Sections 1.5(e), 1.8 and 1.9, at the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, the Merger Subs, the Company, any stockholder of the Company or any other Person:
(i)    each share of Company Capital Stock held in the Company’s treasury or owned by Parent, the Merger Subs, the Company or any direct or indirect wholly owned Subsidiary of Parent, the Merger Subs or the Company immediately prior to the First Effective Time (“Disregarded Shares”), if any, shall be extinguished and cancelled without payment of any consideration in respect thereof;
(ii)    all of the shares of Company Common Stock (other than Company Restricted Shares) issued and outstanding immediately prior to the First Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Common Stock in accordance with Section 1.9):

(A)    an amount in cash equal to: (1) the product of (a) 60% of the Per Share Amount multiplied by (b) the total number of shares of Company Common Stock held by such Non-Dissenting Stockholder; minus (2) 60% of the Escrow Contribution Amount for such Non-Dissenting Stockholder; minus (3) the Expense Fund Contribution Amount for such Non-Dissenting Stockholder;
(B)    such number of shares of Parent Common Stock equal to the quotient of (1) (a) the product of (i) 40% of the Per Share Amount multiplied by (ii) the total number of shares of Company Common Stock held by such Non-Dissenting Stockholder; minus (b) 40% of the Escrow Contribution Amount for such Non-Dissenting Stockholder divided by (2) the Parent Common Stock Price;
(C)    any disbursements of cash required to be made from the Expense Fund with respect to such shares to the former holder thereof, if, as and when such disbursements are required to be made; and
(D)    any disbursements of cash or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such shares to the former holder thereof in accordance with the terms of the Escrow Agreement, if, as and when such disbursements are required to be made;
provided, however, that notwithstanding the foregoing, in respect of shares of Company Common Stock held by each Significant Employee Stockholder, the number of shares of Parent Common Stock issuable to such Significant Employee Stockholder pursuant to Section 1.5(a)(ii)(B) equal to [***]% of the aggregate amount payable or issuable to such Significant Employee Stockholder pursuant to Sections 1.5(a)(ii)(A), 1.5(a)(ii)(B), 1.6(b)(i) and 1.6(b)(ii) (valuing shares of Parent Common Stock at the Parent Common Stock Price and assuming solely for this purpose that no amounts would be withheld therefrom to be contributed to the Escrow Fund or Expense Fund) shall be unvested as of the Closing and shall vest subject to the terms and conditions of such Significant Employee Stockholder’s Holdback Agreement (“Holdback Shares”). For the avoidance of doubt, any shares of Parent Common Stock issuable to a Significant Employee Stockholder pursuant to Section 1.5(a)(ii)(B) that are not Holdback Shares shall be fully vested as of the Closing.
(iii)    all of the shares of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time held by each Non-Dissenting Stockholder (other than Disregarded Shares) shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Preferred Stock in accordance with Section 1.9):
(A)    an amount in cash equal to: (1) the product of (a) 60% of the Per Share Amount multiplied by (b) the total number of shares of Company Preferred Stock (on an as-converted to Company Common Stock basis in accordance with the Company’s Charter Documents) held by such Non-Dissenting Stockholder; minus (2) 60% of the Escrow Contribution Amount for such Non-Dissenting Stockholder; minus (3) the Expense Fund Contribution Amount for such Non-Dissenting Stockholder;
(B)    such number of shares of Parent Common Stock equal to the quotient of (1) (a) the product of (i) 40% of the Per Share Amount multiplied by (ii) the total number of shares of Company Preferred Stock (on an as-converted to Company Common Stock basis in accordance with the Company’s Charter Documents) held by such Non-

Dissenting Stockholder; minus (b) 40% of the Escrow Contribution Amount for such Non-Dissenting Stockholder divided by (2) the Parent Common Stock Price;
(C)    any disbursements of cash required to be made from the Expense Fund with respect to such shares to the former holder thereof, if as and when such disbursements are required to be made; and
(D)    any disbursements of cash or shares of Parent Common Stock required to be made from the Escrow Fund with respect to such shares to the former holder thereof in accordance with the terms of the Escrow Agreement, if, as and when such disbursements are required to be made;
(iv)    each share of the common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted automatically into one share of common stock of the First-Step Surviving Corporation (and the shares of common stock of the First-Step Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the First-Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the First Effective Time). From and after the First Effective Time, all certificates representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of common stock of the First-Step Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(v)    each Effective Time Holder that receives Parent Common Stock and/or Holdback Shares pursuant to this Agreement will be permitted, by written notice to the Company delivered at least five Business Days prior to the Closing Date, to designate which of such Effective Time Holder’s shares shall be deemed to receive cash consideration and which shall be deemed to receive Parent Common Stock and/or Holdback Shares, as applicable, in the First Merger, all in accordance with Treasury Regulation Section 1.356-1(b). As part of the Merger Consideration Certificate to be delivered to Parent pursuant to Section 1.3(b)(x), the Company shall deliver to Parent a schedule setting forth the full list of designations received from such Effective Time Holder prior to such date.
The amount of cash, if any, that each holder is entitled to receive at any particular time for the shares of Outstanding Capital Stock held by such holder or the shares of Company Capital Stock subject to Outstanding In-the-Money Vested Options (as defined in Section 1.6(a)) or Outstanding Warrants (as defined in Section 1.6(e)) held by such holder (as the case may be) shall be rounded down to the nearest cent and computed after aggregating the cash amounts payable at such time for all shares of each class and series of Outstanding Capital Stock, all Outstanding In-the-Money Vested Options and all Outstanding Warrants held by such holder. Notwithstanding anything to the contrary herein, no fractional shares of Parent Common Stock shall be issued and if, after aggregating all shares of Parent Common Stock (including fractional shares) that would be issued hereunder to an Effective Time Holder, such aggregate number of shares of Parent Common Stock includes a fraction of a share of Parent Common Stock, such Effective Time Holder shall instead receive, with respect to its Outstanding Capital Stock: (A) the number of full shares of Parent Common Stock determined by rounding down to the nearest whole number of shares of Parent of Common Stock and (B) a cash payment equal to the product of (1) such fraction of a share of Parent Common Stock and (2) the Parent Common Stock Price.
(b)    First-Step Surviving Corporation Capital Stock. At the Second Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, the Merger Subs,

the Company, any stockholder of the Company or any other Person, each share of capital stock of the First-Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered therefor.
(c)    Definitions. For purposes of this Agreement:
(i)    The “Aggregate Exercise Price” shall be the aggregate dollar amount payable to the Company as purchase price for the exercise of all (1) Outstanding In-the-Money Vested Options, (2) Outstanding In-the-Money Unvested Options that are assumed or replaced pursuant to Section 1.6(c)(i), and (3) vested Outstanding Warrants.
(ii)    The “Closing Indebtedness Amount” means the aggregate amount of outstanding indebtedness for borrowed money of the Company, including indebtedness evidenced by bonds, debentures, notes or other instruments or securities (whether or not convertible into any other security), in each case as of the First Effective Time.
(iii)    The “Escrow Amount” means $[***].
(iv)    The “Escrow Contribution Amount” for each Effective Time Holder equals the product of (A) the Escrow Amount; multiplied by (B) such Effective Time Holder’s Pro Rata Share.
(v)    The “Exchange Ratio” means the fraction (rounded to the nearest 1/10,000) having a numerator equal to the Per Share Amount, and having a denominator equal to the Parent Common Stock Price.
(vi)    The “Expense Fund Contribution Amount” for each Effective Time Holder equals the product of (A) the Expense Fund Amount; multiplied by (B) such Effective Time Holder’s Pro Rata Share.
(vii)    The “Parent Common Stock Price” means $126.73, which represents the average of the daily volume weighted average prices of one share of Parent Common Stock for the ten consecutive trading days ending on the date that is one trading day immediately preceding the Agreement Date, as agreed by the parties hereto.
(viii)    The “Per Share Amount” shall be determined by dividing: (A) the sum of the Purchase Price plus the Aggregate Exercise Price, by (B) the sum of (without duplication): (1) the aggregate number of shares of Company Common Stock outstanding immediately prior to the First Effective Time (including: (x) any such shares subject to issuance pursuant to Company Options and Company Warrants exercised or deemed exercised prior to the First Effective Time; (y) any such shares subject to issuance pursuant to any Company Preferred Stock and (z) any such shares of Company Common Stock that are Company Restricted Shares); plus (2) the aggregate number of shares of Company Common Stock that are issuable upon the conversion in full of all shares of Company Preferred Stock outstanding immediately prior to the First Effective Time; plus (3) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Outstanding In-the-Money Vested Options and Outstanding In-the-Money Unvested Options outstanding immediately prior to the First Effective Time; plus (4) the aggregate number of shares of Company Common Stock vested as of immediately prior to the First Effective Time under Outstanding Warrants; plus (5) the aggregate number of shares of Company Common Stuck subject to Company RSU Awards as of immediately prior to the First Effective Time.

(ix)    The “Pro Rata Share” for each Effective Time Holder shall be determined by dividing: (A) the total Merger Consideration payable or issuable to such Effective Time Holder pursuant to Sections 1.5(a)(ii)(A)-(B), 1.5(a)(iii)(A)-(B) and 1.6(e), as the case may be (without regard to whether such Merger Consideration is contributed by such Effective Time Holder to the Escrow Fund or Expense Fund Amount) (it being understood that Parent Common Stock shall be valued at the Parent Common Stock Price for such purposes); by (B) the total Merger Consideration payable or issuable to all Effective Time Holders pursuant to Sections 1.5(a)(ii)(A)-(B), 1.5(a)(iii)(A)-(B) and 1.6(e), as the case may be (without regard to whether such Merger Consideration is contributed by the Effective Time Holders to the Escrow Fund or Expense Fund) (it being understood that Parent Common Stock shall be valued at the Parent Common Stock Price for such purposes).
(x)    The “Purchase Price” shall be: (A) $1,050,000,000; minus (B) the Closing Indebtedness Amount; minus (C) the aggregate amount of all Company Transaction Expenses unpaid as of the First Effective Time; plus (D) the Unrestricted Cash Amount (it being understood that all amounts used in calculating the Purchase Price shall be based on the corresponding amounts set forth in the Merger Consideration Certificate, as finally determined in accordance with Section 1.7).
(d)    Escrow Contribution. Notwithstanding anything to the contrary contained in this Agreement, at the Closing, Parent shall withhold from the Purchase Price payable or issuable pursuant hereto and deposit into an escrow account with U.S. Bank National Association (the “Escrow Agent”), to secure the indemnification obligations of the Effective Time Holders under Sections 6 and 10 of this Agreement, an amount equal to the Escrow Amount, which amount shall be comprised of cash and shares of Parent Common Stock, with the shares of Parent Common Stock valued at the Parent Common Stock Price (the “Escrow Fund”). Notwithstanding anything to the contrary in this Agreement, the shares of Parent Common Stock withheld and deposited into the Escrow Fund with respect to the shares of Company Common Stock held by the Significant Employee Stockholders shall be withheld from shares of Parent Common Stock that are vested as of the Closing and not from the Holdback Shares; provided that to the extent such shares of Parent Common Stock are less than the amount required to be contributed to the Escrow Fund with respect to a Significant Employee Stockholder’s Merger Consideration, the shortfall shall be withheld from the cash Merger Consideration payable to such Significant Employee Stockholder and deposited into the Escrow Fund. The Escrow Fund shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the provisions of the escrow agreement to be entered into among Parent, the Securityholders’ Agent and the Escrow Agent on the Closing Date, substantially in the form attached hereto as Exhibit F to this Agreement (the “Escrow Agreement”). The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Mergers, and the approval and adoption of this Agreement and approval of the Mergers by the Effective Time Holders pursuant to written consents evidencing the Required Merger Stockholder Votes and Releases, the Warrant Surrender Agreements and the Letters of Transmittal shall constitute approval by such Effective Time Holders, as specific terms of the Mergers, and the irrevocable agreement of such Effective Time Holders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including the deposit of the Escrow Amount into escrow and the indemnification obligations set forth in Sections 6 and 10 hereof.
(e)    Adjustments. In calculating the consideration payable or issuable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in Section 2.3, the Company Closing Certificate and the Merger Consideration Certificate. In the event that the Company or Parent, at any time or from time to time between the Agreement Date and the First Effective Time, declares or pays any dividend on Company Capital Stock or Parent Common Stock, respectively, payable in Company Capital Stock Parent Common Stock, respectively, or in any right to acquire Company Capital Stock or Parent Common Stock, or effects a subdivision of the outstanding shares of Company Capital Stock or Parent Common Stock into a greater number of shares of Company Capital Stock or Parent Common Stock, or in the event the outstanding shares of Company Capital Stock or Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock or Parent Common Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable or issuable in respect of shares of Outstanding Capital Stock pursuant to this Section 1.5 and the amounts payable or issuable in respect of shares of Company Capital Stock subject to Outstanding In-the-Money Vested Options and Outstanding Warrants pursuant to Section 1.6 shall be appropriately adjusted.
(f)    Unaccredited Investors. Any Effective Time Holder that is not listed on Schedule 1.3(b)(xxi) may deliver to Parent an Accredited Investor Questionnaire no later than ten days prior to the Closing Date. Notwithstanding anything to the contrary in this Section 1.5 or otherwise in this Agreement, in no event shall Parent be required to issue any shares of Parent Common Stock to any Person (other than a Significant Employee Stockholder) (i) that does not timely provide a duly completed and executed Accredited Investor Questionnaire or (ii) that Parent has determined prior to the Closing, in its sole and reasonable discretion, is an Unaccredited Investor. For the avoidance of doubt, Parent may determine, based on applicable Legal Requirements, that a Person is an Unaccredited Investor regardless of whether such Person has timely completed an Accredited Investor Questionnaire. To the extent such Accredited Investor Questionnaire is not provided or Parent has made such determination regarding Unaccredited Investor status, Parent shall, as promptly as reasonably practicable, inform the Company of such determination prior to the Closing and the Company shall indicate in the Merger Consideration Certificate that such Person is an Unaccredited Investor. To the extent any such Person would otherwise have been entitled to be issued shares of Parent Common Stock as consideration or otherwise under this Agreement or otherwise in connection with the Mergers, including without limitation any shares of Parent Common Stock issuable pursuant to Sections 1.5(a)(ii) or 1.5(a)(iii), Parent shall be entitled, in its sole and reasonable discretion, to pay such amounts in cash (including by depositing cash in the Escrow Fund and Expense Fund with respect to such Person’s Pro Rata Share of the Escrow Amount and Expense Fund Amount, respectively), rather than issuing shares of Parent Common Stock, with the amount of cash payable equal to the value of the shares of Parent Common Stock (having a value per share equal to the Parent Common Stock Price) that would have otherwise been issuable had such Person provided an Accredited Investor Questionnaire or not have been determined to be an Unaccredited Investor. To the extent any shares of Parent Common Stock otherwise issuable but for the provisions of this Section 1.5(f) would, when issued, have been subject to any vesting terms, acceleration terms, repurchase option or obligation, risk of forfeiture or other similar conditions, then any cash payable under this Section 1.5(f) in respect thereof shall have, and be subject to, such same terms and conditions as would have applied to such shares of Parent Common Stock had they been so issued; provided that Parent shall withhold the underlying cash amount at the Closing and, upon the satisfaction of any such vesting term, or the expiration of any such repurchase option or obligation, risk of forfeiture or similar condition, pay to the applicable recipient the amount of cash that corresponds to the satisfaction of such vesting term, or the expiration of such repurchase option or obligation, risk of forfeiture or similar condition, as applicable.
1.6    Treatment of Company Options, Company Restricted Shares and Company Warrants.
(a)    Vested Options. Subject to Sections 1.5(e) and 1.9(h), at the First Effective Time, each Company Option that is vested, outstanding and unexercised immediately prior to the First

Effective Time (after giving effect to any vesting that is contingent upon the completion of the Mergers) (each, a “Vested Option”) shall be cancelled and the holder thereof shall be entitled to receive pursuant to this Section 1.6(a), for such Vested Options, an amount in cash equal to: (A) the Per Share Amount multiplied by the total number of shares of Company Common Stock subject to such Vested Option held by such holder; minus (B) the aggregate purchase price for the exercise of the Vested Option with respect to all shares of Company Common Stock subject to such Vested Option (it being understood that if the exercise price payable in respect of a share of Company Common Stock subject to such Vested Option equals or exceeds the Per Share Amount (an “Underwater Vested Option”), then the amount payable hereunder with respect to such Vested Option shall be zero). Each Vested Option, other than any Underwater Vested Option, is referred to in this Agreement as an “Outstanding In-the-Money Vested Option”. Prior to the First Effective Time, the Company shall take all action that may be necessary (under the Company Stock Plan or otherwise) to effectuate the provisions of this Section 1.6(a) and to ensure that, from and after the First Effective Time, each holder of a Vested Option cancelled as provided in this Section 1.6(a) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.6(a), if any, without interest.
(b)    Significant Employee Stockholders. Notwithstanding Section 1.6(a), Outstanding In-the-Money Vested Options held by a Significant Employee Stockholder immediately prior to the First Effective Time shall be converted automatically into the right to receive:
(i)    an amount in cash equal to 60% of the product of (1) the amount by which the Per Share Amount exceeds the exercise price per share with respect to such Outstanding In-the-Money Vested Option multiplied by (2) the total number of shares of Company Common Stock subject to such Outstanding In-the-Money Vested Option; and
(ii)    such number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to the quotient of (1) 40% of the product of (a) the amount by which the Per Share Amount exceeds the exercise price per share with respect to such Outstanding In-the-Money Vested Option multiplied by (b) the total number of shares of Company Common Stock subject to such Outstanding In-the-Money Vested Option; divided by (2) the Parent Common Stock Price.
(c)    Unvested Options.
(i)    At the First Effective Time, each Company Option held by a Significant Employee Stockholder, Key Employee or Continuing Service Provider (x) that is unvested, outstanding and unexercised immediately prior to the First Effective Time (after giving effect to any vesting that is contingent upon the completion of the Mergers) (each, an “Unvested Option”) and (y) that has an exercise price per share of Company Common Stock subject to such Company Option that is less than the Per Share Amount (an “Outstanding In-the-Money Unvested Option”) shall be converted into and become an option to purchase Parent Common Stock, and Parent shall either assume such Company Option or replace such Company Option by causing Parent to issue a replacement stock option to purchase Parent Common Stock in substitution therefor with substantially the same terms as such Company Option, subject to the remainder of this Section 1.6(c) (all Outstanding In-the-Money Unvested Options that are assumed or replaced pursuant to this Section 1.6(c) are hereafter referred to as “Substitute Options”). All rights to purchase shares of Company Common Stock under Substitute Options shall thereupon be converted into rights to purchase Parent Common Stock. Accordingly, from and after the First Effective Time: (A) each Substitute Option may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Substitute Option shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Substitute Option immediately prior to the First Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for a share of Parent Common Stock issuable upon exercise of each Substitute Option shall be determined by dividing the per share exercise price of a share of Company Common Stock subject to such Substitute Option, as in effect immediately prior to the First Effective Time, by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on the exercise of any Substitute Option shall continue in full force and effect and, subject to Section 4.6, the term, status as an incentive stock option under Code Section 422 or a nonstatutory stock option and vesting schedule of such Substitute Option shall otherwise remain unchanged as a result of the assumption or replacement of such Substitute Option; provided that (1) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Substitute Options; (2) the Substitute Option shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan; (3) the Substitute Option will not be subject to a post-termination exercise period that is longer than the periods set forth in Sections 4.6.1, 4.6.2 and 4.6.3 of the Company Stock Plan, notwithstanding any Contract to the contrary; and (4) the Substitute Options will not be exercisable prior to the date on which they become vested. Each Unvested Option that is not a Substitute Option shall be cancelled for no consideration as of the First Effective Time.
(ii)    At the First Effective Time, each Outstanding In-the-Money Unvested Option held by any Person other than a Significant Employee Stockholder, Key Employee or Continuing Service Provider shall be cancelled, terminated and extinguished by the Company and the holder of each such Outstanding In-the-Money Unvested Option shall receive no consideration thereof.
(iii)    Prior to the First Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Plan and otherwise) to (I) effectuate the provisions of this Section 1.6(c) and (II) to ensure that, from and after the First Effective Time, holders of Unvested Options have no rights with respect thereto other than those specifically provided in this Section 1.6(c), if any.
(d)    Company Restricted Shares.
(i)    At the First Effective Time, each Company Restricted Share held by a Significant Employee Stockholder, Key Employee or Continuing Service Provider that is unvested and outstanding immediately prior to the First Effective Time (after giving effect to any vesting that is contingent upon the completion of the Mergers) shall be cancelled, terminated and extinguished by the Company, and Parent shall replace each cancelled Restricted Share Award by issuing a replacement restricted share of Parent Common Stock (“Parent Stock Award”), subject to the remainder of this Section 1.6(c) (each Restricted Share Award that is replaced pursuant to this Section 1.6(c) is hereafter referred to as a “Replaced Restricted Share Award”). The number of shares of Parent Common Stock subject to each Parent Stock Award shall be determined by multiplying the number of shares of Company Common Stock that were subject to the corresponding Replaced Restricted Share Award immediately prior to the First Effective Time by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. Subject to Section 4.6, any vesting conditions that apply to any such Replaced

Restricted Share Award shall apply to the corresponding Parent Stock Award, subject to the terms of the agreement evidencing the Parent Stock Award and the equity incentive plan under which such Parent Stock Award is granted; provided that (1) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Parent Stock Awards; and (2) the Parent Stock Awards shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan. Each Parent Stock Award shall be conditioned on the holder of such award (A) filing within 30 days after the First Effective Time a valid election under Section 83(b) of the Code with respect to such Parent Stock Award and delivering a copy of such valid Section 83(b) election, along with proof of certified mail receipt, to the Parent, and (B) having filed a valid election under Section 83(b) of the Code with respect to the corresponding Replaced Restricted Share Award, and such Parent Stock Award shall be forfeited if either such condition is not satisfied.
(ii)    At the First Effective Time, each Company Restricted Share that remains unvested or subject to repurchase by the Company at the First Effective Time and is held by any Person other than a Significant Employee Stockholder, Key Employee or Continuing Service Provider shall be cancelled, terminated and extinguished by the Company and the holder of each such Company Restricted Share shall receive no consideration thereof; provided that the Company shall pay to such holder the holder’s original purchase price or exercise price at the First Effective Time and, for the avoidance of doubt, each such payment of the holder’s original purchase price or exercise price shall constitute a Company Transaction Expense.
(iii)    Prior to the First Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Plan and otherwise) to (I) effectuate the provisions of this Section 1.6(c) and Section 1.5(a)(ii) and (II) to ensure that, from and after the First Effective Time, holders of Company Restricted Shares have no rights with respect thereto other than those specifically provided in this Section 1.6(c) and in Section 1.5(a)(ii).
(e)    Warrants. Prior to the Closing, the Company shall cause to be amended each agreement evidencing Company Warrants to purchase shares of Company Capital Stock (a “Company Warrant”) that is outstanding as of the Agreement Date (each such Company Warrant being referred to herein as an “Outstanding Warrant”; and each such amendment being referred to herein as a “Warrant Surrender Agreement”) to provide that each such Company Warrant shall be cancelled, terminated and extinguished as of the First Effective Time, and upon the cancellation thereof be converted into the right to receive, in respect of each share of Company Capital Stock then vested and subject to such Company Warrant immediately prior to such cancellation, termination and extinguishment, (A) an amount in cash equal to: (1) the Per Share Amount; minus (2) the Escrow Contribution Amount; minus (3) the Expense Fund Contribution Amount; minus (4) the exercise price per share of Company Capital Stock subject to such Company Warrant (it being understood that, if the exercise price payable in respect of such share of Company Capital Stock issuable under any Company Warrant equals or exceeds the Per Share Amount, the amount payable hereunder with respect to such Company Warrant shall be zero); plus (B) any cash disbursements required to be made from the Escrow Fund with respect to such share to the former holder of such Company Warrant in accordance with the terms of the Escrow Agreement, if, as and when such disbursements are required to be made; plus (C) any cash disbursements required to be made from the Expense Fund with respect to such share to the former holder of such Company Warrant in accordance with the terms of this Agreement, if, as and when such disbursements are required to be made. Each Warrant Surrender Agreement shall be in the form attached hereto as Exhibit G, and the Company shall provide Parent with a copy of each Warrant Surrender Agreement promptly following its execution and in any event, prior to the Closing. The

Company shall take all actions that may be necessary to ensure each holder of an Outstanding Warrant cancelled as provided in this Section 1.6(e) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in this Section 1.6(e), without interest.
(f)    Payment. Following the First Effective Time, Parent: (i) shall cause to be paid through the payroll services of the Company or Parent to each holder of an Outstanding In-the-Money Vested Option (other than Outstanding In-the-Money Vested Options with respect to which the Company has no Tax withholding obligations (“Non-Employee Options”)), following, in the case of each such holder of an Outstanding In-the-Money Vested Option, the delivery to the Surviving Company of a duly executed release in the form attached hereto as Exhibit L, the consideration specified in Section 1.6(a), without interest, less applicable withholding Taxes, in each case no later than the next administratively practicable payroll date following such delivery; and (ii) shall cause to be paid by the Payment Agent (as defined in Section 1.9(a)): (A) to each holder of a Non-Employee Option, following the delivery of a letter of transmittal substantially in the form attached hereto as Exhibit H-2, the consideration specified in Section 1.6(a), without interest and (B) to each holder of an Outstanding Warrant that delivers a duly executed Warrant Surrender Agreement to Parent, the consideration specified in Section 1.6(e), without interest.
(g)    Discretionary Assumption of Company Stock Option Plan. At the First Effective Time, Parent may (but shall not be obligated to) assume the Company Stock Plan or merge the Company Stock Plan into any equity compensation plan of Parent. If Parent elects to so assume or merge the Company Stock Plan, then, under the Company Stock Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements, using the share reserves of the Company Stock Plan as of the First Effective Time (including any shares subsequently returned to such share reserves as a result of the termination of Substitute Options), except that: (i) shares covered by such awards shall be shares of Parent Common Stock; (ii) all references in the Company Stock Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of the Company Stock Plan; and (iv) the Company Stock Plan shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.
(h)    Ungranted Awards. Prior to the First Effective Time, the Company shall grant to each Person who is actively employed by the Company and holds an Ungranted Award a Company restricted share unit award (each, a “Company RSU Award”) subject to a form of Company restricted share unit award agreement and for a number of shares of Company Common Stock reasonably acceptable to Parent. At the Closing Date, each such Company RSU Award and the agreement evidencing such Company RSU Award will be cancelled and substituted by Parent with a Parent restricted stock unit award to be settled in shares of Parent Common Stock, subject to the remainder of this Section 1.6(h) (a “Substitute RSU Award”). The number of shares of Parent Common Stock subject to each Substitute RSU Award shall be determined by multiplying the number of shares of Company Common Stock that were subject to the corresponding Company RSU Award immediately prior to the Closing Date by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock. To the extent a Company RSU Award otherwise would have vested on a particular date, the corresponding Substitute RSU Award shall vest on the Quarterly Vesting Date immediately following such vesting date. The compensation committee of Parent’s board of directors shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Substitute RSU Awards, and the Substitute RSU Award shall be subject to administrative procedures consistent with those in effect under Parent’s equity compensation plan.
1.7    Purchase Price Adjustment.
(a)    Not later than five Business Days prior to the Closing Date, the Company shall provide Parent with an estimated consolidated balance sheet of the Acquired Entities as of the open of business on the Closing Date, in form and substance reasonably satisfactory to Parent (the “Estimated Closing Balance Sheet”).
(b)    Within 60 days after the Closing Date, Parent shall prepare and deliver to Securityholders’ Agent a statement (the “Statement”) setting forth a consolidated balance sheet of the Acquired Entities as of the open of business on the Closing Date (the “Closing Balance Sheet”), its calculation of the Closing Indebtedness Amount, the Unrestricted Cash Amount, and its resulting calculation of the Estimated Purchase Price.
(c)    During the 20 Business Day-period following the Securityholders’ Agent’s receipt of the Statement, the Securityholders’ Agent and its accountants shall have reasonable access, during normal business hours, to the working papers of Parent relating to the Statement. The Statement shall become final and binding upon the parties on the 20th Business Day following delivery thereof, unless the Securityholders’ Agent gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Parent before such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on the Closing Indebtedness Amount, the Unrestricted Cash Amount, or the resulting calculation of the Purchase Price not being calculated in accordance with this Agreement. If a Notice of Disagreement is delivered by the Securityholders’ Agent in accordance with the requirements of this Section 1.7 and Section 11.5, then the Statement (as revised in accordance with this sentence) shall become final and binding upon the Effective Time Holders and Parent on the earlier of (A) the date the Securityholders’ Agent and Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 20 Business Day-period following the delivery of a Notice of Disagreement, the Securityholders’ Agent and Parent shall use commercially reasonable efforts in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Parent and its accountants shall have reasonable access, during normal business hours, to the working papers of the Securityholders’ Agent and the Securityholders’ Agent accountants prepared in connection with the Notice of Disagreement.
(d)    At the end of such 20 Business Day-period, the Securityholders’ Agent and Parent shall submit to the Accounting Firm (as defined below) for resolution any and all matters that remain in dispute and that were included in the Notice of Disagreement. No later than 20 Business Days after Parent’s receipt of the Notice of Disagreement, Parent may prepare and deliver to the Securityholders’ Agent a reply setting forth alternative positions with respect to the issues raised in the Statement or the Notice of Disagreement (the “Reply”). The Accounting Firm shall not consider any issues not raised in the Statement, the Notice of Disagreement or the Reply. The “Accounting Firm” shall be KPMG LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Securityholders’ Agent. The Securityholders’ Agent and Parent shall jointly request that the Accounting Firm render a decision resolving the matters submitted to the Accounting Firm within 20 Business Days after such submission. In making its determination, the Accounting Firm shall not assign any value to any item comprising the Closing Indebtedness Amount, the Unrestricted Cash Amount,

or the resulting calculation of the Purchase Price that is less than the lowest amount attributed to such item by Parent or the Securityholders’ Agent or greater than the highest amount attributed to such item by Parent or the Securityholders’ Agent nor may the Accounting Firm determine or question the parties’ determination of any matter not properly included in the Notice of Disagreement. The Accounting Firm shall have full authority to resolve all issues relating to the adjustment of the Purchase Price pursuant to this Section 1.7 (including procedural, legal, factual and accounting issues). The Accounting Firm shall set forth its determination of all such issues in a written opinion, which shall be final and binding on the parties.
(e)    The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.7 shall be borne by Parent and the Effective Time Holders in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time its determination is rendered on the merits of the matters submitted. All other fees and expenses incurred by Parent or the Effective Time Holders in connection with the preparation, review or certification of the Statement or the Notice of Disagreement shall be borne by the party incurring such fees and expenses.
(f)    Adjustment Payments.
(i)    If the Estimated Purchase Price exceeds the Purchase Price as determined in accordance with this Section 1.7, then, within five Business Days after the Statement becomes final and binding on the parties, Parent and the Securityholders’ Agent shall execute and deliver a notice in writing to the Escrow Agent directing the Escrow Agent to release the entire amount of such excess, to the extent available from the Escrow Fund to Parent.
(ii)    If the Estimated Purchase Price is less than the Purchase Price as determined in accordance with this Section 1.7, then, within five Business Days after the Statement becomes final and binding on the parties, Parent shall pay the amount of such difference pro rata (i) to the Payment Agent for further distribution to the Effective Time Holders and Outstanding In-the-Money Vested Options that are Non-Employee Options and (ii) through a Parent or Acquired Entity payroll account to the holders of Outstanding In-the-Money Vested Options (other than Non-Employee Options) as provided in Section 1.6(f).
(g)    Merger Consideration Certificate. No later than three Business Days after the Statement has become final and binding, the Securityholders’ Agent shall update the Merger Consideration Certificate to reflect any change to any amounts set forth therein that were based on estimates when such Merger Consideration Certificate was delivered at the Closing, which Merger Consideration Certificate, as so updated, shall thereafter be deemed to be the final Merger Consideration Certificate for all purposes of this Agreement.
1.8    Dissenting Shares.
(a)    Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has demanded and perfected a demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL or Chapter 13 of the CGCL (to the extent applicable) and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL, or the CGCL, as the case may be. Parent shall be entitled to retain any Merger

Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and no other Person shall be entitled to any portion of such retained Merger Consideration.
(b)    Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.8(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL or the CGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal under the DGCL or the CGCL, then as of the Closing or the occurrence of such event, whichever occurs later, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.
(c)    Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to the DGCL or the CGCL and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands for appraisal or other instruments or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands.
1.9    Exchange of Certificates and Payment.
(a)    Payment Agent. U.S. Bank National Association, or another nationally recognized bank or trust company selected by Parent shall act as payment agent in the Mergers (the “Payment Agent”). On or promptly after the First Effective Time, Parent shall deposit with the Payment Agent cash and shares of Parent Common Stock sufficient to pay the consideration payable or issuable pursuant to Sections 1.5(a)(ii), 1.5(a)(iii) and 1.6(a) (excluding the Escrow Amount which shall be deposited with the Escrow Agent and any amounts paid pursuant to the last sentence of this Section 1.9(a) and the Expense Fund Amount which shall be deposited with the Securityholders’ Agent ). The cash and shares of Parent Common Stock so deposited with the Payment Agent is referred to as the “Payment Fund.” The Payment Agent will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent; provided, that Parent shall bear the risk of loss associated with any such investments. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent. The Company shall deliver Form W-9s (or other applicable form) for all holders of Non-Employee Options to the Payment Agent. Notwithstanding the foregoing, with respect to any Effective Time Holder who, at least three Business Days prior to the Closing, has delivered to Parent a Company Stock Certificate (or an affidavit of lost stock certificate as described in Section 1.9(e)), together with a duly executed Letter of Transmittal and any additional documents reasonably requested by the Payment Agent, Parent shall ensure that the Payment Agent initiates a wire transfer within two Business Days of the Closing Date representing the cash amount that such Effective Time Holder has the right to receive pursuant to Section 1.5 and Section 1.6 in respect of such Company Stock Certificate, in each case less such Effective Time Holder’s Pro Rata Share of the Escrow Amount and Expense Fund Amount, and, with respect to the Significant Employee Stockholders, the amounts withheld by Parent pursuant to Section 1.6(b).
(b)    Letter of Transmittal. Promptly following the First Effective Time, Parent shall instruct the Payment Agent to mail to each Person who is a record holder of Outstanding Capital Stock immediately prior to the First Effective Time (other than any Effective Time Holders who have delivered an executed Letter of Transmittal to Parent prior to the Closing): (i) a letter of transmittal substantially in the form attached hereto as Exhibit H-1 (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable or issuable with respect to such shares of Company Capital Stock. Upon the surrender to the Payment Agent of a Company Stock Certificate (or an affidavit of lost stock certificate as described in Section 1.9(e)), together with a duly executed Letter of Transmittal and such other documents as Parent or the Payment Agent may reasonably request, the holder of such Company Stock Certificate shall, subject to Section 1.9(h), if applicable, be entitled to receive in exchange therefor an amount in cash and/or shares of Parent Common Stock, as applicable, equal to the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.5 at the time of such surrender, and the Company Stock Certificate so surrendered shall forthwith be cancelled. From and after the First Effective Time, each Company Stock Certificate which prior to the First Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable or issuable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby.
(c)    Payments to Others. If payment or issuance of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment or issuance that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid any transfer and other Taxes required by reason of such payment or issuance in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.
(d)    Stock Transfer Books. As of the First Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the First Effective Time, certificates for shares of Outstanding Capital Stock (“Company Stock Certificates”) are presented to the First-Step Surviving Corporation or the Surviving Company, as applicable, they shall be canceled and exchanged for the Merger Consideration, if any, payable or issuable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable or issuable upon the surrender of a Company Stock Certificate.
(e)    Lost Certificates. In the event any Company Stock Certificate representing shares of Outstanding Capital Stock shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment or issuance of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and indemnity (without the requirement of posting a bond) against any claim that may be made against the Payment Agent, Parent, the Surviving Company or any affiliated party with respect to such Company Stock Certificate.
(f)    Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed as of the date that is 180 days after the Agreement Date shall be delivered to Parent upon demand, and the Effective Time Holders who have not theretofore surrendered their Company Stock Certificates or Company Warrants in accordance with this Section 1.9 or Section 1.6(e), respectively, shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable or issuable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates or shares of Company Capital Stock subject to Outstanding Warrants, in each case without any interest thereon.

(g)    Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Effective Time Holder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed three years after the First Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.
(h)    Withholding. Each of the Payment Agent, Parent, the Company, the Merger Subs and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or issuable pursuant to this Agreement or any Warrant Surrender Agreement (including with respect to any amounts to be contributed to the Escrow Fund in accordance with Section 1.5(d)) such cash or shares as any such Person determines reasonably and in good faith are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Body, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
1.10    Parent Stock Target Shortfall.
(a)    Notwithstanding any other provision contained in this Agreement or anything else to the contrary, in the event that a Parent Stock Target Shortfall (as defined below) would otherwise exist, the amount of Parent Stock Consideration and Cash Consideration shall be adjusted (as described in Section 1.10(b)), such that the Aggregate Parent Stock Consideration shall equal (as nearly as practicable, but in any event no less than) 40% of the Aggregate Stockholders’ Consideration. Accordingly, the aggregate number of shares of Parent Common Stock (excluding any Holdback Shares and further excluding, for the avoidance of doubt, any Substitute Options, Parent Stock Awards and shares of Parent Common Stock issued in exchange for Outstanding In-the-Money Options) that shall be issued to the holders of Company Capital Stock in respect of their shares of Company Capital Stock (such number, the “Parent Stock Target”) shall equal no less than: (1) 40% of the Aggregate Stockholders’ Consideration; divided by (2) the Parent Common Stock Price, rounded up to the nearest whole share.
(b)    If the Parent Stock Target exceeds the Aggregate Parent Stock Consideration (such excess, the “Parent Stock Target Shortfall”), then: (1) the Parent Stock Consideration issuable to each holder of Company Capital Stock that is an Accredited Investor shall automatically (and without requiring any further action of the part of such holder) be increased by the Parent Stock Target Shortfall multiplied by a fraction, the numerator of which is Parent Stock Consideration issuable to such holder and the denominator of which is the sum of the Parent Stock Consideration issuable to all holders of Company Capital Stock that are Accredited Investors but are not Significant Employee Stockholders; and (2) the Cash Consideration of each holder of Company Capital Stock that is an Accredited Investor shall be correspondingly and automatically decreased.
1.11    Holdback Shares.
(a)    Each Significant Employee Stockholder’s Holdback Shares shall vest, in accordance with the applicable Holdback Agreement, as follows: (i) [***] of such Significant Employee Stockholder’s Holdback Shares shall vest on [***]; and (ii) [***] of the original amount of such Significant Employee Stockholder’s Holdback Shares shall vest on [***] until all of such Holdback Shares shall have vested.

(b)    Notwithstanding anything to the contrary in Section 1.11(a) and except in the case of a Qualifying Termination, which is subject to Section 1.11(c), a Significant Employee Stockholder’s Holdback Shares shall cease vesting and shall be forfeited without any consideration immediately upon such Significant Employee Stockholder ceasing to be an employee of Parent, an Affiliate of Parent, or an Entity to which Parent assigns or transfers such Significant Employee Stockholder’s employment (as applicable, a “Parent Employer”).
(c)    Notwithstanding anything to the contrary in Section 1.11(a) or 1.11(b), in the event of a Qualifying Termination, a Significant Employee Stockholder shall become 100% vested in all then unvested Holdback Shares upon and subject to such Significant Employee Stockholder signing, and letting become irrevocable, a Significant Employee Stockholder Release, on or before the forty-fifth (45th) day following such Qualifying Termination (or such earlier or later day required by Parent and in accordance with applicable law). For purposes of this Agreement:
(i)    “Cause” means (a) a Significant Employee Stockholder’s [***]; (b) the Significant Employee Stockholder’s failure to comply with his obligations under any agreement executed by him in connection with the transactions contemplated by this Agreement, including a Noncompetition and Nonsolicitation Agreement or any other employment-related agreement to which he is a party, [***]; (c) the Significant Employee Stockholder’s engaging in an act of [***]; (d) the Significant Employee Stockholder’s committing [***]; (e) the Significant Employee Stockholder’s engaging in any other [***]; (f) the Significant Employee Stockholder’s breach of the Employee Invention Assignment and Confidentiality Agreement executed by the Significant Employee Stockholder or other unauthorized misuse of Parent’s or a third party’s trade secrets or proprietary information, [***]; or (g) the Significant Employee Stockholder [***]. To claim a termination of the Significant Employee Stockholder for Cause, the Significant Employee Stockholder’s supervisor shall have delivered a written notice to such Significant Employee Stockholder of Parent’s belief that it has grounds to terminate the Significant Employee Stockholder for Cause, identifying in reasonable detail the acts or omissions constituting Cause and the provision of the Cause definition relied upon for the Cause termination.
(ii)    “[***]” has the meaning [***].
(iii)    “[***]” means [***].
(iv)    “Qualifying Termination” means [***].
1.12    Further Action. If, at any time after the First Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company or Parent with full right, title and possession of and to all rights and property of the Merger Subs and the Company, the officers and directors or managers, as applicable, of the Surviving Company and Parent shall be fully authorized (in the name of the Merger Subs, in the name of the Company and otherwise) to take such action.
1.13    Restrictive Legend. Each certificate representing the shares of Parent Common Stock to be issued for shares of Company Capital Stock pursuant to this Agreement shall bear the following or a similar legend:
“THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR

INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”

2.    REPRESENTATIONS AND WARRANTIES ABOUT THE ACQUIRED ENTITIES
Except as specifically set forth in the Disclosure Schedule prepared by the Company and delivered to Parent prior to the execution of this Agreement in accordance with Section 11.18, the Company represents and warrants to Parent and the Merger Subs, to and for the benefit of the Parent Indemnitees (with the understanding and acknowledgement that Parent and the Merger Subs would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that Parent and the Merger Subs are relying on these representations and warranties along with other information provided by the Acquired Entities and their Representatives, and that these representations and warranties constitute an essential and determining element of this Agreement), as follows:
2.1    Organizational Matters.
(a)    Organization. The Company has been duly organized, and is validly existing and in good standing (or its equivalent), under the laws of the State of Delaware, and each of the other Acquired Entities has been duly organized, and is validly existing and in good standing (or its equivalent) under the laws of its jurisdiction of formation, except where the failure of such other Acquired Entities to be so duly organized, validly existing or in good standing (or its equivalent) would not reasonably be expected to be material to the Acquired Entities, taken as a whole. Each Acquired Entity has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound, except, in the case of the Acquired Entities other than the Company, where the failure to have such power and authority would not reasonably be expected to be material to the Acquired Entities, taken as a whole.
(b)    Qualification. Each Acquired Entity is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (or its equivalent), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted would not be material to the Acquired Entities taken as a whole. Part 2.1(b) of the Disclosure Schedule accurately sets forth each jurisdiction where each Acquired Entity is qualified, licensed and admitted to do business.
(c)    Subsidiaries. Part 2.1(c) of the Disclosure Schedule accurately sets forth the name and jurisdiction of formation of each Subsidiary of the Company. The Company owns, of record and beneficially, 100% of the issued and outstanding membership interests of each of its Subsidiaries, and none of the Acquired Entities otherwise owns any share capital of, or any equity interest of any nature in, any Entity. None of the Acquired Entities has agreed or is obligated to make any future investment in or capital contribution to any Entity. None of the Acquired Entities has guaranteed or is responsible or liable for any obligation of any Entity.
(d)    Directors and Officers. Part 2.1(d) of the Disclosure Schedule accurately sets forth, as of the Agreement Date: (i) the names of the members of the board of directors or managers (or similar body) of each Acquired Entity; (ii) the names of the members of each committee of the board of directors (or similar body) of each Acquired Entity; and (iii) the names and titles of the officers of each Acquired Entity.
(e)    Predecessors. Except as set forth on Part 2.1(e) of the Disclosure Schedule, there are no Entities that have been merged into or that otherwise are predecessors to any of the Acquired Entities.
(f)    Powers of Attorney. There are no outstanding and currently effective powers of attorney executed by or on behalf of any of the Acquired Entities (except, in the case of a Subsidiary, in favor of the Company).
(g)    Dissolution. No Acquired Entity nor any of their stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of any Acquired Entity or the winding up or cessation of its business or affairs.
2.2    Charter Documents; Records. The Company has made available to Parent accurate and complete copies of: (a) the certificate of incorporation or certificate of formation, as applicable, and bylaws or operating agreement, as applicable, including all amendments thereto or equivalent governing documents of each Acquired Entity (collectively, the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders or members, the board of directors or managers (or other similar body) and all committees of the board of directors or managers (or other similar body), as applicable, of each Acquired Entity since incorporation or formation of such Acquired Entity to the Agreement Date, which minutes or other records contain a materially complete summary of all meetings of the board of directors or managers (or similar body), committees of the board of directors or managers (or similar body) and stockholders or members, as applicable, and all actions taken thereat or by written consent, since incorporation or formation of such Acquired Entity to the Agreement Date. All actions taken and all transactions entered into by each Acquired Entity have been duly approved by all necessary action of the board of directors or managers (or other similar body) and stockholders and members of each Acquired Entity. There has been no violation of any of the provisions of the Charter Documents of any Acquired Entity, and none of the Acquired Entities has taken any action that is inconsistent with any resolution adopted by such Acquired Entity’s stockholders or members, board of directors or managers (or other similar body) or any committee of the board of directors or managers (or other similar body), as applicable. The books of account, stock or membership interest records, minute books and other records of each Acquired Entity are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with ordinary business practices and all applicable Legal Requirements.
2.3    Capital Structure.
(a)    Capital Stock. The authorized capital stock of the Company consists of: (i) 88,780,000 shares of Company Common Stock, of which (A) 15,340,525 shares are issued and outstanding as of the Agreement Date and (B) 1,321,276 shares are Company Restricted Shares; and (ii) 51,406,134 shares of Company Preferred Stock, of which: (A) 5,714,284 shares are designated as Series A Preferred Stock (“Series A Preferred Stock”), and 5,714,284 of which are issued and outstanding as of the Agreement Date; (B) 4,407,906 shares are designated as Series B Preferred Stock (“Series B Preferred Stock”), and 4,407,906 of which are issued and outstanding as of the Agreement Date; (C) 7,529,055 shares are designated as Series B Prime Preferred Stock (“Series B Prime Preferred Stock”), and 7,529,055 of which are issued and outstanding as of the Agreement Date; (D) 7,716,470 shares are designated as Series C Preferred Stock

(“Series C Preferred Stock”), and 7,716,470 of which are issued and outstanding as of the Agreement Date; (E) 12,913,223 shares are designated as Series D Preferred Stock (“Series D Preferred Stock”), and 12,913,223 of which are issued and outstanding as of the Agreement Date; and (F) 13,125,196 shares are designated as Series E Preferred Stock (“Series E Preferred Stock”), and 13,125,196 of which are issued and outstanding as of the Agreement Date. There are no shares of capital stock held in the Company’s treasury. The Company has never declared or paid any dividends on any shares of Company Capital Stock. Part 2.3(a) of the Disclosure Schedule sets forth the names of the Company’s stockholders, the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the Agreement Date and whether such shares are Company Restricted Shares and, if so, the vesting schedule and the vesting commencement date of such Company Restricted Shares and whether the vesting of such Company Restricted Shares is subject to any acceleration in connection with the Mergers, any termination of employment or separation from service, or any of the other transactions contemplated by this Agreement. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws and restrictions pursuant to the terms of the Company Stock Plan). No shares of Company Capital Stock were acquired pursuant to an outstanding promissory note or other extension of credit. Each issued and outstanding share of Series B Preferred Stock is convertible into 1.2698851 shares of Company Common Stock, each issued and outstanding share of Series B Prime Preferred Stock is convertible into 1.00134649910233 shares of Company Common Stock, and each issued and outstanding share of Company Preferred Stock other than the Series B Preferred Stock and Series B Prime Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis.
(b)    Stock Options. The Company has reserved 22,577,434 shares of Company Common Stock for issuance under the Company Stock Plan of which options with respect to 11,214,767 shares of Company Common Stock are outstanding as of the Agreement Date, 3,665,393 of which are fully vested and exercisable. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Option that is outstanding as of the Agreement Date: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that are subject to such Company Option; (iii) the date on which such Company Option was granted and the term of such Company Option; (iv) the vesting schedule and the vesting commencement date of such Company Option (including the number of shares of Company Common Stock subject to such Company Option that are vested and unvested as of the Agreement Date) and whether the vesting of such Company Option is subject to any acceleration in connection with the Mergers, any termination of employment or separation from service, or any of the other transactions contemplated by this Agreement; (v) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vi) whether such Company Option is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code. No holder of a Company Option may exercise such Company Option pursuant to a promissory note or other extension of credit. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval, in each case, by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto and is in full force and effect, each such grant was made in accordance with the terms of the Company Stock Plan and all other applicable Legal Requirements, the per share exercise price of each Company Option was more than or equal to the fair market value of a share of Company Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. All options with respect to shares of Company Common Stock that were ever issued by the Company ceased to vest on the date on which the holder thereof ceased to be an employee, consultant or director of an Acquired Entity. The exercise of the Company Options and the payment of cash in respect thereof complied and will comply with the terms of the Company Stock Plan, all Contracts applicable to such Company Options and all Legal Requirements. As of the First Effective Time, no former holder of a Company Option will have any rights with respect to any Company Option other than the rights contemplated by Section 1.6. The Company has made available to Parent an accurate and complete copy of the Company Stock Plan, each form of agreement used thereunder and each Contract pursuant to which any Company Option is outstanding. The terms of the Company Stock Plan or the Contracts evidencing the Company Options authorize the treatment of the Company Options contemplated by Section 1.6 without any required consent or approval of the holders of such Company Options. There are no options to purchase shares of Company Common Stock that were not granted under the Company Stock Plan.
(c)    Warrants. Part 2.3(c) of the Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is outstanding as of the Agreement Date: (i) the name of the holder of such Company Warrant; (ii) the class, series and total number of shares of Company Capital Stock that are subject to such Company Warrant; (iii) the class, series and number of shares of Company Capital Stock with respect to which such Company Warrant is immediately exercisable and, as applicable, the number of shares of Company Common Stock into which such Company Warrant will ultimately convert; (iv) the date on which such Company Warrant was issued and the term of such Company Warrant; (v) the vesting schedule for such Company Warrant (including the number of shares of Company Capital Stock subject to such Company Warrant that are vested and unvested as of the Agreement Date) and whether the vesting of such Company Warrant shall be subject to any acceleration in connection with the Mergers or any of the other transactions contemplated by this Agreement; and (vi) the exercise price per share of Company Capital Stock purchasable under such Company Warrant. The Company has made available to Parent accurate and complete copies of each Contract pursuant to which any Company Warrant is outstanding. Each Company Warrant will have either been exercised by the holder thereof prior to the First Effective Time or the holder of such Company Warrant shall have agreed that such Company Warrant shall be terminated at the time of Closing in exchange for the cash payment contemplated by Section 1.6(e). As of the First Effective Time, no former holder of a Company Warrant will have any rights with respect to such Company Warrant, other than the right to receive cash in respect thereof (if any) as contemplated by Section 1.6(e).
(d)    No Other Securities. Except for the conversion privileges of the Company Preferred Stock and except as set forth in Part 2.3(a)-2.3(c) of the Disclosure Schedule, as of the Agreement Date, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of or interest in Company Capital Stock or other securities of the Company or any derivative of any of the foregoing; (ii) outstanding security, note, instrument or obligation (including any share or award of restricted stock, restricted stock unit, deferred stock or deferred stock unit or other equity or equity-based award) that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other securities of the Company or any derivative of any of the foregoing; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of or interests in Company Capital Stock or other securities, including any promise or commitment to grant Company Options or any other securities of the Company to an employee of or other service provider to any Acquired Entity; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of or interests in Company Capital Stock or any other securities of the Company.
(e)    Legal Issuance. All outstanding shares of Company Capital Stock, all outstanding Company Options, all Company Restricted Shares, all Company Warrants and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock was issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of any Acquired Entity. Part 2.3(e) of the Disclosure Schedule accurately identifies each Acquired Entity Contract relating to any securities of the Company that contains any information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.
(f)    Repurchased Shares. Part 2.3(f) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock ever repurchased or redeemed by the Company: (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company for such shares. All shares of capital stock of the Company ever repurchased, redeemed, converted or cancelled by the Company were repurchased, redeemed, converted or cancelled in compliance with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.
(g)    Subsidiary Interests. All of the equity interests of each of the Subsidiaries of the Company are owned by the Company free and clear of any Encumbrance. The outstanding equity interests of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any securities of the Subsidiaries of the Company and such Subsidiaries are not subject to any Contract or Order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any securities. There are no preemptive rights applicable to any equity interests of any of the Subsidiaries of the Company.
(h)    Ungranted Awards. Part 2.3(h) of the Disclosure Schedule identifies each Acquired Entity Service Provider or other Person with an offer letter, other employment Contract or other arrangement or Contract that contemplates a grant of options to purchase shares of Company Common Stock or other equity or equity-based awards with respect to Company Capital Stock, or who has otherwise been promised options to purchase shares of Company Common Stock or other securities of the Company or other equity or equity-based awards with respect to Company Capital Stock or other securities of the Company, which options or other awards have not been granted as of the Agreement Date, together with the number of such options or other awards and any promised terms thereof (each, an “Ungranted Award”).
(i)    Merger Consideration. No Person will be entitled to receive any payment or consideration as a result of the Mergers or the other transactions contemplated by this Agreement or any other agreement entered into in connection with this Agreement, other than the Persons and in the amounts shown in the Merger Consideration Certificate. The allocation of Merger Consideration among the holders of shares of Company Capital Stock outstanding immediately prior to the First Effective Time in the manner contemplated by Section 1.5 is in all respects consistent with, and determined in accordance with, the applicable provisions of the Charter Documents of the Company and any applicable Acquired Entity Contract.
(j)    Service Provider Indemnification. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement, contribution or the advancement of expenses by any Acquired Entity Service Provider (other than a claim for reimbursement by an Acquired Entity, in the ordinary course of business, of travel expenses or other out-of-pocket expenses of a routine nature incurred by such Acquired Entity Service Provider in the course of performing such Acquired Entity Service Provider’s duties for an Acquired Entity) pursuant to: (i) the terms of the Charter Documents of any Acquired Entity; (ii) any indemnification agreement or other Contract between any Acquired Entity and any such Acquired Entity Service Provider; or (iii) any applicable Legal Requirement.
(k)    Accredited Investors. Based on the Accredited Investor Questionnaires delivered on or prior to the Agreement Date, a sufficient number of shares of Company Capital Stock are held by Accredited Investors such that the Aggregate Parent Stock Consideration shall equal at least 40% of the Aggregate Stockholders’ Consideration (including by increasing the Parent Stock Consideration issuable to such Accredited Investors and reducing the Cash Consideration payable to such Accredited Investors pursuant to Section 1.10(b)) taking into account the payment of Merger Consideration to Unaccredited Investors on account of their shares of Company Capital Stock (other than Company Restricted Shares) solely in cash. .
2.4    Financial Statements and Related Information.
(a)    Delivery of Financial Statements. The Company has made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of January 31, 2019 and January 31, 2018, and the related audited consolidated statements of operations, audited consolidated statements of stockholders’ equity and audited consolidated statements of cash flows for the years ended January 31, 2019 and January 31, 2018, together with the notes thereto and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of July 31, 2019 (the “Unaudited Interim Balance Sheet”) and as of July 31, 2018, and the related unaudited consolidated income statement, unaudited consolidated statement of cash flows and unaudited consolidated statement of changes in stockholders’ equity for the six months ended July 31, 2019 and 2018, together with notes thereto.
(b)    Fair Presentation. The Company Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.
(c)    Internal Controls. The books, records and accounts of each Acquired Entity accurately and fairly reflect, in all material respects, the transactions in and dispositions of the assets of such Acquired Entity. The Company and the other Acquired Entities have in place systems and processes that are customary and adequate for a company at the same stage of development as the Company and are designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to the differences.
(d)    Accounts Receivable. Part 2.4(d) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Acquired Entities as of the Agreement Date. As of July 31, 2019, all existing accounts receivable of each Acquired Entity (including those accounts receivable reflected on the Company Financial Statements that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited

Interim Balance Sheet and have not yet been collected) represent valid obligations arising from bona fide transactions entered into in the ordinary course of business and not in violation of applicable Legal Requirements. There has been no request in writing or Contract providing for any deduction or discount with respect to any such accounts receivable, except as fully and adequately reflected in reserves for doubtful accounts set forth in the Company Financial Statements. As of the Agreement Date, there is no Encumbrance on any of such accounts receivable. Since the date of the Company Financial Statements to the Agreement Date, there have not been any write-offs as uncollectible of any accounts receivable of the Acquired Entities, except for write-offs in the ordinary course of business consistent with past practice.
(e)    Insider Receivables and Insider Payables. Part 2.4(e) of the Disclosure Schedule provides an accurate and complete breakdown of: (i) all amounts (including any Indebtedness) owed to any Acquired Entity by any stockholder, officer or member of the board of directors (or similar body) of any Acquired Entity (“Insider Receivables”) as of the Agreement Date; and (ii) all amounts owed by any Acquired Entity to any stockholder, officer or member of the board of directors (or similar body) of any Acquired Entity (“Insider Payables”). There will be no outstanding Insider Receivables or Insider Payables as of the First Effective Time.
(f)    Estimated Closing Balance Sheet. The Estimated Closing Balance Sheet shall be prepared by the Company and calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements and shall include general ledger account information.
2.5    No Liabilities; Indebtedness.
(a)    Absence of Liabilities. None of the Acquired Entities has any Liabilities of any nature, whether accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries and other employee compensation that have been incurred by each of the Acquired Entities since the date of the Unaudited Interim Balance Sheet in the ordinary course of business consistent with such Acquired Entity’s past practices; (iii) Liabilities under the Acquired Entity Contracts that are expressly set forth in and identifiable by reference to the text of such Acquired Entity Contracts; and (iv) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule.
(b)    Accounts Payable. Part 2.5(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts payable of each Acquired Entity as of the Agreement Date.
(c)    Indebtedness. Part 2.5(c) of the Disclosure Schedule sets forth a complete and correct list of each item of Indebtedness, as of the Agreement Date, identifying the creditor to which such Indebtedness is owed, the title of the instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the Agreement Date. Except as set forth on Part 2.5(c) of the Disclosure Schedule, no Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness by any Acquired Entity, or (iii) the ability of any Acquired Entity to grant any Encumbrance on any of its assets. With respect to each item of Indebtedness, none of the Acquired Entities is in default and no payments are past due. None of the Acquired Entities has received any written notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the Agreement Date) with respect to any item of Indebtedness. Except as set forth on Part 2.5(c) of the Disclosure Schedule, neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness. None of the Acquired Entities has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and none of the Acquired Entities has guaranteed any other obligation of any other Person.
(d)    No “Off Balance Sheet” Arrangements. None of the Acquired Entities has ever effected or otherwise been involved in any “off balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Exchange Act).
(e)    Claims by Securityholders. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any liability of any Acquired Entity to any current, former or alleged securityholder of such Acquired Entity in such Person’s capacity (or alleged capacity) as a securityholder of such Acquired Entity.
2.6    Absence of Changes. Since the date of the Unaudited Interim Balance Sheet to the Agreement Date:
(a)    there has not been any Material Adverse Effect;
(b)    there has not been any material loss, damage or destruction to, or any interruption in the use of, any of any Acquired Entity’s assets (whether or not covered by insurance); and
(c)    none of the Acquired Entities has taken any action that would have been prohibited or otherwise restricted under Section [***] hereof, had such action been taken during the Pre-Closing Period.
2.7    Title to Assets.
(a)    Good Title. Each Acquired Entity owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet (other than immaterial assets disposed of after the date thereof in the ordinary course of business consistent with past practices of the Acquired Entities); and (ii) all assets referred to in Part 2.10(b) and Part 2.10(c) of the Disclosure Schedule and all of the rights of the Acquired Entities under the applicable Acquired Entity Contracts. All of such assets are owned by the Acquired Entities free and clear of any Encumbrances, except for: (A) any lien for current Taxes not yet due and payable; (B) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Entities; and (C) non-exclusive licenses of Intellectual Property or Intellectual Property Rights granted by an Acquired Entity pursuant the Outbound Licenses.
(b)    Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies, as of the Agreement Date, all assets that are being leased to any Acquired Entity with an individual fair value in excess of $[***].
(c)    Sufficiency of Assets. The assets owned, leased or licensed by the Acquired Entities constitute all of the properties, rights, interests and other tangible and intangible assets used by each Acquired Entity to conduct its business in the manner in which such business is currently being conducted.

2.8    Bank Accounts. Part 2.8 of the Disclosure Schedule provides, as of the Agreement Date, the following information with respect to each account maintained by or for the benefit of any of the Acquired Entities at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account; (d) the names of all Persons who are authorized to: (i) sign checks or other documents with respect to such account; (ii) access such account; and (iii) input or release payments from such account; and (e) the approximate amount held in such account as of the Agreement Date. There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Acquired Entities.
2.9    Equipment; Real Property.
(a)    Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to any of the Acquired Entities are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of each of the Acquired Entities’ respective businesses in the manner in which such businesses are currently being conducted.
(b)    Real Property. None of the Acquired Entities has ever owned any real property or is obligated or bound by any options, obligations or rights of first refusal or contractual rights to sell, lease or acquire any real property. None of the Acquired Entities owns any interest in real property or other licensed space, except for the leaseholds or licenses created under the real property leases, subleases, licenses or other agreements for the use of space identified in Part 2.9(b) of the Disclosure Schedule (the “Properties”). None of the Acquired Entities has assigned, transferred or pledged any interest in any of the real property leases pertaining to the Properties. None of the Acquired Entities has received written notice that any of the Properties (or any part thereof or interest therein) is subject to any suit for condemnation or other taking by any public authority, and, to the Knowledge of the Company, no such condemnation or other taking is threatened or contemplated. There are no leases, subleases, licenses or other agreements to which any Acquired Entity is a party, or to the Knowledge of the Company, to which no Acquired Entity is a party, granting to any Person the right of use or occupancy of any portion of the Properties (except under the real property leases, subleases, licenses or other agreements for the use of space identified in Part 2.9(b) of the Disclosure Schedule).
2.10    Intellectual Property.
(a)    Products. Part 2.10(a) of the Disclosure Schedule accurately identifies, as of the Agreement Date, each Acquired Entity Product.
(b)    Registered IP. Part 2.10(b) of the Disclosure Schedule accurately identifies, as of the Agreement Date, each item of Registered IP in which any Acquired Entity has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) including:
(i)    all Patents owned or filed by, or on behalf of, any Acquired Entity, including the country of filing, owner, filing number, date of issue or filing, expiration date and title;
(ii)    all registered trademarks and applications for registration of trademarks owned or filed by, or on behalf of, each Acquired Entity, including country of filing, description of goods or services, registration or application number and date of issue;

(iii)    all registered copyrights and applications for registration of copyrights owned or filed by, or on behalf of, each Acquired Entity, including description of the work, country of filing, owner, filing number, date of issue and expiration date; and
(iv)    all Domain Names owned by each Acquired Entity.
The Acquired Entities exclusively own each item of Registered IP identified (or required to be identified) on Part 2.10(b) of the Disclosure Schedule (“Acquired Entity Registered IP”). The Company has made available to Parent complete and accurate copies of all applications related to each item of Acquired Entity Registered IP.
(c)    Unregistered IP.
(i)    Part 2.10(c) of the Disclosure Schedule accurately identifies, as of the Agreement Date: (i) each item of Acquired Entity IP that is not Registered IP and that is either a trademark or trade name material to the businesses of the Acquired Entities in the manner in which such businesses are currently being conducted as of the Agreement Date; and (ii) any other Person that has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) in such item of Acquired Entity IP and the nature of such ownership interest.
(ii)    Since the first release of any Acquired Entity Product by any Acquired Entity, the Company has diligently pursued Patent protection for any innovations embodied in that Acquired Entity Product and the valuable Intellectual Property embodied in that Acquired Entity Product has been protected as Registered IP through those Patent filings.
(iii)    From the period beginning [***] prior to the Closing Date and ending on the Closing Date, the Company has diligently pursued and will diligently pursue Patent protection for all innovations the rights to which are owned by any Acquired Entity and such Intellectual Property has been protected through Patent filings or will be protected through the filing of provisional Patent applications prior to Closing to protect such Intellectual Property as Registered IP.
(d)    Inbound Licenses. Part 2.10(d) of the Disclosure Schedule accurately identifies, as of the Agreement Date, each Contract (such Contracts, together with the Unscheduled Inbound Licenses, the “Inbound Licenses”) pursuant to which any Intellectual Property or Intellectual Property Right is licensed, granted, sold, assigned or otherwise conveyed or provided to any Acquired Entity (other than (i) Contracts between any Acquired Entity and any Acquired Entity Service Provider in the relevant Acquired Entity’s standard form that has been made available to Parent as required under Section 2.10(f) and that does not materially deviate from that standard form (and, for purposes hereof, any such Contract in which the Acquired Entity Service Provider reserved or retained any Intellectual Property or Intellectual Property Rights related to the Acquired Entities’ business, research or development shall be deemed to materially deviate); (ii) Contracts for Shrink-Wrap Code; (iii) non-disclosure agreements that contain an implied (but not express) license to any Intellectual Property or Intellectual Property Right; (iv) licenses for Open Source Code set forth in Part 2.10(p)(i)) of the Disclosure Schedule; and (v) Contracts between any Acquired Entity and its customer in the relevant Acquired Entity’s standard form that has been made available to Parent as required under Section 2.10(f) and that does not materially deviate from that standard form (the Contracts described in clauses (i) through (v), collectively, the “Unscheduled Inbound Licenses”). Except as set forth in Part 2.10(d) of the Disclosure Schedule, none of the licenses or rights granted to any Acquired Entity in any such Contract is exclusive. For purposes of this Agreement, a covenant or promise not to sue or not to assert claims regarding Intellectual Property Rights infringement or misappropriation or similar releases shall be deemed to be equivalent to a license.
(e)    Outbound Licenses. Part 2.10(e) of the Disclosure Schedule accurately identifies, as of the Agreement Date, each Contract other than: (i) Contracts between any Acquired Entity and its customer in the relevant Acquired Entity’s standard form that has been made available to Parent as required under Section 2.10(f) and that does not materially deviate from that standard form; (ii) non-disclosure agreements that contain an implied (but not express) license to any Acquired Entity IP; (iii) agreements between an Acquired Entity and any of its employees that contain an implied (but not express) license to any Acquired Entity IP; and (iv) Contracts for Shrink-Wrap Code (the Contracts described in clauses (i) through (iv), collectively, the “Unscheduled Outbound Licenses”) pursuant to which any Person has been granted any license under or any access to (as part of service bureau, time-sharing, application service or similar arrangement or otherwise), or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Acquired Entity IP or any Acquired Entity Product (such Contracts, together with the Unscheduled Outbound Licenses, the “Outbound Licenses”). The Acquired Entities have the exclusive right to bring Legal Proceedings with respect to any infringement, misappropriation or other violation of the Acquired Entity IP. None of the Acquired Entities is bound by, and no Acquired Entity IP or Acquired Entity Product is subject to, any Contract containing any covenant or other provision that in any way materially limits or restricts the ability of any Acquired Entity to use, exploit, make available, assert or enforce any Acquired Entity IP or any Acquired Entity Product anywhere in the world. No Acquired Entity IP Contract authorizes or permits any counterparty thereto to sub-license to any third party any Acquired Entity IP.
(f)    Royalty Obligations. Part 2.10(f) of the Disclosure Schedule contains a complete and accurate list of each Contract (other than Contracts for Shrink-Wrap Code) pursuant to which any Acquired Entity is obligated to pay any royalties, fees, commissions or other amounts to any other Person upon or for the use of any Intellectual Property, or Intellectual Property Right incorporated into any Acquired Entity Product.
(g)    Standard Form Acquired Entity IP Contracts. The Company has made available to Parent a complete and accurate copy of each standard form of Acquired Entity IP Contract and any standard form of Contract under which a third party acquires access to or a right to use any Acquired Entity Product, in each case used by any Acquired Entity at any time, including, if applicable, each standard form of: (i) end user license agreement, subscription agreement, or terms of use or service (each a “EULA”); (ii) software license, software-as-a-service (“SaaS”) or cloud-based services agreement; (iii) software development kit or application programming interface (“API”) license agreement; (iv) development or maintenance agreement; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vii) confidentiality or nondisclosure agreement; (viii) agreement to provide customer or maintenance; (ix) data license agreement; (x) agreement for providing technology licensing, distribution rights and/or managed services to customers; (xi) vendor agreement; (xii) credit agreement; (xiii) sales agreement; and (xiv) pre-production license and services customer agreement. No Acquired Entity Product has been distributed or made available (as part of service bureau, time-sharing, application service or similar arrangement or otherwise) by or on behalf of any Acquired Entity except pursuant to an Outbound License. Each Acquired Entity has posted to the applicable Acquired Entity Web Site the terms of use in the form made available to Parent pursuant to this Section 2.10(g).

(h)    Ownership. The Acquired Entities collectively are the sole and exclusive owner of all right, title and interest (including all claims for Damages by reason of past infringement, misappropriation or other violation of the Acquired Entity IP, with the right to sue for and collect the same) to and in the Acquired Entity IP (other than Intellectual Property Rights exclusively licensed to any of the Acquired Entities, as identified in Part 2.10(d) of the Disclosure Schedule), free and clear of any Encumbrances (other than grants of non-exclusive licenses of Acquired Entity IP granted by an Acquired Entity pursuant to the Outbound Licenses). Each Acquired Entity IP Contract (other than any Contract for Open Source Code pursuant to which, as a result of the use of any Open Source Code identified in Part 2.10(p)(i) of the Disclosure Schedule, any Acquired Entity is prohibited from imposing such ownership requirement) pursuant to which any counterparty is authorized or permitted to make any modifications or derivative works of any Acquired Entity IP provides that all such modifications and derivative works are exclusively owned by the Acquired Entities. Without limiting the generality of the foregoing:
(i)    all documents and instruments necessary to establish, perfect and maintain the rights of the Acquired Entities in the Acquired Entity Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.
(ii)    except as provided in Part 2.10(h)(ii) of the Disclosure Schedule, each Acquired Entity Service Provider who is or was involved in the creation or development of any Acquired Entity Product or any Intellectual Property or Intellectual Property Rights for or on behalf of any Acquired Entity has signed a written, valid and enforceable agreement containing (A) an irrevocable assignment to such Acquired Entity of all Intellectual Property and Intellectual Property Rights created or developed by such Acquired Entity Service Provider in the course of that Acquired Entity Service Provider’s work for the such Acquired Entity (collectively, “Developed IP”), without further payment being owed to any Acquired Entity Service Provider and without any restrictions or obligations on such Acquired Entity’s ownership and use of such Developed IP; (B) in any jurisdiction in which any Acquired Entity Service Provider may retain any Moral Rights in such Developed IP, waivers of Moral Rights with respect to such Developed IP; and (C) confidentiality provisions protecting such Developed IP, and no such Acquired Entity Service Provider has any obligation to any other Person with respect to such Developed IP;
(iii)    each Acquired Entity has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets and other proprietary or confidential information pertaining to such Acquired Entity, the Acquired Entity IP, the Acquired Entity Products, or the business of such Acquired Entity;
(iv)    no funding, facilities or personnel of any Governmental Body or any university or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Entity IP and no Governmental Body or any university or educational institution or research center has any ownership in or rights to any Acquired Entity IP;
(v)    no Acquired Entity Service Provider is a party to any Contract with any other Person which requires such Acquired Entity Service Provider to assign to any Person other than any Acquired Entity any interest in or to any Intellectual Property or Intellectual Property Rights created or developed by such Acquired Entity Service Provider in the course of that Acquired Entity Service Provider’s work for the such Acquired Entity;
(vi)    none of the Acquired Entities has performed, or is under obligation under any Contract to perform, any development services for any Person where; (A) the deliverables or other results of such development services would be owned by such Person or exclusively licensed to such Person; or (B) any Acquired Entity has otherwise granted any ownership interest of any nature (whether exclusively or jointly with another Person) to such Person;
(vii)    none of the Acquired Entities has incorporated into or used in the development of any Acquired Entity Products any suggestions or feedback of any Person where the Acquired Entities did not own or have valid rights to use such suggestions or feedback;
(viii)    no Acquired Entity Service Provider has any reasonable basis for claiming that any Acquired Entity has breached provisions of its Contracts with such Acquired Entity Service Provider that would result in the loss of such Acquired Entity’s ownership rights in any Intellectual Property or Intellectual Property Rights under such Contracts. To the Knowledge of the Company, no Acquired Entity Service Provider has any basis for claiming that any Acquired Entity has materially breached provisions of its Contracts with such Acquired Entity Service Provider that could result in the loss of such Acquired Entity’s ownership rights in any Intellectual Property or Intellectual Property Rights under such Contracts;
(ix)    none of the Acquired Entities is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates any of the Acquired Entities to grant or offer to any other Person any license or right to any Acquired Entity IP; and
(x)    none of the Acquired Entities is now or has ever been a member or promoter of, or a contributor to, a defensive patent pool, a defensive patent aggregator, offensive patent aggregator, patent deterrence entity, invention capital fund, or any other Entity that acquires an interest in Patents or other Intellectual Property on behalf of its members or otherwise acts to shield its members from liability or enforcement of Intellectual Property Rights.
(i)    Valid and Enforceable. All Acquired Entity Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:
(i)    no trademark, service mark or trade name (including domain name) owned, used or applied for by any Acquired Entity conflicts or interferes with, or is confusingly similar to, any trademark or trade name owned, used or applied for by any other Person, and each Acquired Entity has taken reasonable steps to police the use of its trademarks;
(ii)    Part 2.10(i)(ii) of the Disclosure Schedule accurately identifies and describes, as of the Agreement Date, each action, filing, and payment that must be taken or made on or before the date that is 120 days after the Agreement Date in order to maintain each item of Acquired Entity Registered IP in full force and effect;
(iii)    no interference, opposition, cancellation, reissue, reexamination or other Legal Proceeding is or has been pending or threatened, in which the scope, validity or enforceability of any Acquired Entity IP is being, has been, or would reasonably be expected to be contested or challenged, and there is no basis for a claim that any Acquired Entity Registered IP is invalid or unenforceable;
(iv)    with respect to each item of Acquired Entity Registered IP: (A) all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant Governmental Body for the purpose of maintaining such Acquired Entity IP; (B) each Acquired Entity is currently in compliance with all formal Legal Requirements (including payment of filing, examination and maintenance fees and proofs of use); and (C) such Acquired Entity Registered IP is not subject to any unpaid taxes; and
(v)    No Acquired Entity is subject to any order, writ, injunction, judgment or decree of any Governmental Body that restricts or impairs the use, transfer or licensing of any Acquired Entity IP or other Intellectual Property Rights.
(j)    No Third Party Infringement of Acquired Entity IP. To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Entity IP. The Company has made available to Parent all material documents regarding any actual, alleged or suspected infringement or misappropriation of any Acquired Entity IP or Acquired Entity Product (including any admission made by any Acquired Entity).
(k)    Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement entered into in connection herewith or therewith will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Acquired Entity IP, any Acquired Entity Product or any other Intellectual Property or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Acquired Entity Product or Acquired Entity Software; (ii) a breach of or default under, or right to terminate or suspend performance of, any Acquired Entity IP Contract or other Contract relating to any Intellectual Property or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of any Acquired Entity Product or Acquired Entity Software; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Acquired Entity IP Contract or other Contract relating to any Intellectual Property or Intellectual Property Rights incorporated into or used in the development, testing, marketing, distribution, provision, maintenance or support of any Acquired Entity Product or Acquired Entity Software; (iv) the release, disclosure or delivery of any Acquired Entity IP or Acquired Entity Product by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Entity IP or any other Intellectual Property or Intellectual Property Rights or the Intellectual Property or Intellectual Property Rights of Parent; or (vi) by the terms of any Acquired Entity IP Contract, a reduction of any royalties, revenue sharing, or other payments any Acquired Entity would otherwise be entitled to with respect to any Acquired Entity IP.
(l)    No Infringement of Third Party IP Rights. None of the Acquired Entities has ever infringed (directly, secondarily, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. The operation of the business of the Acquired Entities, including the use, development, marketing, distribution, provision, maintenance, and support of any Acquired Entity Software and Acquired Entity Product, does not infringe, violate, or make unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. The Company has made available to Parent all material documents regarding any third party allegations of any Acquired Entity infringing or misappropriating or otherwise violating any third party’s Intellectual Property Rights (including any admission made by any Acquired Entity). Without limiting the generality of the foregoing:
(i)    no infringement, misappropriation or similar claim or Legal Proceeding is pending or threatened against any Acquired Entity or, to the Knowledge of the Company

(which, for purposes of this clause, shall be limited to the actual knowledge of the Persons identified on Exhibit I), against any other Person who is entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Entity with respect to any such claim or Legal Proceeding, and none of the Acquired Entities has ever received any notice or other communication in writing (or, to the Knowledge of the Company, any other form of notice or communication) requesting, claiming, or demanding any of the foregoing with respect to any such claim or Legal Proceeding;
(ii)    none of the Acquired Entities has ever received any notice or other communication in writing (or, to the Knowledge of the Company, any other form of notice or communication) relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Entity, any Acquired Entity Service Provider or other Representative of any Acquired Entity of any Intellectual Property Rights of another Person, including any letter or other communication in writing (or, to the Knowledge of the Company, any other form of notice or communication) suggesting or offering that any Acquired Entity obtain a license to any Intellectual Property Rights of another Person;
(iii)    other as set forth in the Acquired Entities’ standard forms of Acquired Entity IP Contracts made available to Parent pursuant to Section 2.10(g), none of the Acquired Entities is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property Rights infringement, misappropriation or similar claim for Acquired Entity IP incorporated into any Acquired Entity Product; and
(iv)    the Acquired Entities own or otherwise have, and after the Closing, the Surviving Company and other Acquired Entities will continue to have, all Intellectual Property and Intellectual Property Rights needed to conduct, and that would be infringed or otherwise violated by the conduct of, the businesses of the Acquired Entities as currently conducted.
(m)    No Harmful Code. None of the Acquired Entity Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
(n)    Bugs. None of the Acquired Entity Products: (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that materially and adversely affects the use, functionality, or performance of such Acquired Entity Products or any product or system containing or used in conjunction with such Acquired Entity Products; or (ii) materially fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Acquired Entity Products or any product or system containing or used in conjunction with such Acquired Entity Products. The Company has made available to Parent a complete and accurate list of all known and material uncorrected bugs, defects, and errors in each version of the Acquired Entity Software that is currently being used by any customer of any Acquired Entity.

(o)    Source Code. The Source Code for all Acquired Entity Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Acquired Entity Software. Except as described on Part 2.10(o) of the Disclosure Schedule, no Source Code for any Acquired Entity Software has been delivered, licensed or made available to any escrow agent or other Person (including without limitation any international or domestic Governmental Body) who is not, as of the Agreement Date, an Acquired Entity Service Provider. Except as described on Part 2.10(o) of the Disclosure Schedule, none of the Acquired Entities has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Acquired Entity Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the Source Code for any Acquired Entity Software to any other Person.
(p)    Use of Open Source Code.
(i)    Part 2.10(p)(i) of the Disclosure Schedule accurately identifies and describes: (A) each item of Open Source Code that is contained in, distributed with or used in the development of the Acquired Entity Software or from which any part of any Acquired Entity Software is derived; (B) the version or versions of, and the applicable license terms for, each such item of Open Source Code; (C) the Acquired Entity Software to which each such item of Open Source Code relates; and (D) whether each such item of Open Source Code has been distributed or modified by or for any Acquired Entity.
(ii)    Each Acquired Entity’s use, marketing, distribution, licensing, and sale of Acquired Entity Software does not violate any material license terms applicable to any item of Open Source Code, and each Acquired Entity has all rights in each item of Open Source Code disclosed, or required to be disclosed, in Part 2.10(p)(i) of the Disclosure Schedule as needed for the Acquired Entities to conduct the businesses of the Acquired Entities as currently conducted, without violation of any license terms pertaining to such Open Source Code or infringement of third party Intellectual Property Rights. Each Acquired Entity has complied in all material respects with all licensing terms pertaining to each item of Open Source Code disclosed, or required to be disclosed, in Part 2.10(p)(i) of the Disclosure Schedule.
(iii)    No Acquired Entity Software contains, is combined with, is derived from, is distributed with or is being or was developed using Open Source Code in a manner that: (A) imposes or could impose a requirement or condition that any Acquired Entity grant a license under its Patent rights; (B) imposes or could impose a requirement or condition that any Acquired Entity Software or part thereof (1) be disclosed or distributed in Source Code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge; or (C) imposes any other material limitation on the right or ability of any Acquired Entity to exploit any Acquired Entity Software.
(iv)    Part 2.10(p)(iv) of the Disclosure Schedule sets forth, as of the Agreement Date, a list of Computer Software or other Intellectual Property that any Acquired Entity Service Provider has contributed to an open source project or made available under an open source license.

(q)    Privacy and Information Security.
(i)    The Company has made available each Acquired Entity Privacy Policy in effect since [***].
(ii)    Each Acquired Entity has collected, used, shared, and processed Personal Data only in compliance with applicable Privacy Legal Requirements (as defined below) and applicable Acquired Entity Contracts. To the Knowledge of Company, no material breach or violation of any Personal Data has occurred. The Acquired Entities have at all times taken the appropriate steps reasonably necessary (including without limitation implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that all Personal Data and User Data are protected against loss and against unauthorized or illegal use, modification, disclosure or access.
(iii)    The Company has made available the security policies that have been adopted and maintained by the Acquired Entity, and the reports, audits, investigations, or administrative proceedings in regard to violations of Privacy Legal Requirements, as well as a list of material incidents of known data security breaches falling under and/or as to be reported in accordance with Privacy Legal Requirements. To the Knowledge of the Company, there has been no material unauthorized or illegal use, modification or disclosure of or access to Personal Data in the databases maintained by or for any Acquired Entities.
(iv)    Each Acquired Entity has materially complied at all times with all of the Acquired Entity Privacy Policies, Acquired Entity Contracts and with all applicable Privacy Legal Requirements pertaining to privacy, data protection, User Data, Personal Data and data security as defined below, including without limitation, policies and information security requirements supporting Acquired Entity’s Privacy Shield certification and as reflected in Acquired Entities May 2019 SOC 2 Audit. Without limiting the foregoing, each Acquired Entity has acquired, collected, used shared and processed all User Data pursuant to, and in accordance with the material terms of, valid and enforceable Acquired Entity Privacy Policies and applicable Privacy Legal Requirements, including but not limited to the Telephone Consumer Protection Act, 47 U.S.C. § 227, the Health Insurance Portability and Accountability Act, 42 U.S.C. § 1320d et seq., the Federal Trade Commission Act, 15 U.S.C. § 45, et seq., the Gramm Leach Bliley Act, 15 U.S.C. 6801-6809, Massachusetts’ Information Security Regulations, 201 CMR § 17.00, Mass. Gen. Laws 931, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Equal Credit Opportunity Act, 15 U.S.C. § 1691 et seq., the Bank Secrecy Act as amended by the USA PATRIOT Act, 31 U.S.C. § 5311 et seq. and California “Shine the Light” Law, Cal. Civil Code § 1798.83, the Electronic Communications Privacy Act, 19 U.S.C. § 2510 et seq., international data protection laws including the EU General Data Protection Regulation (EU) 2016/679 (“GDPR”) and implementing member state legislation, the Privacy and Electronic Communications Directive 2002/58/EC (“ePrivacy Directive”) and implementing member state legislation, as well as, and to the extent binding on the Company, the applicable version of the Payment Card Industry Data Security Standard, as adopted by the PCI Security Standards Council, LLC (“Privacy Legal Requirements”).
(v)    None of the Acquired Entities has pending, current, or prior letters, complaints, subpoenas, court orders, consent decrees, citations, administrative actions, notifications or other claims from a state, federal, national or multi-national governmental entity, or another person alleging breach with respect to any Acquired Entity of any material Privacy Legal Requirement or material Company Contract respecting privacy or information security obligations. All with respect to a violation of Privacy Legal Requirements, none of the Acquired Entities has been fined, penalized, sanctioned, or otherwise required to pay a monetary judgment by a state, federal, national or multi-national governmental entity (whether pursuant to a court proceeding or not), or has entered into any voluntary settlement with any party, and there is no claim for such monetary judgments is outstanding, and none of the Acquired Entities is aware of any information that could reasonably support a material claim for such compensation being made.
(vi)    Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements that the Acquired Entities are a party to will result in any violation of any Acquired Entity Privacy Policy, Acquired Entity Contract, or any Privacy Legal Requirement.
(r)    Right to Use of Data. The Acquired Entities have all necessary and required rights to use, reproduce, modify, create derivative works of, license, sublicense, distribute and otherwise exploit the data contained in the Acquired Entity Data, including in connection with the operation of the businesses of the Acquired Entities.
(s)    Information Security. Each Acquired Entity has established and is in material compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of Personal Data and User Data; (ii) is designed to protect against unauthorized access to the Acquired Entity IT Systems operated by Company and Personal Data; (iii) uses reasonable encryption or other secure methods for transmission of Personal Data across wireless and wired networks and storage of Personal Data according to its sensitivity and proportional to the risk that the inappropriate use or disclosure of that Personal Data; (iv) satisfies the requirements of all applicable Privacy Legal Requirements; and (v) includes written agreements with third party vendors that process Personal Data to provide reasonable safeguards for the security, confidentiality and integrity of the Personal Data. To the Knowledge of the Company, none of the Acquired Entities has either provided, or been required to provide, notice to an individual, business entity, or state or federal governmental entity relating to a cybersecurity incident or the unauthorized access to or acquisition of User Data or Personal Data under any applicable data breach notification law, and each Acquired Entity is aware of no material information that could reasonably support a requirement that any such notice must be provided. All known high-risk vulnerabilities of each Acquired Entity identified through internal audits, third party penetration testing or otherwise have been fully remediated by such Acquired Entity.
(t)    Information Technology. All Acquired Entity IT Systems have been properly maintained by technically competent personnel. The Acquired Entity IT Systems are in good working condition to effectively perform, in all material respects, all information technology operations necessary to conduct the businesses of the Acquired Entities. None of the Acquired Entities has experienced within the past [***] years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Acquired Entity IT Systems. Each Acquired Entity has taken commercially reasonable measures to provide for the back-up and recovery of the Personal Data necessary to the conduct of the business of such Acquired Entity without material disruption to, or material interruption in, the conduct of the business of such Acquired Entity.
2.11    Contracts.
(a)    List of Contracts. Part 2.11(a) of the Disclosure Schedule accurately identifies, as of the Agreement Date:

(i)    each Acquired Entity Contract between any Acquired Entity and any Acquired Entity Service Provider pursuant to which: (i) benefits would vest, amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events); (ii) any Acquired Entity is or may become obligated to make any severance, termination, termination indemnity or redundancy, retention, gross-up or similar payment to any Acquired Entity Service Provider; or (iii) any Acquired Entity is or may become obligated to make any bonus, incentive compensation or similar payments (other than salary or base wages) to any Acquired Entity Service Provider;
(ii)    any Acquired Entity Contract with any labor union or association representing any Acquired Entity Service Provider;
(iii)    other than any Inbound Licenses and Outbound Licenses, each Acquired Entity Contract (including each Acquired Entity IP Contract): (i) relating to the acquisition, transfer, development, licensing, granting right to or sharing of any Intellectual Property or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any Acquired Entity); (ii) imposing any restriction on any Acquired Entity to develop or distribute any Intellectual Property or to use any Intellectual Property or Intellectual Property Rights; or (iii) contemplating the release of Source Code to any Person other than any Acquired Entity;
(iv)    each Acquired Entity Contract relating to the merger, consolidation, reorganization or any similar transaction involving or with respect to any Acquired Entity;
(v)    each Acquired Entity Contract relating to the acquisition or transfer of any Intellectual Property or Intellectual Property Rights (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any Acquired Entity), other than Contracts for Shrink-Wrap Code;
(vi)    each Acquired Entity Contract relating to the hosting of any Acquired Entity Product;
(vii)    each Acquired Entity Contract relating primarily to the advertising or promotion of the business, including telemarketing and database marketing, of any Acquired Entity or pursuant to which any third parties advertise or have links to their branding or their websites displayed on any Acquired Entity Web Site;
(viii)    each Acquired Entity Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or operation of any Acquired Entity;
(ix)    each Acquired Entity Contract creating or relating to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or liabilities or similar arrangement;
(x)    each Acquired Entity Contract imposing any restriction on any Acquired Entity: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from, or to sell, market or promote any product or other asset to or perform any services for, any other Person; (C) to transact business or deal in any other manner with any other Person; or (D) involving the grant of “most favored nation” status to any Person or any exclusive rights to acquire, provide, sell or distribute any product or other asset or any services of any Acquired Entity to any Person;
(xi)    each Acquired Entity Contract granting exclusive rights with respect to any Acquired Entity Product or Acquired Entity IP (including granting exclusive rights to license, market, sell, provide, distribute, support, make available or deliver any Acquired Entity Product) or otherwise establishing any exclusive relationship between any Acquired Entity and any other Person (including with respect to advertising);
(xii)    each Acquired Entity Contract creating or involving any referral or agency relationship, sales representative, channel partner distribution or reseller arrangement or franchise relationship;
(xiii)    each Acquired Entity Contract regarding the acquisition, issuance or transfer of any securities and each Acquired Entity Contract affecting or dealing with any securities of any Acquired Entity including any restricted share agreements or escrow agreements;
(xiv)    each Acquired Entity Contract for the sale of any of the assets of any Acquired Entity other than in the ordinary course of business;
(xv)    each Acquired Entity Contract involving any loan, guaranty, pledge, performance or completion bond or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Entity or imposing an Encumbrance on any of the assets of any Acquired Entity;
(xvi)    each lease, lease guaranty, sublease, license or other Acquired Entity Contract for the leasing, use or occupancy of the Properties;
(xvii)    each Acquired Entity Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party (other than offer letters, employment agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business);
(xviii)    each Acquired Entity Contract relating to any liquidation or dissolution of any Acquired Entity;
(xix)    each Acquired Entity Contract pursuant to which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Entity;
(xx)    any Acquired Entity Contract with a bank, financial institution or lender;
(xxi)    any (A) confidentiality, secrecy or non-disclosure Acquired Entity Contract (other than routine nondisclosure agreements entered into by the Company in the ordinary course of business); (B) Acquired Entity Contract containing “standstill” or similar provisions; or (C) Acquired Entity Contract providing any right of first negotiation, right of first refusal or similar right to any Person;

(xxii)    all Acquired Entity Contracts with any Governmental Body;
(xxiii)    any Acquired Entity Contract that contemplates or involves: (A) the payment or delivery of cash or other consideration by any Acquired Entity in an amount or having a value in excess of $[***] in the aggregate when taken together with all other Acquired Entity Contracts involving such Person or such Person’s Affiliates; or (B) the performance of services having a value in excess of $[***] in the aggregate when taken together with all other Acquired Entity Contracts involving such Person or such Person’s Affiliates (other than offer letters, employment agreements, individual consulting agreements, individual contracting agreements and option agreements entered into in the ordinary course of business);
(xxiv)    each Acquired Entity Contract in settlement of any Legal Proceeding or other dispute;
(xxv)    any Company Contract under which any of the transactions contemplated by this Agreement would give rise to or expand any rights in favor of, or any obligations on the part of, the Company or any other Person; and
(xxvi)    any other Acquired Entity Contract that was entered into outside the ordinary course of business of any Acquired Entity and that is material to any Acquired Entity.
Contracts in the respective categories described in clauses “(i)” through “(xxvi)” above, all Contracts identified, or required to be identified, in Part 2.11(a) of the Disclosure Schedule, all Contracts identified, or required to be identified, in Parts 2.10(d), 2.10(e) and 2.15(a) of the Disclosure Schedule (excluding the Unscheduled Inbound Licenses and Unscheduled Outbound licenses), and all Contracts entered into after the Agreement Date that would be required to be identified in Parts 2.10(d), 2.10(e), 2.11(a), or 2.15(a) of the Disclosure Schedule (excluding the Unscheduled Inbound Licenses and Unscheduled Outbound licenses) if entered into on or prior to the Agreement Date are collectively referred to in this Agreement as “Material Contracts.” Part 2.11(a)(i) of the Disclosure Schedule accurately identifies, as of the Agreement Date, each standard form of Acquired Entity Contract for the employment or service of any individual on a full-time, part-time, consulting or other basis and any such Contract that materially deviates from the Company’s standard forms of employment or individual service provider agreements.
(b)    Delivery of Contracts. The Company has made available to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides, as of the Agreement Date, an accurate and complete description of the material terms of each Material Contract that is not in written form. Each Material Contract is valid and in full force and effect, and is enforceable by each Acquired Entity in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(c)    No Breach. None of the Acquired Entities has violated or breached, or committed any default under any Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract which remains uncured. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract. From [***] through the Agreement Date, no Acquired Entity has received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Material Contract that has not been fully remedied and withdrawn. None of the Acquired Entities has ever waived any of its respective material rights under any Material Contract.
(d)    Proposed Contracts. Part 2.11(d) of the Disclosure Schedule identifies each proposed Contract as to which any offer, award, written proposal, term sheet or similar document has been provided or offered by the Company to another Entity and would become a binding obligation of the Company without any further event, occurrence or circumstance (including any action by the Company) other than the acceptance by such other Entity, except for any non-disclosure agreement provided or offered by the Company to another Entity more than 45 days prior to the Agreement Date.
2.12    Compliance with Legal Requirements.
(a)    Compliance. Each of the Acquired Entities is, and has at all times been, in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or to the ownership of its assets or to the distribution or making available of Acquired Entity Software or Acquired Entity Products. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a violation by any Acquired Entity of, or a failure on the part of any Acquired Entity to comply with, any Legal Requirement. Except as set forth in Part 2.12(a) of the Disclosure Schedule, from the incorporation or formation, as applicable, of each Acquired Entity through the Agreement Date, such Acquired Entity has not received any written notice or other written communication, or to the Knowledge of the Company, any oral notice, from any Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.
(b)    Foreign Corrupt Practices and Anti-Bribery. None of the Acquired Entities nor, to the Knowledge of the Company, any Representative of any Acquired Entity with respect to any matter relating to any Acquired Entity, has: (i) used any funds for unlawful contributions, loans, donations, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made or agreed to make any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; (iii) taken any action that would constitute a violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd 1 et seq., the U.K. Bribery Act, or other applicable anti-bribery or anti-corruption Legal Requirements in any jurisdiction where any Acquired Entity conducts business, if the Acquired Entities were subject thereto; or (iv) made or agreed to make any other unlawful payment.
2.13    Governmental Authorizations; No Subsidies.
(a)    Governmental Authorizations. Part 2.13(a) of the Disclosure Schedule identifies each Governmental Authorization held by the Acquired Entities as of the Agreement Date, and the Company has made available to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13(a) of the Disclosure Schedule. All Governmental Authorizations held by the Acquired Entities are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the respective Acquired Entity to conduct its business in the manner in which its business is currently being conducted in accordance with all applicable Legal Requirements. Each Acquired Entity is, and has at all times been, in material compliance with the terms and requirements of the Governmental held by the Acquired Entities. Except as set forth in Part 2.13(a) of the Disclosure Schedule, no Acquired Entity has received any written notice or other written communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization; (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; or (iii) any actual or possible failure to obtain or receive any Governmental Authorization.
(b)    No Subsidies. None of the Acquired Entities possesses (or has ever possessed) or has any rights or interests with respect to (or has ever had any rights or interests with respect to) any grants, incentives or subsidies from any Governmental Body.
2.14    Tax Matters.
(a)    Tax Returns and Payments. All income and other material Tax Returns required to have been filed by, on behalf of, or with respect to, any Acquired Entity (the “Acquired Entity Returns”) have been timely (after giving effect to any valid extensions of time in which to make such filings) and properly filed and are accurate and complete and disclose all Taxes required to be paid by, or with respect to, any Acquired Entity for the periods covered thereby. No extension of time within which to file any Acquired Entity Return is currently in effect except for routine extensions obtained in the ordinary course of business. All Taxes (whether or not shown on any Tax Return) for which any Acquired Entity may be liable have been timely and properly paid. No Acquired Entity has any liability for any Taxes pursuant to Section 965 of the Code. The Company has made available to Parent copies of all income and other material Tax Returns filed by, on behalf of, or with respect to, any Acquired Entity for the last [***] taxable years. There are no jurisdictions in which any Acquired Entity is required to file a Tax Return other than the jurisdictions in which such Acquired Entity has filed Tax Returns. No written claim has ever been made by a Governmental Body in a jurisdiction where no Acquired Entity pays Taxes or files Tax Returns asserting that an Acquired Entity is or may be subject to Taxes assessed by, or required to file Tax Returns in, such jurisdiction. Each of the Company Financial Statements and the Unaudited Interim Balance Sheet properly and adequately accrues or reserves for all actual and contingent Liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. The Acquired Entities will establish, in the ordinary course of business and consistent with their past practices, reserves adequate for the payment of all Taxes for the period from the date of the Unaudited Interim Balance Sheet through the Closing Date, which dollar amounts shall be included on the Closing Balance Sheet. No Acquired Entity has incurred any liability for Taxes since the Unaudited Interim Balance Sheet outside of the ordinary course of business.
(b)    Audits; Claims. No Acquired Entity Return has ever been examined or audited by any Governmental Body. In the past [***] taxable years, no Acquired Entity has ever received from any Governmental Body any written: (i) notice indicating an intent to open an audit or other review with respect to any Tax or any Acquired Entity Return; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax has been granted by or requested from any Acquired Entity. No assessment, claim or Legal Proceeding is pending, proposed or threatened in writing against any Acquired Entity in respect of any Tax. There are no liens for Taxes upon any of the assets of any Acquired Entity except liens for current Taxes not yet due and payable or Taxes being contested in good faith through appropriate proceedings and which contest has been disclosed to Parent in Part 2.14(b) of the Disclosure Schedule (and in each case, for which there are adequate accruals, in accordance with GAAP). No power of attorney has been granted with respect to any matter related to Taxes of any Acquired Entity that on the Closing Date will be in effect.
(c)    Tax Classification. The U.S. federal income tax classification of each Subsidiary is as listed on Part 2.14(c) of the Disclosure Schedule. No election under United States Treasury Regulations Section 301.7701-3 with respect to the federal income tax classification of the Company or any Subsidiary of the Company has been made.

(d)    Parachute Payments. No payment or benefit that could be made or provided by or on behalf of any Acquired Entity in connection with the Mergers or any other transactions contemplated by this Agreement (either alone or in connection with any other event) will constitute an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local, or foreign Tax law). No Acquired Entity has any obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.
(e)    Tax Sharing Agreements; Etc. No Acquired Entity will be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Agreement Date as a result of any change in method of accounting, closing agreement as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax law), intercompany transaction, installment sale, open transaction, election under Section 108(i) of the Code, prepaid amount received outside of the ordinary course of business, or deferred intercompany gain or excess loss accounts described in Treasury regulations under Section 1502 of the Code (or any similar provision of applicable Tax law), in each case for a taxable period ending on or prior to the Agreement Date. No Acquired Entity is a party to, or bound by, any Tax allocation, Tax indemnity or Tax sharing agreement, and no Acquired Entity will have any liability pursuant to, or as a result of, any Tax allocation, Tax indemnity or Tax sharing agreement (excluding customary provisions in any commercial agreement, the primary purpose of which is not related to Taxes) after the Agreement Date. No Acquired Entity has been a member of any Affiliated Group and, other than as described in Part 2.14(e) of the Disclosure Schedule, no Acquired Entity currently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity. No Acquired Entity has Liability for the Taxes of any other Person under United States Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise. No Acquired Entity has made any election pursuant to Section 965(h)(1) of the Code to pay any “net tax liability” (as described in Section 965(h)(6) of the Code) in installments.
(f)    Distributed Stock. No Acquired Entity has been a party to a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any similar provision of state, local or foreign law).
(g)    Tax Holidays. Part 2.14(g) of the Disclosure Schedule sets forth all Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements applicable to any Acquired Entity. The Company has made available to Parent all documentation relating to such Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements. To the Knowledge of the Company, each Acquired Entity is in compliance with the requirements for any such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement and none of the Tax exemptions, Tax holidays, Tax concessions or other Tax reduction agreements or arrangements will be jeopardized or altered by, or could be subject to clawback or recapture as a result of, (i) the transactions contemplated by this Agreement or (ii) a failure by any Acquired Entity to satisfy one or more requirements on which such Tax exemption, Tax holiday, Tax concession or other Tax reduction agreement or arrangement is, or was, conditioned.
(h)    Section 481 or Section 263A. No Acquired Entity is currently, or for any period for which a Tax Return has not been filed will be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Mergers.

(i)    Section 6662. Each Acquired Entity has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).
(j)    Tax Shelters. No Acquired Entity has consummated or participated in, or is currently participating in, any transaction which was or is a “tax shelter” transaction, as defined in Section 6662 or Section 6111 of the Code or the United States Treasury Regulations promulgated thereunder. No Acquired Entity has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or United States Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.
(k)    Section 1503. No Acquired Entity has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(l)    Foreign Tax. Each Acquired Entity has in its possession official foreign government receipts for any Taxes paid by it, or paid on its behalf, to any foreign Governmental Body for which receipts are customarily provided. No Acquired Entity has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(m)    Section 897. No Acquired Entity is or has been a “United States real property holding corporation” within the meaning of Section 897 or Section 1445 of the Code, and each Acquired Entity has filed with the Internal Revenue Service all statements, if any, which are required under United States Treasury Regulations Section 1.897-2(h)(2).
(n)    Tax Withholding. All Taxes which any Acquired Entity is, or has been, required by any Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been timely paid to the appropriate Governmental Body, and each Acquired Entity has complied in all material respects with all reporting and record retention requirements related to such Taxes. Each Acquired Entity has complied in all material respects with the Foreign Account Tax Compliance Act (FATCA), codified in Sections 1471 through 1474 of the Code, including all regulations issued by the U.S. Department of Treasury and/or the Internal Revenue Service pursuant thereto, and all intergovernmental agreements and other agreements entered into pursuant to Section 1471(b) of the Code.
(o)    Indebtedness. None of the outstanding Indebtedness of any Acquired Entity constitutes indebtedness with respect to which any interest deductions may be disallowed under Section 163(i), Section 163(l) or Section 279 of the Code or under any other provision of applicable Legal Requirements.
(p)    Section 409A. No Acquired Entity Employee Plan or any grants, awards, compensation or benefits provided to an Acquired Entity Service Provider by or on behalf of any Acquired Entity are subject to Section 409A of the Code or, if subject to Section 409A of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A of the Code. The Company has no obligation to make any “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.
(q)    CFC and PFIC. Other than described in Part 2.14(s) of the Disclosure Schedule, currently, none of the Acquired Entities (i) is a “controlled foreign corporation” as defined in

Section 957 of the Code, or (ii) is a “passive foreign investment company” within the meaning of Section 1297 of the Code.
(r)    Tax Rulings; Etc. There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which any Acquired Entity may be liable that could affect any Acquired Entity’s Liability for Taxes for any taxable period ending after the Closing Date. No Acquired Entity has entered into any Contract or arrangement with any Governmental Body that requires it to take any action or to refrain from taking any action relating to Taxes. No Acquired Entity is a party to any Contract with any Governmental Body related to Taxes that would be terminated or adversely affected as a result of the transactions contemplated in this Agreement.
(s)    Net Operating Losses; Etc. Nothing in this Section 2.14 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount of any net operating loss, capital loss, Tax credit carryover or other Tax asset or attribute of the Company in a taxable period (or portion thereof) after the Closing Date or (ii) the ability of Parent or any of its Affiliates to utilize any of the foregoing items in clause (i) in a taxable period (or portion thereof) after the Closing Date.
(t)    Tax Exempt Use Property; Etc. None of the assets reflected on the Company Financial Statements or the Unaudited Interim Balance Sheet is: (i) an asset or property that Parent or any of its Affiliates will be required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986; (ii) tax-exempt use property within the meaning of Section 168(h) of the Code; (iii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code; (iv) securing any Indebtedness, the interest of which is tax-exempt under Section 103(a) of the Code; (v) subject to a Section 467 rental agreement as defined in Section 467 of the Code; or (vi) properly treated as owned by a Person other than the applicable Acquired Entity for income Tax purposes. None of the Acquired Entities is treated as the owner of any property for income Tax purposes that is owned by any other Person for non-income Tax purposes.
(u)    International Boycott. No Acquired Entity has participated in, or cooperated with, an international boycott, within the meaning of Section 999 of the Code. No Acquired Entity has had operations which are or may hereafter become reportable under Section 999 of the Code.
(v)    Transfer Pricing. Each Acquired Entity is in compliance in all material respects with all applicable transfer pricing Legal Requirements and has properly and in a timely manner documented its transfer pricing methodologies in compliance with the Code and the United States Treasury Regulations thereunder, including Section 482 and United States Treasury Regulations Section 1.6662-6, and any comparable provisions of any state, local or foreign law.
(w)    DISCs; Etc. No Acquired Entity currently owns, or has owned, an interest in any: (i) domestic international sales corporation; (ii) foreign sales corporation; or (iii) passive foreign investment company, as each such term is defined in the Code.
(x)    Gain Recognition Agreements. No Acquired Entity is a party to any gain recognition agreement under Section 367 of the Code.
(y)    Section 83(b). The Company has made available to Parent correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service center with respect to any shares of Company Capital Stock or other property issued by any Acquired Entity to any of its employees, non-employee directors, consultants or other service providers. A valid election under Section 83(b) of the Code was timely made in connection with any issuance of any shares of Company Capital Stock or other property issued by any Acquired Entity to any of its employees, non-employee directors, consultants or other service providers that was eligible for such an election, including, for the avoidance of doubt, each Company Restricted Share held by a Significant Employee Stockholder, Key Employee or Continuing Service Provider that is unvested and outstanding immediately prior to the First Effective Time (after giving effect to any vesting that is contingent upon the completion of the Mergers).
All references to an Acquired Entity in this Section 2.14 shall include references to any Person that merged with and into or liquidated into such Acquired Entity, or for whose Taxes such Acquired Entity is or could be held liable, as applicable.
2.15    Employment Matters; Benefit Plans.
(a)    Employee List. Part 2.15(a) of the Disclosure Schedule contains a list of all current Acquired Entity Service Providers as of the Agreement Date, and correctly reflects: (i) the name of such Acquired Entity Service Providers and their dates of employment or engagement (or service credited, if different from commencement date of employment or engagement); (ii) the name of their employer (whether a specific Acquired Entity or any outside Entity); (iii) their job titles and positions; (iv) their principal location of employment, (v) their rate of pay, piece rate or annual salaries; (vi) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, incentive compensation opportunity, target variable compensation, deferred compensation, perquisites, allowances or commission arrangements or other compensation); (vii) their employment status (including whether he or she is part or full-time, exempt or non-exempt and an employee or independent contractor); (viii) their visa status or work permit status; (ix) each Acquired Entity Employee Plan in which they participate or are eligible to participate; (x) any promises or commitments made to them with respect to changes or additions to their compensation or benefits or other conditions of employment that are not set forth in an Acquired Entity Employee Plan; (xi) their paid time off and/or their sick leave and vacation balances; (xii) whether they are “at-will” employees, and if they are not, the length of notice necessary to terminate their employment, or if a fixed term, the expiry date of the fixed term; and (xiii) whether such Acquired Entity Service Provider is not fully available to perform work because of disability or other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by law), and the date such Acquired Entity Service Provider is expected to return to active service.
(b)    Labor Matters. None of the Acquired Entities is, and none of the Acquired Entities has been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization, works council or similar Entity representing any Acquired Entity Service Providers and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any current Acquired Entity Service Providers. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Legal Requirements, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. None of the Acquired Entities is engaged, or has ever been engaged, in any unfair labor practice of any nature. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any Acquired Entity before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which any Acquired Entity Service Providers perform services. None of the Acquired Entities has had any strike, slowdown, work stoppage, lockout, job action or, to the Knowledge of the Company, threat thereof by or with respect to any of the Acquired Entity Service Providers. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.
(c)    At Will Employment and Notice Periods. The employment of each of the current Acquired Entity Service Providers employed in the United States is terminable by each Acquired Entity at will. The employment of each of the Acquired Entity Service Providers employed outside the United States is terminable at any time on not more than [***] notice without compensation (other than for unfair dismissal or a statutory redundancy payment) or any liability on the part of the Acquired Entity other than wages, commission or pension. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Acquired Entity Service Providers in effect since [***].
(d)    Employee Departures/Restrictions. No Acquired Entity Service Provider: (i) is currently under notice of termination and there are no proposals by an Acquired Entity to terminate the employment, or to materially change any terms of employment, of any Acquired Entity Service Provider; (ii) intends to terminate such Acquired Entity Service Providers’ employment with such Acquired Entity; (iii) to the Knowledge of the Company (which, for purposes of this clause, shall be limited to the actual knowledge of the Persons identified on Exhibit I), has received an offer to join a business that is competitive with such Acquired Entity’s business; or (iv) to the Knowledge of the Company, is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such Acquired Entity Service Provider of any of his or her duties or responsibilities as an Acquired Entity Service Provider; or (B) such Acquired Entity’s business or operations. Part 2.15(d) of the Disclosure Schedule contains an accurate and complete list, as of the Agreement Date, of each Acquired Entity Contract (and each Acquired Entity Service Provider who has executed any Acquired Entity Contract) containing provisions restricting any Acquired Entity Service Provider from competing with any Acquired Entity, soliciting or hiring Acquired Entity Service Providers, interfering with customers or business partners of any Acquired Entity and similar provisions. All Acquired Entity Contracts listed (or required to be listed) in Part 2.15(d) of the Disclosure Schedule are valid and enforceable in accordance with their respective terms.
(e)    Collective Dismissals. In the [***] preceding the Agreement Date, no Acquired Entity has given notice of collective dismissals or started consultations with a labor or trade union under any Legal Requirement or complied with its obligations under any employment legislation in respect of any collective dismissals or incurred any Liability for failure to provide information or to consult with employees under any law. No Acquired Entity has any obligation, whether contractual or otherwise, to make redundancy payments or other severance payments in excess of the statutory minimum levels, nor has any Acquired Entity proposed or is proposing to make any ex gratia or voluntary payments on redundancies or other collective or individual dismissals.
(f)    Increases in Remuneration. No Acquired Entity has offered, or is under a contractual or other obligation to make, an increase in the rates of pay, piece rate or annual salary of, or change in any other contractual term of the employment or engagement of, any Acquired Entity Service Provider at any future date and no negotiations for any such change are current or are reasonably likely to take place within [***] after the Agreement Date. No Acquired Entity is bound to make any ex gratia or non-contractual payment to any current or former Acquired Entity Service Provider.
(g)    Acquired Entity Employee Plans. Part 2.15(g) of the Disclosure Schedule contains an accurate and complete list, as of the Agreement Date, of each Acquired Entity Employee Plan. None of the Acquired Entities intends, or has committed, to establish or enter into any new Acquired Entity

Employee Plan, or to modify any Acquired Entity Employee Plan (except to conform any such Acquired Entity Employee Plan to the requirements of any applicable Legal Requirements, as previously disclosed to Parent in writing or as required by this Agreement).
(h)    Delivery of Documents. As applicable with respect to each Acquired Entity Employee Plan, the Company has made available to Parent true, current and complete copies of: (i) all documents setting forth the terms of each Acquired Entity Employee Plan, including all amendments thereto, and all related trust documents or, with respect to any unwritten Acquired Entity Employee Plan, a written summary thereof; (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any; (iii) all material written Contracts, including administrative service agreements, group insurance contracts, and for Acquired Entity Service Providers employed or engaged outside the United States, the employment contracts and director service agreements; (iv) the annual reports (Form 5500 series) for the last [***] complete plan years; (v) the most recent determination, advisory or opinion letter from the U.S. Internal Revenue Service relating to the tax-qualified status of the Acquired Entity Employee Plan; (vi) all written materials provided to any Acquired Entity Service Provider relating to any Acquired Entity Employee Plan and any proposed Acquired Entity Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any Liability to any Acquired Entity; (vii) all correspondence to or from any Governmental Body relating to any Acquired Entity Employee Plan; and (viii) nondiscrimination and coverage testing results for the [***] most recent plan years.
(i)    Absence of Certain Retiree Liabilities. No Acquired Entity has any obligation or liability to provide, under any Acquired Entity Employee Plan or otherwise, any life insurance, health benefits or other employee welfare benefits to any Person for any reason after such Person terminates employment, except as may be required by applicable Legal Requirements. None of the Acquired Entities has ever represented, promised or contracted (whether in oral or written form) to any Acquired Entity Service Provider (either individually or to Acquired Entity Service Providers as a group) or any other Person that such Acquired Entity Service Provider(s) or other Person would be provided with post-termination welfare benefits (including life insurance, health benefit or retiree employee welfare benefits), except to the extent required by applicable Legal Requirements.
(j)    Foreign Plans. Part 2.15(j) of the Disclosure Schedule contains an accurate and complete list, as of the Agreement Date, of: (i) any Acquired Entity Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (ii) any Acquired Entity Employee Plan that covers or has covered Acquired Entity Service Providers whose services are or have been performed primarily outside of the United States. Each Acquired Entity Employee Plan that is required to be registered under the laws of a jurisdiction outside the United States has been registered and has been maintained in good standing with the appropriate regulatory authorities. Each Acquired Entity with employees in the United Kingdom has complied with its automatic enrolment obligations as required by the United Kingdom Pensions Act 2008 and associated legislation. No written notices, fines, or other sanctions have been issued by the UK Pensions Regulator and, to the Knowledge of the Company, no instances of non-compliance with the automatic enrolment obligations have been notified to the UK Pensions Regulator in respect of an Acquired Entity.
(k)    Absence of Certain Plans and Related Liabilities. No Acquired Entity, nor any ERISA Affiliate, has ever maintained, been a participating employer, contributed to, or has had any liability (contingent or otherwise) with respect to (i) any multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, Contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. No Acquired Entity has (i) been a party to, a sponsoring employer of, or otherwise is under any Liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item or (ii) been a group undertaking (as defined in Section 1161 of the Companies Act) or been connected with or an associate (within the meaning of Sections 249 and 435 of the Insolvency Act 1986 respectively) of an employer in any scheme outlined in (i) above. No Acquired Entity Employee Plan provides, or is obligated to provide, welfare benefits to any person who is not a current or former employee of an Acquired Entity (or dependent thereof), except as otherwise required by applicable Legal Requirements. No Acquired Entity has terminated an employee benefit plan for which any Acquired Entity could have any existing or continuing liability or obligation (contingent or otherwise) relating thereto.
(l)    No Defaults. Each Acquired Entity has performed all obligations required to be performed by it in all material respects under each Acquired Entity Employee Plan and is not in material default or violation of, and none of the Acquired Entities has Knowledge of any material default or violation by any other party to, the terms of any Acquired Entity Employee Plan. Each of the Acquired Entity Employee Plans has been operated and administered in all material respects in accordance with its terms and all applicable Legal Requirements, including the applicable requirements under the Code, ERISA, and the ACA. All required contributions to, and payments from or in connection with, any Acquired Entity Employee Plan have been timely made in accordance with the terms of such Acquired Entity Employee Plan, applicable Contracts and applicable Legal Requirements, and all contributions for any period ending on or before the Closing Date which are not yet due are reflected as an accrued Liability on the Unaudited Interim Balance Sheet. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred in connection with which any Acquired Entity could have any liability (including on account of an indemnification obligation). No Acquired Entity has any liability (including liability on account of an indemnification obligation or an ERISA Affiliate) with respect to or under Section 502(i) of ERISA, Chapter 43 of the Code, or on account of a violation of Part 6 of Subtitle B of Title I of ERISA, and nothing has occurred that could reasonably be expected to subject any Acquired Entity to such liability. Each Acquired Entity Employee Plan can be amended, terminated or otherwise discontinued after the Agreement Date, without Liability to any Acquired Entity or Parent other than accrued benefits payable in the ordinary course of business.
(m)    No Conflict. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Acquired Entity Employee Plan, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Acquired Entity Service Provider or (ii) create or otherwise result in Liability with respect to any Acquired Entity Employee Plan.
(n)    Compliance. Each Acquired Entity: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, overtime, reimbursements, labor relations, leaves of absence, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Acquired Entity Service Providers (or prospective employees or other service providers), including, but not limited to, the Worker

Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation); (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any Acquired Entity Service Provider; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Acquired Entity Service Provider (other than routine payments to be made in the ordinary course of business consistent with past practice). Each Acquired Entity Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and no circumstances exist (i) which could result in loss of such qualification under Section 401(a) of the Code or (ii) which could result in a penalty under the Internal Revenue Service Closing Agreement Program if discovered during an Internal Revenue Service audit or investigation. Each such Acquired Entity Employee Plan has received a favorable determination, opinion or advisory letter from the Internal Revenue Service with respect to such qualification and the Tax-exempt status of its related trust, and no circumstances exist which could result in Liability to any Acquired Entity in respect of such qualified status. No Acquired Entity Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code. To the Knowledge of the Company, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Acquired Entity Employee Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Acquired Entity Employee Plan that could subject any Acquired Entity or an Acquired Entity Service Provider to any Liability (including Liability on account of an indemnification obligation). None of the Acquired Entities has incurred any excise Taxes under Chapter 43 of the Code with respect to any Acquired Entity Employee Plan and nothing has occurred with respect to any Acquired Entity Employee Plan that could reasonably be expected to subject any Acquired Entity to any such Taxes. None of the Acquired Entities, nor any ERISA Affiliate of any Acquired Entity, has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code or (ii) under Section 502(i) or 502(l) of ERISA or Section 4975 of the Code. In the [***] years preceding the Agreement Date, in respect of the Acquired Entity Service Providers, all holiday pay for periods of holiday taken has been calculated and paid in accordance with Directive 2003/88/EC of the European Parliament and of the Council of 4 November 2003 concerning certain aspects of the organization of working time.
(o)    Labor Relations and Claims. The Company has no Knowledge of any facts indicating that the consummation of the Mergers or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any Acquired Entity. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any Acquired Entity Service Provider, employment Contract, compensation, wages and hours, leave of absence, office or plant closing notification, employment statute or regulation (including human rights and pay equity), privacy right, labor dispute, workers’ compensation policy or long term disability policy or similar policy subject to foreign Legal Requirements, occupational health and safety, retaliation, immigration or discrimination matter involving any Acquired Entity Service Provider, including charges of unfair labor practices or harassment complaints. Except as set forth in Part 2.15(o) of the Disclosure Schedule, there are no pending or to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against the Acquired Entities under any workers’ compensation policy or long-term disability policy.
(p)    Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Entity Employee Plans, the assets of any of the Acquired Entity Employee Plans, or the Acquired Entity

Employee Plan administrator or any fiduciary of the Acquired Entity Employee Plans with respect to the operation of such Acquired Entity Employee Plans (other than routine, uncontested benefit claims) or asserting any rights or claims to benefits under such Acquired Entity Employee Plan, and there are no facts or circumstances which could form the basis for any such claims or Legal Proceedings.
(q)    Independent Contractors. The Company will provide, prior to the Closing Date, a schedule that sets forth, with respect to each Person who is an independent contractor of each Acquired Entity:
(i)    the name of such independent contractor and the date as of which such independent contractor was originally engaged by each Acquired Entity;
(ii)    a description of the services provided; and
(iii)    the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from each Acquired Entity with respect to services performed in the fiscal year ending January 31, 2019, and an estimate of the amount of such compensation projected to be paid in the fiscal year ending January 31, 2020.
The Company has made available to Parent true, current and complete copies of all documents setting forth the terms of each independent contractor engaged outside the United States, including all amendments thereto.
(r)    No Misclassified Employees. No current or former independent contractor of any Acquired Entity could be deemed to be a misclassified employee pursuant to any applicable Legal Requirement. No independent contractor is eligible to participate in any Acquired Entity Employee Plan. None of the Acquired Entities has ever had any temporary or leased employees that were not treated and accounted for in all respects as Acquired Entity Service Providers. No current or former Acquired Entity Service Provider could be deemed to be a misclassified independent contractor or to be misclassified as exempt from applicable minimum wage and overtime laws.
(s)    Transfers of Undertakings. In the period of [***] years preceding the Agreement Date, neither the Company nor any Subsidiary (nor any predecessor or owner of any part of their businesses) has been a party to a relevant transfer for the purposes of the Acquired Rights Directive (Directive 2001/23) affecting any of the current or former Acquired Entity Service Provider.
(t)    Certain Legal Proceedings. There are no Legal Proceedings or complaints (including internal complaints) against any of the Acquired Entities, any officer or director thereof, or any Significant Employee Stockholder or Key Employee, and to the Knowledge of the Company, no such Legal Proceeding or complaint is threatened, which contains allegations regarding or relating to harassment, discrimination, retaliation or breach of any of the Acquired Entities’ conflicts of interest policies.
2.16    Environmental Matters. Each of the Acquired Entities has at all times been and is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each respective Acquired Entity of all Environmental Licenses and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Entities has ever received any written notice or other written communication, or to the Knowledge of the Company, any oral communication, from any Person that alleges that any Acquired Entity is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with any Acquired Entity’s material compliance with any Environmental Law in the future. As of the Agreement Date, none of the Acquired Entities has caused or contributed to any Environmental Release and there are no circumstances which would reasonably be expected to give rise to any Environmental Release by any Acquired Entity. To the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Properties whether in storage tanks, landfills, pits, ponds, lagoons or otherwise. All Environmental Licenses and other Governmental Authorizations held by any Acquired Entity as of the Agreement Date pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. The Company has made available to Parent accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to each Acquired Entity or its operations and all correspondence on substantial environmental matters relating to any Acquired Entity or its operations.
2.17    Insurance. Part 2.17 of the Disclosure Schedule identifies, as of the Agreement Date, each insurance policy maintained by, at the expense of or for the benefit of each Acquired Entity and identifies any material claims made thereunder. The Company has made available to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. As of the Agreement Date, no Acquired Entity has received a notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.
2.18    Transactions with Related Parties. No Related Party: (a) has, or has had, any interest in any material asset used in or otherwise relating to the business of any Acquired Entity; (b) is, or has been, indebted to any Acquired Entity (other than for ordinary travel and business advances); (c) has entered into, or has had any financial interest in, any Material Contract, transaction or business dealing with or involving any Acquired Entity; and (d) to the Knowledge of the Company, has any claim or right against any Acquired Entity (other than rights under Company Options and rights to receive compensation for services performed or advances as an Acquired Entity Service Provider).
2.19    Legal Proceedings; Orders.
(a)    Legal Proceedings. There is no pending Legal Proceeding and no Person has threatened in writing to commence any Legal Proceeding: (i) that involves any Acquired Entity, or in which any Acquired Entity is a plaintiff, complainant or defendant with respect to any of the assets owned or used or any products or services provided by any Acquired Entity or any Person whose Liability for such Legal Proceeding any Acquired Entity has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Mergers or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of any Acquired Entity, or any option or other right to the capital stock or other securities of any Acquired Entity, or right to receive consideration as a result of this Agreement.
(b)    Orders. There is no Order to which any Acquired Entity, or any of the assets owned or used or any products or services provided by any Acquired Entity, is subject. To the Knowledge of the Company, no Acquired Entity Service Provider is subject to any Order that prohibits such Acquired Entity Service Provider from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Entity’s business.
2.20    Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes.

(a)    Authority; Binding Nature. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party, and subject to obtaining the Required Merger Stockholder Votes, the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its board of directors and, prior to the First Effective Time, its stockholders. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    Board Approval. The Company’s board of directors has: (i) unanimously determined that the Mergers are advisable and fair to and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Mergers be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Mergers or any of the other transactions contemplated by this Agreement.
(c)    No Takeover Statute. No state or foreign “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute, regulation or similar Legal Requirement applies or purports to apply to the Mergers, this Agreement or any of the transactions contemplated hereby.
2.21    Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither: (1) the execution, delivery or performance of this Agreement or the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of any Acquired Entity; or (ii) any resolution adopted by the stockholders or members, board of directors or managers (or similar body) or any committee of the board of directors or managers, as applicable, of any Acquired Entity;
(b)    contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Entity or any of the assets owned or used by any Acquired Entity, is subject;
(c)    contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any Acquired Entity or that otherwise relates to any Acquired Entity’s business or to any of the assets owned or used by any Acquired Entity;
(d)    contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any such Material Contract; or

(e)    result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by any Acquired Entity (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Entity).
Except as set forth in Part 2.21 of the Disclosure Schedule, for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and in connection, or in compliance, with the notification and waiting period requirements under the HSR Act, none of the Acquired Entities is and none of the Acquired Entities will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person that is party to a Material Contract in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the Mergers or any of the other transactions contemplated by this Agreement.
2.22    Significant Business Relationships. Part 2.22 of the Disclosure Schedule sets forth, as of the Agreement Date, an accurate and complete list of (i) the vendors and suppliers used by any Acquired Entity to which the Acquired Entities paid an amount in excess of $[***] for the fiscal year ended January 31, 2019, (ii) the top [***] customers of the Acquired Entities for the fiscal year ended January 31, 2019 (by total amount to be received) and (iii) the top [***] channel partners of the Acquired Entities for the fiscal year ended January 31, 2019 (each of the foregoing Persons in clauses “(i)”, “(ii)” and “(iii)”, a “Key Business Partner”). Between [***] and the Agreement Date, no Key Business Partner has terminated its relationship with any Acquired Entity or demanded in writing a material reduction or change in the pricing or other terms of its relationship with any Acquired Entity. As of the Agreement Date, none of the Acquired Entities is engaged in any material dispute with any Key Business Partner and no Key Business Partner has notified Company in writing that it intends to terminate, limit or reduce its business relations with any Acquired Entity, or materially reduce or adversely change the pricing or other terms of its business with any Acquired Entity.
2.23    Export Control Laws. Except as set forth in Part 2.23 of the Disclosure Schedule, the Acquired Entities are, and during the past [***] years have been, in compliance with all applicable provisions of the export control, import control, customs, economic sanctions, and antiboycott Legal Requirements of (i) the United States, including the Export Control Reform Act and Export Administration Act and their implementing Export Administration Regulations, the trade and economic sanctions regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Controls, the Arms Export Control Act and implementing International Traffic in Arms Regulations, the U.S. customs regulations, and the U.S. antiboycott Legal Requirements at 15 C.F.R. Part 760 and 26 U.S.C. § 999; and (ii) any other country with jurisdiction over the products or operations of the Acquired Entities, to the extent consistent with U.S. law (collectively, the “Export Control Laws”).  Without limiting the foregoing:
(a)    the Acquired Entities have obtained all export/reexport licenses and other approvals required for their respective exports, reexports, transfers, and imports of products, software and technologies under the Export Control Laws (and Part 2.23 of the Disclosure Schedule sets forth the status of all such applications);
(b)    the Acquired Entities are and have been in compliance with the terms of all applicable export/reexport licenses, license exceptions, or other approvals under the Export Control Laws;
(c)    there are no pending or threatened claims against the Acquired Entities with respect to non-compliance with the Export Control Laws;

(d)    the Acquired Entities have not done business, directly or indirectly, in or with any Restricted Country or with or involving any Restricted Parties, and none of the Acquired Entities, nor any of their respective officers, directors, employees, or agents, is a Restricted Party;
(e)    there are no actions, conditions or circumstances pertaining to the Acquired Entities’ businesses or operations that would reasonably be expected to give rise to any future claims under the Export Control Laws;
(f)    none of the Acquired Entities is or has ever been required to be registered with the U.S. Department of State as a manufacturer, exporter, or broker under the International Traffic in Arms Regulations; and
(g)    no submission to or authorization from any Governmental Body is required for the transfer of export/reexport licenses or other approvals to Parent under the Export Control Laws, except for such consents and approvals that can be obtained expeditiously without material cost.
2.24    Votes Required. The affirmative vote of: (i) the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class on an as-converted to Company Common Stock basis); and (ii) the holders of a majority of the outstanding shares of Company Preferred Stock (voting together as a single class on an as-converted to Company Common Stock basis), are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement (the votes referred to in clauses “(i)” and “(ii)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”).
2.25    Brokers. Except as set forth in Part 2.25 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Acquired Entity. Part 2.25 of the Disclosure Schedule identifies each Person that is or may become entitled to receive any fee or other amount from any Acquired Entity for professional services performed or to be performed in connection with the Mergers or any of the other transactions contemplated by this Agreement.
2.26    Full Disclosure.
(a)    Representations and Warranties. To the Knowledge of the Company, this Agreement (including the Disclosure Schedule) does not, and the Merger Consideration Certificate and the Company Closing Certificate will not: (i) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.
(b)    Information Statement. The Information Statement will not, as of the date of the Information Statement: (i) contain any statement that is inaccurate or misleading with respect to any material fact; or (ii) omit to state any material fact necessary in order to make such information (in the light of the circumstances under which it is provided) not false or misleading; provided, however, that no representation or warranty is made herein with respect to any information provided by Parent for inclusion in, or to be appended as an exhibit or other annex to, the Information Statement. The Information Statement shall comply with all applicable Legal Requirements.

3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS
Parent and the Merger Subs represent and warrant to the Company as follows, to and for the benefit of the Company (with the understanding and acknowledgement that the Company would not have entered into this Agreement without being provided with the representations and warranties set forth herein, that the Company is relying on these representations and warranties along with other information provided by Parent and the Merger Subs and their Representatives, and that these representations and warranties constitute an essential and determining element of this Agreement), as follows:
3.1    Organization and Standing. Each of Parent and Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware all of the interests in which are owned by Parent.
3.2    Authority; Binding Nature of Agreement. Parent and the Merger Subs have the absolute and unrestricted right, power and authority to enter into and perform their obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which Parent or a Merger Sub is a party; and the execution, delivery and performance by Parent and the Merger Subs of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and the Merger Subs and their respective boards of directors or managers, as applicable. No vote of Parent’s stockholders is needed to approve the Mergers. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Parent or a Merger Sub is a party constitutes the legal, valid and binding obligation of Parent and such Merger Sub, as the case may be, enforceable against Parent and such Merger Sub in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
3.3    Non-Contravention; Consents.
(a)    Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Mergers or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the certificate of incorporation, certificate of formation, bylaws or operating agreement of Parent or the Merger Subs, as applicable; (B) any resolution adopted by the stockholders, the board of directors or managers, as applicable, of Parent or the Merger Subs, or of any committee thereof; or (C) any provision of any material contract by which Parent is bound.
(b)    Consents. Neither Parent nor the Merger Subs will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Mergers or any of the other transactions contemplated by this Agreement, except for: (A) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware (B) filings required to be made, notices required to be given or Consents required to be obtained by Parent or the Merger Subs, in each case from any Governmental Body in connection with the Mergers, including in connection, or in compliance, with the notification and waiting period requirements under the

HSR Act and (C) any filing, notice or Consent which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Parent or the Merger Subs’ ability to consummate the Mergers or the other transactions contemplated hereby.
3.4    Parent SEC Documents.
(a)    All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC (the “Parent SEC Documents”) since January 31, 2019 have been so filed on a timely basis. To the knowledge of Parent, a true and complete copy of each Parent SEC Document is available on the Web site maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such later filing), each of the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.
(a)    The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).
3.5    Valid Issuance. All shares of Parent Common Stock to be issued to the holders of shares of Company Capital Stock in respect of their shares of Company Capital Stock will be, when issued in accordance with the terms of this Agreement, (a) duly authorized, validly issued, and non-assessable, and (b) issued in compliance with applicable securities laws.
3.6    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or the Merger Subs.
3.7    Financing. At the Closing, Parent will have sufficient funds available to it to permit Parent and the Merger Subs to consummate the transactions contemplated by this Agreement and under each other agreement, document or instrument referred to in this Agreement to which Parent or a Merger Sub is or will be a party.
3.8    No Prior Operations. Each Merger Sub was incorporated for the purpose of entering into the transactions contemplated herein and has never engaged in any business operations of any kind and is not the successor to any other Person.
4.    CERTAIN COVENANTS OF THE COMPANY
4.1    Access and Investigation. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the First Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the other Acquired Entities and their respective Representatives to: (a) provide Parent and Parent’s

Representatives with reasonable access during normal business hours to the Acquired Entities’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Entities; (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Entities, and with such additional financial, operating and other data and information regarding the Acquired Entities, as Parent may reasonably request; and (c) cooperate and use commercially reasonable efforts to assist Parent in connection with the preparation of the historical and pro forma financial statements required to be included in a Current Report on Form 8-K to be filed by Parent following the Closing with respect to the Mergers, together with any amendment thereto, as contemplated by Regulation S-X, including Article 11 and Rule 3-05 thereof; provided, that, in each case, access to any information covered by attorney-client privilege, work product or similar protection will be appropriately limited and made under a mutually acceptable common interest agreement. During the Pre-Closing Period, Parent may, with the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, make inquiries of Persons having business relationships with any of the Acquired Entities (including Key Business Partners) and the Acquired Entities shall help facilitate (and shall reasonably cooperate with Parent in connection with) such inquiries, in each case in compliance with all applicable Legal Requirements (including any applicable antitrust or competition laws or regulations).
4.2    Operation of the Business of the Acquired Entities. During the Pre-Closing Period, the Company shall ensure that:
(1)    each of the Acquired Entities shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the Agreement Date;
(2)    each of the Acquired Entities shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers, employees, independent contractors and consultants and maintain its relations and goodwill with, all customers, landlords, employees and other Persons having business relationships with the Acquired Entities, including all Key Business Partners (other than terminations of employees for cause or gross negligence following reasonable consultation with Parent);
(3)    none of the Acquired Entities shall cancel any of its insurance policies identified in Part 2.17 of the Disclosure Schedule or reduce the amount of any insurance coverage provided by such insurance policies;
(4)    none of the Acquired Entities shall declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (other than forfeitures of unvested Company Options or Company Restricted Shares upon termination of service with any employee pursuant to stock option or restricted stock award agreements in effect on the Agreement Date);
(5)    none of the Acquired Entities shall sell, issue or authorize the issuance of: (i) any capital stock or other security; (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue

Company Capital Stock (A) upon the exercise of Company Warrants, (B) upon the exercise of Company Options not later than three Business Days prior to the Closing Date, and (C) upon the conversion of Company Preferred Stock, in each case, outstanding as of the Agreement Date and in accordance with their respective terms as in effect on the Agreement Date);
(6)    none of the Acquired Entities shall amend or waive any of its rights under, or permit the acceleration of vesting under (other than in connection with a Non-Continuing Employee): (i) any provision of the Company Stock Plan; (ii) any provision of any agreement evidencing any outstanding Company Option or Company Restricted Shares; or (iii) any other compensation obligation;
(7)    none of the Acquired Entities shall amend or permit the adoption of any amendment to such Acquired Entity’s Charter Documents, or effect or permit such Acquired Entity to become a party to any Acquisition Transaction (other than the transactions contemplated by this Agreement), recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
(8)    none of the Acquired Entities shall form any Subsidiary or acquire any equity interest or other interest in any other Entity;
(9)    none of the Acquired Entities shall make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Entities during the Pre-Closing Period, do not exceed $[***];
(10)    none of the Acquired Entities shall enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract, except for Contracts entered into in the ordinary course of business consistent with past practices;
(11)    none of the Acquired Entities shall amend, extend or prematurely terminate, or waive any material right or remedy under, any Acquired Entity Contract that is or would constitute a Material Contract;
(12)    none of the Acquired Entities shall: (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $[***]; (ii) sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any right or other asset to any other Person; or (iii) waive or relinquish any right, except in the case of each of clauses (i)-(iii), in the ordinary course of business consistent with past practices;
(13)    none of the Acquired Entities shall: (i) lend money to any Person (except that the Acquired Entities may make routine travel and business expense advances to current Acquired Entity Service Providers in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness other than in the ordinary course of business, or that may not be paid off at Closing;
(14)    none of the Acquired Entities shall: (i) enter into any collective bargaining agreement; (ii) establish, adopt, amend or terminate any Acquired

Entity Employee Plan (or any plan or arrangement that would be an Acquired Entity Employee Plan if in effect as of the Agreement Date); (iii) pay, or make any commitment to pay, any bonus or make any profit-sharing payment, cash incentive payment or similar payment, other than commissions paid in the ordinary course of business consistent with past practices; or (iv) increase, or make any commitment to increase, the amount of the wages, salary, commissions, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any Acquired Entity Service Provider;
(15)    none of the Acquired Entities shall: (i) promote or change the title of any of its employees (retroactively or otherwise); (ii) fund, or make any commitment to fund, any compensation obligation (whether by grantor trust or otherwise); (iii) hire or make an offer to hire any new employee on a full-time, part-time, consulting or other basis; (iv) terminate the employment or engagement of any Acquired Entity Service Provider other than for cause or gross misconduct in accordance with applicable Legal Requirements following reasonable consultation with Parent; (v) accelerate any Company Restricted Shares, Company Options or other equity interests of any Person; or (vi) induce, or attempt to induce, any Acquired Entity Service Provider, whether directly or indirectly, to terminate their employment or engagement;
(16)    none of the Acquired Entities shall change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable accounting or auditing standards);
(17)    none of the Acquired Entities shall file any income Tax Return unless a copy of such Tax Return has been submitted to Parent for review a reasonably period of time prior to filing and Parent has consented to such filing (not to be unreasonably withheld, conditioned or delayed), prepare or file any Tax Return inconsistent with past practice or, on any Tax Return, take any position, make any election of the Code, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income or Taxes to periods ending after the Closing Date or accelerating credits or deductions to periods ending on or before the Closing Date) unless such position, election, or method is required by Legal Requirements, enter into any transactions outside of the ordinary course of business giving rise to deferred gain or loss for Tax purposes, enter into a Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (excluding customary provisions of a commercial agreement, the primary purpose of which is not related to Taxes), amend any Acquired Entity Return, settle or otherwise compromise any claim, notice, audit report or assessment relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, request any ruling or similar guidance with respect to Taxes, or consent to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;
(18)    none of the Acquired Entities shall commence or settle any Legal Proceeding;
(19)    none of the Acquired Entities shall make any material change in (i) cash management practices or (ii) its policies and practices with respect to collection of accounts receivable, establishment of reserves for uncollectable receivables, accrual of accounts receivable, purchases of inventory and supplies, repairs and maintenance, pricing and credit practices, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of customer deposits or otherwise accelerate the collection of accounts receivable or the realization of other current assets or delay the payment of accounts payables or other current liabilities except for any such acceleration or delay in the ordinary course of business;
(20)    none of the Acquired Entities shall engage in any activity of the type commercially referred to as “trade loading” or “channel stuffing” or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the demand for the Acquired Entity Products prior to the Closing, including without limitation sales of such products (i) with payment terms longer than terms customarily offered for such products, (ii) at a greater discount from listed prices than customarily offered for such products, (iii) with shipment terms more favorable than shipment terms customarily offered for such products, (iv) in a quantity greater than the reasonable resale requirement of any particular distributor or usage required of any particular customer, or (v) in conjunction with other material benefits to a distributor or customer not previously offered in the ordinary course of business to such distributor or customer;
(21)    except as required by applicable accounting or auditing standards consistent with past practices, none of the Acquired Entities shall write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other Indebtedness in excess of $[***] with respect to a single matter, or in excess of $[***] in the aggregate;
(22)    none of the Acquired Entities shall make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business consistent with such Acquired Entity’s past practices; and
(23)    none of the Acquired Entities shall agree or commit to take any of the actions described in clauses “(3)” through “(22)” above.
Notwithstanding the foregoing, an Acquired Entity may take any action described in: (i) clauses “(3)” through “(22)” above if: (A) Parent gives its prior written consent to the taking of such action by the Acquired Entity, which consent shall not be unreasonably withheld, delayed or conditioned; (B) such action is expressly required to be taken by this Agreement; or (C) required by this Agreement or any Legal Requirement; and (ii) Part 4.2 of the Disclosure Schedule.
4.3    Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any of the Acquired Entities obtaining Knowledge of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the Agreement Date and that would cause or constitute a breach of or an inaccuracy in any material respect in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Agreement Date; (iii) any breach of any covenant or obligation of the Company such that the condition in Section 7.2 would not be satisfied; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7.1 impossible or not reasonably expected to occur. No notification under this Section 4.3 shall be required with respect to matters consented to in writing by Parent pursuant to the last paragraph of Section 4.2 or the actual taking of actions contemplated by Part 4.2 of the Disclosure Schedule. The parties agree that for all purposes hereunder, (A) this Section 4.3 shall not be considered for purposes of determining whether the condition in Section 7.2 is satisfied, but rather any underlying breach of any representation or warranty made by the Company set forth in Article 2 shall be considered in determining whether the condition in Section 7.1 is satisfied and (B) the Company’s unintentional failure to give notice of any such occurrence as required pursuant to this Section 4.3 shall not be deemed to be a breach of the covenant contained in this Section 4.3, but instead shall (if applicable) constitute only a breach of the applicable underlying representation, warrant, covenant or agreement.
4.4    No Negotiation. During the Pre-Closing Period, the Company shall not, and the Company shall not authorize or permit, any of the Acquired Entities or any Representative of any of the Acquired Entities to: (a) solicit, initiate, seek, knowingly encourage, support or facilitate any inquiry, proposal, expression of interest or offer from, furnish any information to, or participate in any negotiations or discussions with, or entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall as promptly as practicable (and in any event within 48 hours of receipt thereof) provide Parent with: (i) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by any Acquired Entity or by any of the Acquired Entities’ Representatives from any Person (other than Parent), including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received; and (ii) a copy of each written communication and a complete summary of each other communication transmitted on behalf of such Person or any of such Person’s Representatives to any Acquired Entity or any of the Acquired Entities’ Representatives. To the extent the Company is prohibited by a non-disclosure or confidentiality agreement entered into prior to July 14, 2019 from providing the information in clause “(i)” of the preceding sentence, the Company shall not be required to provide Parent with the identity of the Person from which such expression of interest, inquiry, proposal or offer was received, or the other details of such expression of interest, inquiry, proposal or offer, other than the economic terms.
4.5    Termination of Certain Benefit Plans. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date: (a) each Acquired Entity Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (a “401(k) Plan”); and (b) effective as soon as reasonably practicable following the satisfaction of any notice requirements, any other Acquired Entity Employee Plan requested by Parent, unless, in the case of clause “(a)”, Parent, in its sole and absolute discretion, agrees to continue any such 401(k) Plan by providing the Company with written notice of such election (an “Election Notice”) at least five Business Days prior to the Closing Date. The Company shall deliver to Parent, prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate each 401(k) Plan, unless Parent provides an Election Notice to the Company, and any other Acquired Entity Employee Plan that Parent timely requests to be terminated pursuant to this Section, as applicable (the form and substance of which resolutions shall be subject to reasonable review and approval of Parent), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent prior to the First Effective Time.
4.6    Termination/Amendment of Agreements and Release of Encumbrances. The Company shall use commercially reasonable efforts to: (a) cause the agreements identified in Schedule 4.6(i) to be terminated effective as of the First Effective Time; (b) cause the agreements identified in Schedule 4.6(ii) to be amended effective as of the First Effective Time in the manner set forth on Schedule 4.6(ii); and (c) take, or cause to be taken, all actions necessary to secure the termination and release of any and all Encumbrances upon the assets or properties of the Acquired Entities, in each case in form and substance reasonably satisfactory to Parent.
4.7    Communications with Employees. Within two Business Days following the Agreement Date, Parent shall develop and deliver to the Company talking points with respect to the post-Closing employment of Continuing Service Providers. Prior to the Closing Date, the Company shall not communicate (and the Company shall ensure that none of the Acquired Entities communicate) with Acquired Entity Service Providers regarding post-Closing employment matters with Parent or any Subsidiary or Affiliate of Parent, including post-Closing employee benefit plans and compensation, unless in a manner set forth in, and consistent with, the talking points referenced in the first sentence of this Section 4.7, as Parent may update from time to time.
4.8    Resignation of Officers, Directors and Managers. The Company shall deliver to Parent, at or prior to the Closing, the resignation of each officer, member of the board of directors or managers (or similar body) of each Acquired Entity effective as of the First Effective Time, in form and substance satisfactory to Parent (it being understood that such resignations shall not constitute a termination of employment by such officer, director or manager).
4.9    D&O Indemnification and Insurance.
(a)    Prior to the First Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Acquired Entities’ directors and officers in a form mutually acceptable to the Company and Parent, which shall provide such directors and officers with coverage for six years following the First Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company.
(b)    Parent shall cause the Surviving Company, the Acquired Entities, and their respective successors to honor, in accordance with their terms, for a period of six years after the Closing Date, the indemnification obligations set forth in the Charter Documents, each as in effect as of the Agreement Date and made available to Parent, and any indemnification agreements entered into prior to the Agreement Date between any Acquired Entity and any of its current or former directors and officers, on forms which have been made available to Parent.
4.10    Payoff Letters and Invoices; Estimated Merger Consideration Certificate.
(a)    At least five Business Days prior to the Closing Date, the Company shall, to the extent applicable, deliver to Parent an accurate and complete copy of: (a) one or more payoff letters, each dated no more than five Business Days prior to the Closing Date, with respect to all outstanding

Indebtedness of the Acquired Entities, to (i) satisfy such Indebtedness as of the Closing and (ii) terminate and release any Encumbrances related thereto; and (b) an invoice from each advisor or other service provider to any Acquired Entity, dated no more than five Business Days prior to the Closing Date, with respect to all Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.
(b)    At least five Business Days prior to the Closing Date, the Company shall deliver to Parent an estimated Merger Consideration Certificate, in form and substance reasonably satisfactory to Parent and setting forth the information required by Section 1.3(b)(x) on an accompanying spreadsheet in support of the calculation of the amounts set forth in the estimated Merger Consideration Certificate.
(c)    Nothing in this Section 4.10 shall limit any rights of any Parent Indemnitee as set forth in Section 10.
4.11    Employment Agreements and Termination of Non-Continuing Employees. The Company shall use commercially reasonable efforts to cause all Continuing Service Providers to execute, prior to the Closing Date, an employment agreement or offer letter (or an amendment or other change to each such employee’s terms and conditions of employment with the Acquired Entities) provided by Parent, and any applicable exhibits to such Employment Agreements, including an employee invention assignment agreement, in each case, subject to and in accordance with Section 5.6 (collectively, an “Employment Agreement”). Effective as of immediately prior to the Closing, the Company shall terminate, in compliance with applicable Legal Requirements, the employment of each employee of the Acquired Entities who are not Continuing Service Providers (each such employee, a “Non-Continuing Employee”). The Company shall be responsible for the payment of all final payments, salary and benefits and other remuneration, including, any severance, bonus, accrued vacation, payment in lieu of notice period and vacation pay or other payments or amounts, due to Non-Continuing Employees, whether under Legal Requirements or Contract (the “Non-Continuing Employee Compensation”) with respect to their services as employees of the Acquired Entities and the termination of their employment, and all such payments shall be made to each Non-Continuing Employee prior to the Closing Date to the extent already earned and be considered Company Transaction Expenses. Without limiting the generality of Section 4.1, the Company shall provide Parent with reasonable access to the Continuing Service Providers during normal working hours following the Agreement Date.  Within 10 Business Days following the Agreement Date, Parent shall deliver Schedule 4.11 in a form reasonably satisfactory to the Company, which shall be appended to this Agreement.
4.12    Transferring Employees.
(a)    The parties acknowledge that, immediately following the Closing, Parent intends to transfer the contracts of employment of the Acquired Entity Service Providers employed in the Automatic Transfer Countries from the applicable Acquired Entity to the applicable Parent Employer and that such transfer will constitute a relevant transfer for the purposes of the applicable Transfer Regulations. The Company also acknowledges that, during the Pre-Closing Period, Parent intends to offer new employment agreements to the Acquired Entity Service Providers employed in the Automatic Transfer Countries, Poland and Australia (together, the “Pre-Closing Consultation Service Providers”), such employment agreements to: (i) be offered by the applicable Parent Employer (save that in Poland such new employment agreements will be offered with respect to the applicable Acquired Entity), and (ii) take effect on the Closing Date. The parties therefore acknowledge that the applicable Acquired Entity and Parent Employer will have information and/or consultation obligations with respect to the Pre-Closing Consultation Service Providers under the Transfer Regulations and/or applicable local labor Legal Requirements that must be satisfied prior to the Closing. Parent proposes to satisfy such obligations through an information and/or consultation process with the Pre-Closing Consultation Service Providers that will take place during the Pre-Closing Period (the “Service Provider Consultation Process”) as part of the Parent’s integration planning activities. Prior to the Closing, the Company shall cause the applicable Acquired Entities to cooperate with the Service Provider Consultation Process in accordance with Section 4.12(b).
(b)    The Company undertakes to Parent that, to the extent necessary to satisfy the Service Provider Consultation Process, it shall cause the applicable Acquired Entities to use commercially reasonable efforts to: (a) comply in all material respects with their obligations to provide information to the applicable Parent Employers under the Transfer Regulations, or as otherwise directed to provide information on the Pre-Closing Consultation Service Providers by Parent or applicable Parent Employer; (b) comply in all material respects with any information and/or consultation requirements under the Transfer Regulations and/or applicable labor Legal Requirements (and to provide Parent with such information as Parent may reasonably request in writing in order to verify such compliance); (c) provide such access to the Company’s or Acquired Entity’s sites and to the Pre-Closing Consultation Service Providers directly as Parent or applicable Parent Employer may reasonably request; (d) send, deliver, or publish to the Pre-Closing Consultation Service Providers any document or communication as reasonably requested by Parent or the applicable Parent Employer; (e) reasonably require appropriate Company or Acquired Entity personnel to attend (with travel, at Parent’s expense, if necessary) any collective or individual meetings with Pre-Closing Consultation Service Providers; and (f) take any other step or action reasonably considered necessary by Parent or the applicable Parent Employer.
(c)    To the extent necessary to satisfy the Service Provider Consultation Process, the Company shall, and shall cause any Acquired Entity to, on request by Parent or a Parent Employer and at Parent’s expense, provide to Parent or applicable Parent Employer such information or documents as Parent or applicable Parent Employer may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Pre-Closing Consultation Service Providers or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the Pre-Closing Period (on a limited basis to individuals within the Parent’s or Parent Employer’s HR and/or legal divisions to the extent that such information is considered to be competitively sensitive).
4.13    Websites. Prior to the Closing Date, the Company shall take the actions set forth on Schedule 4.13 with respect to the Acquired Entity Web Sites.
4.14    FIRPTA Matters. At the Closing, the Company shall deliver to Parent the (a) FIRPTA Statement and (b) FIRPTA Notification. Parent shall be authorized to file with the Internal Revenue Service on behalf of the Company the FIRPTA Notification provided by the Company pursuant to this Section 4.14.
4.15    Export Control Remediation Procedures. The Company shall use commercially reasonable efforts to (i) implement internal processes reasonably satisfactory to Parent to comply with the Export Control Laws, including without limitation to screen its customers, vendors/suppliers, and other Persons with which it does business to confirm they are not Restricted Parties, and to prevent access to or downloads from the Acquired Entity Web Sites by Restricted Parties or Persons from Restricted Countries through blocking of IP addresses in these jurisdictions or through similar means; and (ii) file in the Company’s name voluntary self-disclosures with the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Commerce Department’s Bureau of Industry and Security, and/or any other Governmental Body that enforces the Export Control Laws, if the Parent has determined, in its sole and reasonable discretion, that any of the Acquired Entities has committed any actual or apparent violations of the Export Control Laws that merit disclosure to any such Governmental Body.  For the avoidance of doubt, an initial voluntary self-disclosure filed with a Governmental Body shall be deemed to have satisfied the requirement at the foregoing clause (ii), and the Acquired Entities shall cooperate with Parent in the preparation and filing of any such disclosures.
4.16    Assignments and Releases; PCI Compliance. The Company shall use commercially reasonable efforts to obtain assignments and releases, in form and substance reasonably satisfactory to Parent, duly executed by the Persons set forth on Schedule 1.3(b)(viii)(B). The Company shall use commercially reasonable efforts to prevent the manual processing by Company personnel of customer payment card information provided by customers over the phone or through the mail.
5.    CERTAIN COVENANTS OF THE PARTIES
5.1    Filings and Consents.
(a)    Filings. Each party shall use commercially reasonable efforts to file, as soon as practicable after the Agreement Date, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit promptly any additional information reasonably requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the Agreement Date (and, as to any premerger notification required under the HSR Act, in any event within [***] Business Days), prepare and file any notifications required under any applicable antitrust or competition laws or regulations in connection with the Mergers. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Body in connection with antitrust or related matters. Subject to the confidentiality provisions of this Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1(a). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of this Agreement, the each party shall: (i) cooperate with the other party with respect to any filings made in connection with the Mergers; (ii) permit the other party to review (and consider in good faith the views of such other party in connection with) any documents prepared for a Governmental Body before submitting such documents to any Governmental Body in connection with the Mergers; and (iii) promptly provide the other party with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by any party with or to any Governmental Body in connection with the Mergers.
(b)    Efforts. Subject to Section 5.1(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Mergers and make effective the other transactions contemplated by this Agreement as promptly as practicable, and in any event prior to the End Date. Without limiting the generality of the foregoing, but subject to Section 5.1(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement.
(c)    Limitations. Notwithstanding anything to the contrary contained in Section 5.1(b) or elsewhere in this Agreement, neither Parent nor the Merger Subs shall have any obligation under this Agreement, and the Company shall not agree or commit (without the prior written consent of Parent): (i) to divest or agree to divest (or cause any of its Subsidiaries or Affiliates to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or Affiliates to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or Affiliates to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Mergers or any of the other transactions contemplated by this Agreement.
(d)    Confidential Material. Notwithstanding anything in this Agreement to the contrary, Parent and the Company each may, as it deems advisable and necessary, reasonably designate any sensitive confidential materials provided to the other party under this Section 5.1 as “Counsel Only Material,” and such materials (and the information contained therein) shall be given only to the outside counsel for the receiving party dealing with regulatory approval matters, and will not be disclosed by such outside counsel to employees, officers, managers or consultants of the receiving party or any of its Affiliates unless express permission is obtained in advance from the disclosing party or its legal counsel, and each party may redact materials shared with the other party and/or the other party’s outside counsel (1) to remove references concerning the valuation of the Company, (2) as necessary to comply with contractual arrangements, and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine.
5.2    Stockholder Consent.
(a)    Information Statement. As promptly as reasonably practicable (and in any event within five Business Days) after execution of this Agreement, the Company shall provide a draft Information Statement to Parent. As promptly as practicable (and in any event within two Business Days) following Parent’s approval as contemplated below, the Company shall, in accordance with its Charter Documents and applicable Legal Requirements, provide to its stockholders an Information Statement and other appropriate documents in connection with the obtaining of: (i) written consents of the stockholders of the Company in favor of the adoption and approval of this Agreement and approval of the other transactions contemplated by this Agreement; and (ii) waivers by the stockholders of the Company of their appraisal rights in connection with the Mergers. The Company shall use commercially reasonable efforts to obtain such written consents and waivers from holders of all of the outstanding shares of each class and series of Company Capital Stock, and to obtain Joinder Agreements from each Effective Time Holder that did not execute a Joinder Agreement concurrently with the execution of this Agreement. The Information Statement shall: (A) include the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of this Agreement and the approval of the other transactions contemplated by this Agreement; (B) notify the stockholders of the receipt by the Company of the Required Merger Stockholder Votes and their appraisal rights pursuant to Section 262 of the DGCL and Chapter 13 of the CGCL; and (C) comply with all applicable Legal Requirements (provided that the Company shall have no liability with respect to information furnished by Parent for use therein). Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent and its advisors.
(b)    Parachute Payments. At least five days prior to the Closing Date, the Company shall (i) secure from each “disqualified individual” (within the meaning of Section 280G(c) of the Code) who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section

280G of the Code and the regulations promulgated thereunder (“Section 280G”)) a waiver of such individual’s rights to some or all of such payments and/or benefits (the “Waived Section 280G Payments”) applicable to such individual so that all remaining payments and/or benefits applicable to such individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G, and (ii) at least three days prior to the Closing Date, submit to its stockholders for approval, in accordance with the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder, the Waived Section 280G Payments, such that the deduction of such payments and/or benefits will not be limited by the application of Section 280G. Prior to the Closing, the Company shall inform Parent that either (x) the requisite Company stockholder approval was obtained with respect to the Waived Section 280G Payments, or (y) the Company stockholder approval of the Waived Section 280G Payments was not obtained and that, as a consequence, such Waived Section 280G Payments shall not be made or provided. The Company shall provide to Parent for its reasonable review and approval, at least five days prior to submission of the Waived Section 280G Payments to its stockholders for approval, copies of all documents prepared by the Company in connection with this Section 5.2(b), including the parachute payment calculations prepared by the Company and/or its advisors.
5.3    Reasonable Efforts. Prior to the Closing: (a) the Company shall use reasonable best efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Parent and the Merger Subs shall use all reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.
5.4    Enforcement of Stockholder Agreements. During the Pre-Closing Period, the Company shall (and shall cause its Affiliates and Representatives to) enforce and shall not (and shall cause its Affiliates and Representatives not to) terminate, amend, modify or waive any provision in any agreement between or among the Company, on the one hand, and any of the holders of Company Capital Stock, on the other hand, that requires such holders to cooperate with the Company in connection with the Mergers and the other transactions contemplated by this Agreement, including by requiring such holders to execute a Letter of Transmittal. In furtherance and not limitation of the foregoing, the Company will, if requested by Parent, exercise any of its rights under any Acquired Entity Contract prohibiting or restricting a holder of Company Capital Stock from raising any objection to the Mergers or exercising any dissenters’ rights, appraisal rights or similar rights in connection with the Mergers.
5.5    Employee Matters.
(a)    Until the date that is [***] months following the Closing Date, Parent shall provide for all Significant Employee Stockholders, Key Employees and Continuing Service Providers who continue in service with the Company, Parent or one of their Affiliates following the Closing Date (collectively, the “Continuing Employees”) to be eligible for cash compensation that is no less than the aggregate annual base salary and annual target incentive compensation that each such Continuing Employee was eligible to receive immediately prior to the Closing Date while such Continuing Employee remains employed with the Company, Parent or one of their Affiliates; provided that Parent may cause such cash compensation to be reduced consistent with a reduction of the cash compensation for which other similarly situated employees of Parent and its Affiliates are eligible. For the avoidance of doubt, no Continuing Employee has the right to become or remain a Continuing Employee.
(b)    As soon as reasonably practicable following the Closing, Parent shall grant to certain Continuing Employees restricted stock units (“RSUs”) in accordance with Schedule 5.5(b).

(c)    Parent shall cause the Continuing Employees to be offered participation in the health, welfare and other generally applicable benefit programs of Parent (subject to the terms of such programs) that in the aggregate are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans and defined benefit pension plans are not considered employee benefits for purposes of this Section 5.6(c)). Parent shall cause service by a Continuing Employee with an Acquired Entity to be included for purposes of determining such Continuing Employee’s eligibility to participate in Parent’s health, welfare and other generally applicable benefit programs and for determining such Continuing Employee’s accrual rate of vacation or paid-time off benefits; provided, however, that no such crediting of service will result in duplication of benefits.
(d)    Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create an employment-related or service-related contract between Parent or an Acquired Entity and any Continuing Employee nor may any current or former Significant Employee Stockholders, Key Employees and Continuing Service Providers rely on this Agreement as the basis for any breach of any employment-related or service-related contract claim against Parent, an Acquired Entity or their Affiliates; (ii) shall be deemed or construed to require Parent, an Acquired Entity or their Affiliates to employ or continue to employ or engage any particular Continuing Employee for any period after the First Effective Time; (iii) shall be deemed or construed to limit the right of Parent, the Company or their Affiliates to terminate the employment or service of any Continuing Employee or terminate or amend in accordance with its terms any Acquired Entity Employee Plan, Contract or any other employment, compensation or employee benefit plan, program, arrangement or agreement at any time after the First Effective Time; (iv) shall be construed as establishing or amending any Acquired Entity Employee Plan, Contract or any other employment, compensation or employee benefit plan, program, arrangement or agreement; or (v) is intended to create any rights or obligations except between the parties to this Agreement and no current or former employee or consultant, no beneficiary or dependent thereof, and no other person who is not a party to this Agreement, shall be entitled to assert any claims hereunder.
5.6    Banking Transaction Reports. During the Pre-Closing Period, the Company shall provide on a weekly basis upon the request of Parent, a report showing the daily banking transaction activity of the Acquired Entities’ bank accounts.
6.    TAX MATTERS
6.1    Liability for Taxes
(a)    Indemnification. From and after the First Effective Time, each Effective Time Holder shall, severally and not jointly, in accordance with its Pro Rata Share, hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, such Effective Time Holder’s Pro Rata Share of any Damages that are directly or indirectly suffered or incurred at any time by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with: (i) any Taxes imposed on any Acquired Entity, or for which any Acquired Entity may otherwise be liable, as a result of having been a member of an Affiliated Group prior to the Closing Date (including Taxes for which any Acquired Entity may be liable pursuant to United States Treasury Regulations Section 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of an Affiliated Group and any Taxes resulting from any Acquired Entity ceasing to be a member of any Affiliated Group); (ii) any Transfer Taxes described in Section 6.1(b); and (iii) any Taxes imposed on any Acquired Entity, or for which any Acquired Entity may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including any liability for any “net tax liability” (as described in Section 965(h)(6) of the Code)). For purposes of this Section 6.1(a), whenever it is necessary to determine the liability for Taxes of any Acquired Entity for a Straddle Period, the determination of the Taxes of such Acquired Entity for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Acquired Entity for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of such Acquired Entity were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis; and provided further, that any deductions attributable to the payment of any Company Option or Outstanding Warrant in accordance with Section 1.6 of this Agreement paid at or around the Closing Date shall be allocated to the period ending on or before the Closing Date and any deduction attributable to any other payment of a Company Option or Outstanding Warrant made after the Closing Date shall be allocated to the period after the Closing Date unless Parent determines otherwise. Whenever it is necessary to determine the liability for Taxes of an Acquired Entity that is a “United States shareholder” (within the meaning of Section 951(b) of the Code) of a “controlled foreign corporation” (within the meaning of Section 957 of the Code), amounts, if any, included in the income of such Acquired Entity under Section 951 or Section 951A of the Code with respect to any Straddle Period of such controlled foreign corporation shall be allocated between such two taxable years or periods of such Acquired Entity by assuming that, for purposes of Section 951 or Section 951A of the Code, the Straddle Period of the controlled foreign corporation consisted of two taxable years or periods, one of which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date, and taking into account any net operating losses, capital losses and other similar Tax attributes (to the extent that they existed during the applicable period) of the Acquired Entity that is the United States shareholder and are not otherwise taken into account in determining the income of such Acquired Entity; provided, however, that to the extent that any “subpart F income” (within the meaning of Section 952 of the Code) is actually included in the income of such Acquired Entity under Section 951 of the Code with respect to any Straddle Period, such “subpart F income” shall be allocated between such two taxable years or periods by applying Section 952(c) of the Code at the end of each such taxable year or period. Parent shall be entitled to any refund of, or credit with respect to, Taxes (including any interest related thereto) that results from the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to any Acquired Entity. For the avoidance of doubt, the limitations set forth in Section 10.3(a)-(b) shall not apply to the indemnification obligations under this Section 6.1(a).
(b)    Transfer Taxes. All real property transfer or gains, transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar Taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) (such amounts, the “Transfer Taxes”) imposed on the transactions contemplated by this Agreement shall be borne by the Effective Time Holders.

6.2    Tax Returns.
(a)    With respect to Tax Returns required to be filed by, on behalf of, or with respect to, an Acquired Entity, the Company shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all such Tax Returns that are required to be filed on, or prior to, the Closing Date (subject to Parent’s right to review and consent to the filing of any such return pursuant to Section 4.2(17)), and the Company shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Parent shall file, or cause to be filed, when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to an Acquired Entity; provided, that to the extent such Tax Returns relate to a tax period (or portion thereof) ending on or before the Closing Date, Parent shall provide such Tax Returns to the Securityholders’ Agent for review no less than 20 days prior to the due date for the timely filing of such Tax Returns, or if the due date is within 20 days of the Closing Date, as promptly as practical after the Closing Date and Parent will consider in good faith any reasonable comments made by the Securityholders’ Agent prior to the filing of such Tax Return. Any Taxes due in respect of such Tax Returns for which the Effective Time Holders are finally determined, in accordance with Section 10.5, to be liable pursuant to Section 6.1, shall be remitted to the applicable Acquired Entity or Parent in accordance with Section 10.5.
Except as otherwise required by applicable Tax law, all Tax Returns that an Acquired Entity is required to file or cause to be filed in accordance with this Section 6.2(a) (other than Tax Returns filed after the Closing Date that do not relate to a tax period (or portion thereof) ending on or before the Closing Date) shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring gain or income to periods ending after the Closing Date or accelerating credits or deductions to periods ending on or before the Closing Date).
(b)     Each Effective Time Holder shall reimburse the Parent Indemnitees, severally and not jointly, for such Effective Time Holder’s Pro Rata Share of any Taxes for which such Effective Time Holder is responsible pursuant to Section 6.1(b) or Section 6.2(a) and which have not yet been remitted by such Effective Time Holder pursuant to Section 6.2(a), upon written request setting forth in detail the computation of the amount owed by such Effective Time Holder. Each such reimbursement shall be made no more than 5 days after the date upon which such request was made. For the avoidance of doubt, the limitations set forth in Section 10.3 shall not apply to the reimbursement obligations under this Section 6.2, except that the final sentence of Section 10.3(d) shall apply. Alternatively, in lieu of payment of such Taxes by the Effective Time Holders, the Securityholders’ Agent may direct the Escrow Agent to reimburse Parent for the amount of such Taxes from the Escrow Fund.
6.3    Assistance and Cooperation. After the Closing Date, each of Securityholders’ Agent and Parent shall (and shall cause their respective Affiliates to):
(a)    timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 6.1(b) (relating to Transfer Taxes);
(b)    reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 6.2 and in connection therewith, and provide the other party with any necessary powers of attorney;

(c)    cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Acquired Entity;
(d)    make available to the other party and to any taxing authority as reasonably requested all information, records and documents relating to Taxes of any Acquired Entity; and
(e)    furnish the other party with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; provided, that Parent shall only be obliged to furnish copies of such correspondence to Securityholders’ Agent to the extent such audit or information request relates to Taxes for which the Effective Time Holders may be liable under the terms of this Agreement.
6.4    Termination of Tax Allocation Arrangements. Any Tax allocation, Tax indemnity or Tax sharing agreement between an Acquired Entity, on the one hand, and any Person (other than another Acquired Entity), on the other hand, shall be terminated as to the applicable Acquired Entity on or prior to the Closing, and after the Closing no Acquired Entity shall have any liability thereunder.

6.5    Tax Treatment of Mergers.

(a)    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations and Section 354(a)(1) of the Code, and that, for U.S. federal income tax purposes, the Mergers, taken together, shall constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder. Notwithstanding this Section 6.5(a) and any other provision of this Agreement, no party makes any representation with respect to the tax treatment of the Mergers.
(b)    The parties hereto intend to comply with Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), and therefore acknowledge and agree that for purposes of determining the value of the Parent Common Stock to be received by the holders of Company Capital Stock pursuant to the transactions contemplated by this Agreement, (A) the “Safe Harbor Valuation Method” (within the meaning of Section 4.01(1) of Rev. Proc. 2018-12) will be the average of the daily volume weighted average prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (B) the “Measuring Period” (within the meaning of Section 4.01 of Rev. Proc. 2018-12) will be the 10 consecutive trading days ending on the date that is one trading day immediately preceding the Agreement Date; (C) the “specified exchange” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be the Nasdaq Global Select Market; and (D) the “authoritative reporting source” (within the meaning of Section 3.01(4) of Rev. Proc. 2018-12) will be Bloomberg Finance L.P.
(c)    The parties hereto agree to treat the Mergers for all Tax purposes in a manner consistent with the treatment described in this Section 6.5, unless otherwise required by a taxing authority in connection with a good faith resolution of a Legal Proceeding. Prior to or following the First Effective Time, none of Parent, the Merger Subs, the Company or the Surviving Company shall, and they shall not permit any of their respective Affiliates to, take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code unless required to do so by applicable law.

(d)    Parent and the Company agree that the cash and shares of Parent Common Stock (including the Holdback Shares) payable or issuable to the holders of Company Capital Stock (including Significant Employee Stockholders) pursuant to Section 1.5 will be treated as received in exchange for the applicable holder’s Company Capital Stock, and agree to report such payments for income Tax purposes as consideration for such holder’s Company Capital Stock and not as compensation for services, unless otherwise required by a taxing authority in connection with a good faith resolution of a Legal Proceeding.
6.6    Survival, Etc. Notwithstanding anything to the contrary in this Agreement (including Section 10), the obligations of the parties set forth in this Section 6 shall survive the First Effective Time until 11:59 pm (Pacific time) on the date that no Person can bring a Legal Proceeding in connection with the matters described in this Section 6; provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Parent Indemnitee delivers to the Securityholders’ Agent a written notice asserting a claim for recovery under this Section 6 based on such alleged breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. No claim made pursuant to this Section 6 shall be subject to the limitations in Section 10.3, except that the final sentence of Section 10.3(d) shall apply. To the extent of any conflict between this Section 6 and Section 10 (as it relates to Tax Matters), this Section 6 shall control.

6.7    Tax Claims. Notwithstanding any provision of Section 10.6 to the contrary, Parent shall have the right to control any tax audits, tax disputes or administrative, judicial or other Legal Proceedings (each a “Tax Claim”) related to any Tax Return or Taxes of any Acquired Entity for which the Effective Time Holders have indemnification obligations pursuant to this Agreement, and shall have the right to employ counsel and other advisors of its choice and at its expense; provided, that (i) Parent shall promptly notify the Securityholders’ Agent of any such Tax Claim, (ii) Parent shall allow the Securityholders’ Agent to participate in (but not direct the conduct of) any such Tax Claim at the expense of the Effective Time Holders, and (iii) to the extent such Tax Claim relates to a Tax period (or portion thereof) of any Acquired Entity ending on or prior to the Closing Date, the Securityholders’ Agent shall have the right to consent to any settlement or other resolution of such Tax Claim (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, after the Closing, Parent and each Acquired Entity shall have the right to enter into and control “voluntary disclosure agreements” or other similar programs (“VDAs”) with applicable taxing authorities in the state, local and/or other jurisdictions set forth on Schedule 6.7 for any taxable year or period that ends on or before the Closing Date (or portion thereof as determined pursuant to Section 6.1(a)) and the entering into any such VDA shall not eliminate, abrogate or otherwise adversely impact any Parent Indemnitee’s right to indemnification under this Agreement with respect to any Damages related to any such VDA; provided, however, that with respect to any such VDA, (i) Parent shall promptly notify the Securityholders’ Agent of the initiation of any such VDA, and (ii) the Securityholders’ Agent shall have the right (but not the duty) to participate in any such proceeding, to receive copies of any written correspondence, to comment on any written submissions (which comments, to the extent reasonable, shall be considered in good faith by Parent), and to employ counsel, solely at the expense of the Effective Time Holders. Before initiating a VDA in any state, local or other jurisdiction not set forth in Schedule 6.7, Parent shall provide notice to the Securityholders’ Agent of the proposed VDA and not enter into such VDA without the Securityholders’ Agent’s consent (not to be unreasonably withheld, conditioned or delayed).

7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND THE MERGER SUBS
The obligations of Parent and the Merger Subs to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:
7.1    Accuracy of Representations. The conditions set forth on Schedule 7.1 shall have been satisfied (or waived by Parent) at or prior to the Closing.
7.2    Performance of Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
7.3    Governmental and Other Consents.
(a)    Governmental Consents. All filings with and Consents of any Governmental Body required to be made or obtained in connection with the transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect, any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement listed on Schedule 7.3(a) shall have expired or been terminated and no Acquired Entity shall have received any notice of objection from any Governmental Body that has not been fully resolved.
(b)    Other Consents. Parent shall have received evidence satisfactory to Parent that all Consents identified in Schedule 7.3(b) shall have been obtained, in form and substance satisfactory to Parent, and such Consents shall be in full force and effect.
7.4    No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect.
7.5    Stockholder Approval. The Required Merger Stockholder Votes shall have been obtained and shall not have been withdrawn, rescinded or otherwise revoked. This Agreement and the Mergers shall have been duly adopted and approved by Company stockholders holding at least [***]% of the outstanding shares of Company Capital Stock (with the Company Preferred Stock voting on an as-converted to Company Common Stock basis), and such adoption and approval shall not have been withdrawn, rescinded or otherwise revoked. Company stockholders holding no more than [***]% of the shares of Company Capital Stock shall constitute (or shall be or be eligible under applicable Legal Requirements to become) holders of Dissenting Shares.
7.6    Officer’s Certificate. Parent shall have received a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 7.1-7.2 and 7.4-7.5 have been duly satisfied (the “Company Closing Certificate”).
7.7    Closing Documents. Parent shall have received the deliverables contemplated by Section 1.3 to be delivered by the Company at the Closing.
7.8    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Mergers or the other transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Mergers or the other transactions contemplated by this Agreement that makes consummation of such transactions illegal or otherwise prevents or impedes the consummation of the Mergers.
7.9    No Legal Proceedings. No Governmental Body and no other Person shall have commenced or threatened to commence any Legal Proceeding:  challenging the transactions contemplated by this Agreement, seeking the recovery of material damages in connection with the transactions contemplated by this Agreement or affecting, relating to or arising out of the transactions contemplated by this Agreement, or seeking any restraint preventing or impeding the transactions contemplated by this Agreement.
7.10    Section 280G Stockholder Approval. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code shall have been approved by stockholders of the Company holding the number of shares of Company Capital Stock required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G, or, in the absence of such stockholder approval, each Person who would otherwise have been entitled to any such payments or benefits shall have duly executed and delivered to Parent the waiver referred to in Section 5.2(b).
7.11    Termination of Employee Plans. The Company shall have provided Parent with evidence reasonably satisfactory to Parent as to the termination of the Acquired Entity Employee Plans required to be terminated pursuant to Section 4.5.
7.12    Tail Insurance. The Company shall have provided Parent with evidence reasonably satisfactory to Parent of the purchase of the D&O Tail Policy in accordance with Section 4.9.
7.13    Websites. The Company shall have taken the actions set forth on Schedule 4.13 with respect to the Acquired Entity Web Sites.
7.14    Intellectual Property Preservation. For each of the Allowed Patent Applications listed in Schedule 7.14, the Company shall file a continuation application that claims the benefit of the filing date of that Allowed Patent Application under 35 U.S.C. 120, on or before the earlier of: (a) the issue date of that Allowed Patent Application, as determined by the United States Patent and Trademark Office; and (b) the Closing Date.
8.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:
8.1    Accuracy of Representations.
(a)    Accuracy at Signing. The representations and warranties made by Parent and the Merger Subs in this Agreement shall have been accurate [***]; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

(b)    Accuracy at Closing. The representations and warranties made by Parent and the Merger Subs in this Agreement shall be accurate [***]; provided, however, that for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.
8.2    Performance of Covenants. The covenants and obligations that Parent and the Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
8.3    Governmental Consents. Any waiting period under any applicable antitrust or competition law, regulation or other Legal Requirement listed in Schedule 7.3(a) shall have expired or been terminated.
8.4    Officer’s Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.
8.5    Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Votes.
8.6    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Mergers shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Mergers by any Governmental Body that makes consummation of the Mergers illegal.
9.    TERMINATION
9.1    Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s stockholders):
(a)    by the mutual written consent of Parent and the Company;
(b)    by either Parent or the Company, if the Closing has not taken place on or before 5:00 p.m. (Pacific time) on the date that is [***] months following the Agreement Date (as such date may be extended in accordance with the provisos of this Section 9.1(b), the “End Date”); provided, however, that (i) neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the proximate cause of the failure to consummate the Mergers by the End Date (as the same may be extended) is a breach by such party of any of its representations, warranties, covenants or agreements contained herein, (ii) the End Date shall automatically be extended commensurate with any extension of the Closing Date pursuant to the proviso in Section 1.3(a), and (iii) if on the date that is [***] months following the Agreement Date, all of the conditions to Closing set forth in Articles 7 and 8 have been satisfied or waived in writing, other than (x) conditions that by their nature are only to be satisfied as of the Closing, which are capable of being satisfied, and (y) any of the conditions to Closing set forth in Sections 7.3, 7.8 (solely if the Order, Legal Requirement or other restraint arises under Legal Requirements pertaining to antitrust), 7.9 (solely if the Legal Proceeding arises under Legal Requirements pertaining to antitrust), 8.3 or 8.6 (solely if the Order, Legal Requirement or other restraint arises under Legal Requirements pertaining to antitrust), then the End Date shall be automatically extended to the date that is [***] months following the Agreement Date;

(c)    by Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Mergers by any Governmental Body that would make consummation of the Mergers illegal;
(d)    by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the Agreement Date, or shall have become inaccurate as of a date subsequent to the Agreement Date, such that the condition set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred, or any event or other Effect shall have occurred or circumstance or other Effect shall exist that, in combination with any other events, circumstances or other Effects, would reasonably be expected to have or result in a Material Adverse Effect; provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company as of a date subsequent to the Agreement Date or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within [***] Business Days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);
(e)    by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the Agreement Date, or shall have become inaccurate as of a date subsequent to the Agreement Date, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the Agreement Date or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within [***] Business Days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); or
(f)    by Parent if (i) any of the Required Merger Stockholder Votes are not obtained or (ii) this Agreement and the Mergers have not been duly adopted and approved by at least [***]% of the outstanding shares of Company Capital Stock (with the Company Preferred Stock voting on an as-converted to Company Common Stock basis), in each case within three hours after the execution of this Agreement.
9.2    Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to

Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.
9.3    Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or other liability arising from any willful breach by such party of any provision contained in this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11.
10.    INDEMNIFICATION, ETC.
10.1    Survival of Representations, Etc.
(a)    General Survival. Subject to Sections 10.1(b), 10.1(c) and 10.1(e), the representations and warranties made by the Company in this Agreement and the representations and warranties set forth in the Company Closing Certificate and the Merger Consideration Certificate (in each case other than the Fundamental Representations, the IP Representations and the Tax Representations) shall survive the First Effective Time until 11:59 pm (Pacific time) on the date that is [***] months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Parent Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.
(b)    Fundamental Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(e), the Fundamental Representations shall survive the Expiration Date and shall continue to survive indefinitely and without limitation.
(c)    IP Representations and Tax Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(e):
(i)    the Tax Representations shall survive the First Effective Time until 11:59 pm (Pacific time) on the date that no Person can bring a Legal Proceeding in accordance with applicable Legal Requirements against Parent, the Surviving Company or any of their Affiliates; provided, however, that if, at any time on or prior to such date, any Parent Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any such Tax Representation and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the applicable expiration date until such time as such claim is fully and finally resolved; and
(ii)    the IP Representations shall survive the First Effective Time until 11:59 pm (Pacific time) on the date that is [***] months following the Closing Date (the “IP Expiration Date”); provided, however, that if, at any time on or prior to the IP Expiration Date, any Parent Indemnitee delivers to the Securityholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of such IP Representations and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the IP Expiration Date until such time as such claim is fully and finally resolved.

(d)    Parent Representations. All representations and warranties made by Parent and the Merger Subs shall terminate and expire as of the Second Effective Time, and any liability of Parent or the Merger Subs with respect to such representations and warranties shall thereupon cease.
(e)    Fraud. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth herein, including those in Section 10.3, shall not apply to any claim of Fraud [***]; provided, that [***], then such Effective Time Holder’s indemnification obligation arising out of such Fraud shall be limited to the portion of the Merger Consideration paid or payable or issued or issuable to such Effective Time Holder pursuant to Sections 1.5 and 1.6 (without regard to any Taxes deducted or to be deducted) (it being understood that any Parent Common Stock received by such Effective Time Holder shall be valued at the Parent Common Stock Price for such purposes). Notwithstanding anything to the contrary contained in this Agreement, Parent’s ability to bring a claim of indemnification for Fraud against the Person [***] shall continue to survive indefinitely and without limitation.
(f)    General.  Except to the extent a shorter time period is expressly set forth herein for a particular cause of action, actions hereunder may be brought at any time prior to the expiration of the longest time period permitted by Section 8106(c) of Title 10 of the Delaware Code.
(g)    Representations Not Limited. The Company and the Securityholders’ Agent (on behalf of the Effective Time Holders) have agreed that the Parent Indemnitees’ rights to indemnification, compensation and reimbursement contained in this Section 10 relating to the representations, warranties, covenants and obligations of the Company or the Securityholders’ Agent are part of the basis of the bargain contemplated by this Agreement, and such representations, warranties, covenants and obligations, and the rights and remedies that may be exercised by the Parent Indemnitees with respect thereto, shall not be waived, limited or otherwise affected by or as a result of (and the Parent Indemnitees shall be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Parent Indemnitees (regardless of whether obtained through any investigation by any Parent Indemnitee or through disclosure by the Company or any other Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a Parent Indemnitee knew or should have known that any representation or warranty is or might be inaccurate or untrue.
(h)    Disclosure Schedule. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in this Agreement.
10.2    Indemnification.
(a)    Indemnification. From and after the First Effective Time (but subject to Section 10.1), each Effective Time Holder shall, severally in accordance with their Pro Rata Share and not jointly (except with respect to indemnification, compensation or reimbursement from the Escrow Fund, for which the Effective Time Holders shall be severally and jointly responsible), hold harmless and indemnify each of the Parent Indemnitees from and against, and shall compensate and reimburse each of the Parent Indemnitees for, such Effective Time Holder’s Pro Rata Share of any Damages that are directly or indirectly suffered or incurred at any time by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)    regardless of any update of or modification to the Disclosure Schedule made or purported to have been made after the execution of this Agreement on the Agreement Date, any inaccuracy in or breach of any representation or warranty (without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty) made by the Company in this Agreement as of the Agreement Date (other than any representation or warranty that by its terms speaks as of a particular date or dates, which shall instead be tested as of such date or dates);
(ii)    regardless of any update of or modification to the Disclosure Schedule made or purported to have been made after the execution of this Agreement on the Agreement Date, any inaccuracy in or breach of any representation or warranty made by the Company: (A) in this Agreement as if such representation or warranty was made on and as of the Closing (other than any representation or warranty that by its terms speaks as of a particular date or dates, which shall instead be tested as of such date or dates); or (B) in the Company Closing Certificate (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty);
(iii)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any inaccuracy in any information, or breach of any representation or warranty, set forth in the Merger Consideration Certificate, including any failure to properly calculate the Company Transaction Expenses, the Purchase Price, the Aggregate Exercise Price, and the Per Share Amount, in each case, other than any amounts calculated, or agreed upon, in accordance with Section 1.7, which shall not be subject to indemnification pursuant to this Section 10.2(a)(iii);
(iv)    any breach of any covenant or obligation of the Company or the Securityholders’ Agent in this Agreement required to be performed prior to the First Effective Time (including any covenant described in Section 6) or any breach of any covenant or obligation of any Effective Time Holder or the Securityholders’ Agent in this Agreement required to be performed at or after the First Effective Time (including any covenant described in Section 6); provided, that in no event shall any Effective Time Holder have liability for Damages for any breach of any covenant or obligation by any other Effective Time Holder;
(v)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim asserted or held by any current, former or alleged securityholder of any Acquired Entity: (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby or thereby, in each case, other than any claim to enforce a Person’s rights under this Agreement, any other agreement entered into in connection with this Agreement, any other agreement entered into in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby or thereby; or (B) alleging any ownership of, interest in or right to acquire any shares or other securities of any Acquired Entity that is not specifically disclosed in Part 2.3 of the Disclosure Schedule;
(vi)    regardless of the disclosure of any matter set forth in the Disclosure Schedule, any claim or right asserted or held by any person who is or at any time was an officer, agent, employee or member of the board of directors or managers (or similar body) of any Acquired Entity (against the Surviving Company, against Parent, against any Affiliate of Parent or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Charter Documents, under any indemnification agreement or similar Contract, under any applicable Legal Requirement or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the First Effective Time;
(vii)    the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL or the CGCL, including all costs and expenses incurred by the Company or Parent in connection with any Legal Proceeding or settlement in connection therewith (it being understood that if a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such fair value to be included in calculation of the Damages incurred as a result of such exercise is the amount, if any, by which such fair value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with Section 1.5 hereof had they not been Dissenting Shares);
(viii)    any Fraud;
(ix)    any loss of a deduction by Parent or any of the Acquired Entities pursuant to Section 280G, or the incursion by Parent or any of the Acquired Entities of Tax penalties and/or interest related to any failure to report or withhold excise tax amounts under Section 4999 of the Code, in each case as a result of (1) the provision of any payments and/or benefits as a result of or in connection with the Mergers or any other transactions contemplated by this Agreement, or (2) failure of any shareholder approval obtained with respect to the Waived Section 280G Payments to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations, or any obligation of any Acquired Entity in effect prior to Closing to provide a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999; and
(x)    any claim or Legal Proceeding relating to any breach or alleged breach or any other matter of the type referred to in any of clauses “(i)” through “(ix)” above, including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 10.
(b)    Damage to Parent. The parties acknowledge and agree that, if the Surviving Company or any of the Acquired Entities suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Company or any of the Acquired Entities as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Company or any Acquired Entity, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
10.3    Limitations.
(a)    Basket; De Minimis. Subject to Section 10.3(b), the Effective Time Holders shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) or Section 10.2(a)(x) for any inaccuracy in or breach of any representation or warranty in this Agreement unless and until (i) the Damages relating to such inaccuracy or breach exceed $[***] and (ii) such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise directly or indirectly become subject, exceeds $[***] in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the

Basket Amount, then the Parent Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding the Basket Amount.
(b)    Applicability of Basket. The limitations set forth in Section 10.3(a) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder): (i) in the event of Fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to any of the matters referred to in Sections 10.2(a)(iii) through Section 10.2(a)(ix), inclusive; or (iv) to the matters referred to in Section 10.2(a)(x) (to the extent related to any of the matters referred to in clauses “(i)” through “(iii)” of this sentence).
(c)    Recourse to Escrow Fund. Recourse by the Parent Indemnitees to the Escrow Fund shall be the Parent Indemnitees’ first source of recovery for all monetary Damages under this Agreement or otherwise in connection with the transactions contemplated by this Agreement, including Section 6.1(a) and this Section 10; provided that the foregoing shall not limit a Parent Indemnitee’s recourse under any agreement entered into by such Parent Indemnitee and an Effective Time Holder in connection with the transactions contemplated by this Agreement. Subject to Section 10.3(d), recourse by the Parent Indemnitees to the Escrow Fund shall be the Parent Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages resulting from the matters referred to in Sections 10.2(a)(i), 10.2(a)(ii) and Section 10.2(a)(x) (to the extent related to any of the matters referred to in Sections 10.2(a)(i) and 10.2(a)(ii)), [***]. The indemnification rights of the Parent Indemnitees contained in Section 6.1(a) and this Section 10 shall constitute the sole and exclusive remedy of the Parent Indemnitees for any and all Damages under this Agreement and any certificate required to be executed and delivered in connection herewith or otherwise executed and delivered at the Closing. Accordingly, the Parent Indemnitees irrevocably waive any and all rights they may have to make claims against any Effective Time Holder under statutory and common law as a result of any monetary Damages incurred by the Parent Indemnitees under this Agreement whether or not in excess of the maximum amounts permitted to be recovered pursuant to this Section 10.
(d)    Applicability of Escrow Amount Cap. The limitation set forth in Section 10.3(c) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder): (i) in the event of Fraud; (ii) to inaccuracies in or breaches of any of the Specified Representations; (iii) to any of the matters referred to in Section 6.1(a) or Sections 10.2(a)(iii) through 10.2(a)(ix), inclusive; or (iv) to the matters referred to in Section 10.2(a)(x) (to the extent related to any of the matters referred to in clauses “(i)” through “(iii)” of this sentence); provided, however, that the Effective Time Holders shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) for any inaccuracy in or breach of any IP Representation in excess of [***], which shall in no event exceed an aggregate of $[***] which, for the avoidance of doubt, such amount shall be inclusive of and not in addition to all Damages that the Parent Indemnitees may recover from the Effective Time Holders in connection with any claims for indemnification pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) (other than with respect to breaches of the Specified Representations); provided, further, however, that any amounts recovered by the Parent Indemnitees from the Escrow Fund pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) with respect to breaches of the Specified Representations, or pursuant to any of the matters referred to in Section 6.1(a) or Sections 10.2(a)(iii) through 10.2(a)(ix), inclusive or as a result of the matters referred to in Section 10.2(a)(x) (to the extent related to breaches of the Specified Representations or the matters referred to in Section 6.1(a) or Sections 10.2(a)(iii) through 10.2(a)(ix), inclusive), shall not count towards or reduce the amount that the Parent Indemnitees may recover with respect to claims for indemnification pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii). To the extent that the Parent Indemnitees are entitled to recovery under Section 6.1(a) or this Section 10 in excess of the Escrow Fund, the Parent Indemnitees shall not be entitled to recover amounts directly from the Effective Time Holders under Section 6.1(a) or this Section 10 in respect of the indemnification obligations of the Effective Time Holders until such time as the Escrow Fund has been fully exhausted or the amounts contained therein are otherwise allocated to cover existing, unresolved indemnification, compensation or reimbursement claims that have been asserted pursuant to a valid Claim Notice. Subject to Section 11.3, the total amount of indemnification payments that each Effective Time Holder other than with respect to any Fraud [***] can be required to make to the Parent Indemnitees pursuant to Section 10.2 (in excess of the amount, if any, that was withheld from such Effective Time Holder as a contribution to the Escrow Fund pursuant to the terms of Section 1.5(d), and paid to Parent or any other Parent Indemnitee out of the Escrow Fund) shall be limited to the portion of the aggregate Merger Consideration paid or payable or issued or issuable to such Effective Time Holder pursuant to Sections 1.5 and 1.6 (without regard to any Taxes deducted or to be deducted) (it being understood that any Parent Common Stock received by such Effective Time Holder shall be valued at the Parent Common Stock Price for such purposes).
(e)    Any claim for indemnification shall be calculated (i) net of the amount equal to any unaffiliated, third party insurance or contribution payments actually recovered by any Parent Indemnitee from an unaffiliated third party (net of any increase in insurance premiums, costs of recovery or collections, deductibles, retroactive or other premium adjustments, reimbursement obligations or other costs related to the insurance or contribution arrangement in respect of indemnification claims thereof); provided, however, that the foregoing in no way obligates any Indemnified Party to purchase or maintain any third party insurance policy or to seek recovery of any such insurance proceeds or contribution amounts from any Person (except for the obligation to maintain in effect the D&O Tail Policy and to pursue recovery thereunder), (ii) without regard to lost opportunities, and (iii) without regard to any punitive or speculative damages (unless such damages are awarded to a third party).
(f)    If and solely to the extent that an amount of Damages in connection with an indemnifiable matter was already included in the Closing Indebtedness Amount, Company Transaction Expenses, or Unrestricted Cash, in each case, actually used in the calculation of the Purchase Price, the same amount of such Damages may not be recovered under Section 6 or this Article 10. No Parent Indemnitee shall be entitled to double recovery for any indemnifiable Damages, including under Section 6, even though such Damages may be indemnifiable under more than one provision of this Agreement.
10.4    No Contribution. Except as set forth under Section 4.9, each Effective Time Holder waives, and acknowledges and agrees that such Effective Time Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Company or any Acquired Entity in connection with any Damages to which such Effective Time Holder may become subject under or in connection with Section 6 or Section 10 of this Agreement or any other agreement, document or instrument delivered to Parent in connection with this Agreement in its capacity as an Effective Time Holder. Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Effective Time Holder, and each Effective Time Holder expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Company or any Acquired Entity.
10.5    Claim Procedures. Any claim for indemnification, compensation or reimbursement pursuant to Section 6 or Section 10 shall be brought and resolved exclusively as follows:
(a)    If any Parent Indemnitee has or reasonably believes it has incurred or suffered, or reasonably believes that it is reasonably likely to incur or suffer, Damages for which it is or will be entitled to indemnification, compensation or reimbursement under Section 6 or this Section 10 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement, the Mergers or any of the transactions contemplated hereby or thereby, such Parent Indemnitee may deliver a claim notice (a “Claim Notice”) to the Securityholders’ Agent. Each Claim Notice shall: (i) contain a brief description of the facts and circumstances supporting the Parent Indemnitee’s claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Parent Indemnitee might be entitled (the aggregate amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).
(b)    During the 30-day period commencing upon receipt by the Securityholders’ Agent of a Claim Notice from a Parent Indemnitee (the “Dispute Period”), the Securityholders’ Agent may deliver to the Parent Indemnitee a written response (the “Response Notice”) in which the Securityholders’ Agent: (i) agrees that the full Claimed Amount is owed to the Parent Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Parent Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Parent Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or clause “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the Securityholders’ Agent’s claim that only a portion or no part of the Claimed Amount is owed to the Parent Indemnitee, as the case may be. Any part of the Claimed Amount that is not agreed to be owed to the Parent Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Securityholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Parent Indemnitee) is referred to herein as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Parent Indemnitee to the Claimed Amount). If a Response Notice is not received by the Parent Indemnitee from the Securityholders’ Agent prior to the expiration of the Dispute Period, then the Securityholders’ Agent shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Parent Indemnitee.
(c)    If the Securityholders’ Agent in its Response Notice agrees that the full Claimed Amount is owed to the Parent Indemnitee, or if no Response Notice is received by the Parent Indemnitee from the Securityholders’ Agent prior to the expiration of the Dispute Period, then (i) Parent and Securityholders’ Agent shall, within three Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay to the Parent Indemnitee from the Escrow Fund an amount in cash and shares of Parent Common Stock with an aggregate value equal to the Claimed Amount, which amount shall be paid in cash and shares of Parent Common Stock consistent with the ratio of the value of the initial contribution of cash and Parent Common Stock deposited into the Escrow Fund; and (ii) if the amount held in the Escrow Fund is insufficient to cover the full Claimed Amount, then, subject to the limitations contained in Section 10.3, each Effective Time Holder shall pay within 10 Business Days following the earlier of the delivery of such Response Notice or the expiration of the Dispute Period, such Effective Time Holder’s Pro Rata Share of the amount of such deficiency to the Parent Indemnitee.
(d)    If the Securityholders’ Agent delivers a Response Notice to the Parent Indemnitee during the Dispute Period agreeing that part, but not all, of the Claimed Amount is owed to the Parent Indemnitee (the “Agreed Amount”), then (i) Parent and the Securityholders’ Agent shall, within three Business Days following the delivery of such Response Notice, jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to pay to such Parent Indemnitee from the Escrow Fund an amount in cash and shares of Parent Common Stock with an aggregate value equal to the Agreed Amount, which amount shall be paid in cash and shares of Parent Common Stock consistent with the ratio of the value of the initial contribution of cash and Parent Common Stock deposited into the Escrow Fund; and (ii) if the amount held in the Escrow Fund is insufficient to cover the full Agreed Amount, then, subject to the limitations contained in Section 10.3, each Effective Time Holder shall pay within 10 Business Days following the delivery of such Response Notice, such Effective Time Holder’s Pro Rata Share of the amount of such deficiency to the Parent Indemnitee.
(e)    If the Securityholders’ Agent delivers a Response Notice to the Parent Indemnitee during the Dispute Period expressly stating that there is a Contested Amount, the Securityholders’ Agent and the Parent Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Securityholders’ Agent and the Parent Indemnitee resolve such dispute, such resolution shall be binding on the Securityholders’ Agent, the Effective Time Holders and such Parent Indemnitee, and a settlement agreement stipulating the amount owed to such Parent Indemnitee (the “Stipulated Amount”) shall be signed by such Parent Indemnitee and the Securityholders’ Agent. Within three Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, Parent and the Securityholders’ Agent shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release to the Parent Indemnitee from the Escrow Fund (to the extent of the Escrow Fund) an amount in cash and shares of Parent Common Stock with an aggregate value equal to the Stipulated Amount, which amount shall be paid in cash and shares of Parent Common Stock consistent with the ratio of the value of the initial contribution of cash and Parent Common Stock deposited into the Escrow Fund. If the amount held in the Escrow Fund is insufficient to cover the full Stipulated Amount, then, subject to the limitations contained in Section 10.3, each Effective Time Holder shall pay within 10 Business Days following the execution of such settlement agreement, or such shorter period of time as may be set forth in the settlement agreement, such Effective Time Holder’s Pro Rata Share of the amount of such deficiency to the Parent Indemnitee.
(f)    In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Parent Indemnitee, on the one hand, and the Securityholders’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Parent Indemnitee or any Acquired Entity), such dispute (a “Claim Dispute”) shall be settled pursuant to Section 11.9. Notwithstanding the preceding sentence, nothing in this Section 10.5(f) shall prevent the Parent Indemnitee from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Claim Dispute. The judgment or decree of a court of a Claim Dispute shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined unless otherwise agreed in writing by the parties.
(g)    Promptly after the Expiration Date, Parent will notify the Securityholders’ Agent in writing of the amount that Parent determines in good faith is necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted pursuant to a valid Claim Notice, but not resolved on or prior to 11:59 p.m. (Pacific time) on the Expiration Date (each such claim a “Continuing Claim” and such amount, the “Retained Escrow Amount”). Subject to Section 10.5(j), within 10 Business Days following the Expiration Date, Parent and the Securityholders’ Agent shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund to the Payment Agent for distribution to the Effective Time Holders, an amount in cash and shares of Parent Common Stock with an aggregate value equal to (i) the amount held in the Escrow Fund as of the Expiration Date (as reduced from time to time pursuant to the terms of this Agreement) minus (ii) the Retained Escrow Amount, with the amount to be paid in cash and shares of Parent Common Stock consistent with the ratio of the value of the initial contribution of cash and Parent Common Stock deposited into the Escrow Fund, and each Effective Time Holder to receive a portion thereof equal to the product obtained by multiplying (A) the amount to be so released by (B) such Effective Time Holder’s Pro Rata Share.

(h)    Following the Expiration Date, after resolution and payment of a Continuing Claim, Parent and the Securityholders’ Agent shall, subject to Section 10.5(j), execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Fund to the Payment Agent for distribution to the Effective Time Holders, an amount in cash and shares of Parent Common Stock with an aggregate value equal to (i) the amount held in the Escrow Fund as of the date of such resolution and payment minus (ii) the amounts that Parent determines in good faith to be necessary to satisfy other Continuing Claims (which amounts will continue to be held in the Escrow Fund), with the amount to be paid in cash and shares of Parent Common Stock consistent with the ratio of the value of the initial contribution of cash and Parent Common Stock deposited into the Escrow Fund, and each Effective Time Holder to receive a portion thereof equal to the product obtained by multiplying (1) the amount to be so released by (2) such Effective Time Holder’s Pro Rata Share.
(i)    For purposes of any amount to be released from the Escrow Fund in satisfaction of any Claimed Amount, Agreed Amount, or Stipulated Amount, the dollar value of a share of Parent Common Stock shall be deemed to be the Parent Common Stock Price, with the number of shares of Parent Common Stock to be released to a Parent Indemnitee rounded up to the nearest whole share.
(j)    With respect to any amount to be released from the Escrow Fund to the Effective Time Holders pursuant to this Section 10.5(j) or the Escrow Agreement:
(i)    if any former holder of Outstanding Capital Stock has not executed and delivered a properly completed Letter of Transmittal and surrendered such Effective Time Holder’s Company Stock Certificate in accordance with Section 1.9(b) (collectively, the “Payment Conditions”) prior to the delivery to the Escrow Agent of the applicable joint written instructions, then any amount that would otherwise be released to such Effective Time Holder shall be held by the Payment Agent, without interest, until such holder satisfies all of such Effective Time Holder’s applicable Payment Conditions;
(ii)    for purposes of Sections 1.5(a)(ii)(C) and 1.5(a)(iii)(C) only, amounts to be released from the Escrow Fund to be distributed to each Effective Time Holder shall be deemed to be the product of (A) the aggregate amount to be released from the Escrow Fund to the Effective Time Holders; multiplied by (B) each Effective Time Holder’s Pro Rata Share (it being understood that the amounts referred to in this clause “(ii)” have been taken into account in determining each Effective Time Holder’s Pro Rata Share, that no Effective Time Holder shall receive more than such Effective Time Holder’s Pro Rata Share of any amount released from the Escrow Fund);
(iii)    each distribution to be made from the Escrow Fund to a particular Effective Time Holder shall be effected in accordance with the payment delivery instructions set forth in such Effective Time Holder’s Letter of Transmittal, with respect to amounts to be distributed in respect of such Effective Time Holder’s Outstanding Capital Stock; and
(iv)    all written instructions to be delivered to the Escrow Agent with respect to any distribution from the Escrow Fund shall be consistent with this Section 10.5(j).
10.6    Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Company, any Acquired Entity, Parent or any other Person) with respect to which any Effective Time Holder may become obligated to hold harmless, indemnify, compensate or reimburse any Parent Indemnitee pursuant to Section 10, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably satisfactory to the Securityholders’ Agent, and the Securityholders’ Agent shall be entitled, at its expense, to participate in, but not determine or conduct, the defense of such claim or Legal Proceeding and Parent shall keep the Securityholders’ Agent reasonably apprised of any material development in such Legal Proceeding, and promptly provide to the Securityholders’ Agent copies of all pleadings, notices and communications with respect to such claim or Legal Proceeding to the extent that receipt of such documents does not waive any privilege. If Parent so proceeds with the defense of any such claim or Legal Proceeding:
(a)    subject to the other provisions of Section 10, all reasonable expenses relating to the defense of such claim or Legal Proceeding (and all amounts due pursuant to any settlement, adjustment or compromise of such claim or Legal Proceeding) shall be borne and paid exclusively by the Effective Time Holders;
(b)    each Effective Time Holder shall make available to Parent any documents and materials in such Effective Time Holder’s possession or control that may be necessary to the defense of such claim or Legal Proceeding; and
(c)    Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding without the consent of the Securityholders’ Agent; provided, however, that if Parent settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Securityholders’ Agent, then such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Parent Indemnitee in connection with such claim or Legal Proceeding or that such Damages are indemnifiable hereunder (it being understood that if Parent requests that the Securityholders’ Agent consent to a settlement, adjustment or compromise, the Securityholders’ Agent shall not unreasonably withhold or delay such consent).
If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Securityholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Securityholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld or delayed) unless (i) such judgment, settlement or compromise includes an unconditional release from all liability with respect to the claim in favor of the Parent Indemnitees and (ii) the sole relief provided in connection with such judgment, settlement or compromise is monetary damages that are paid in full by the Effective Time Holders (including from the Escrow Fund) or any other relief that is enforceable only against the Effective Time Holders. Parent shall give the Securityholders’ Agent prompt notice of the commencement of any such Legal Proceeding against Parent, a Merger Sub or the Company; provided, however, that any failure on the part of Parent to so notify the Securityholders’ Agent shall not limit any of the obligations of the Effective Time Holders under this Section 10 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).
10.7    Exclusive Remedy. From and after the First Effective Time, the rights to indemnification, compensation and reimbursement set forth in Section 6 and this Section 10 shall be the sole and exclusive monetary remedy of the Parent Indemnitees with respect to any breach of this Agreement.
10.8    Exercise of Remedies Other Than by Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.9    Tax Treatment of Indemnity Payments. The parties agree to report each indemnification payment made in respect of any Damages as an adjustment to the Purchase Price for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is inconsistent with applicable Legal Requirements.
11.    MISCELLANEOUS PROVISIONS
11.1    Securityholders’ Agent.
(a)    Appointment. By virtue of the adoption and approval of this Agreement, the Joinder Agreements and/or the Warrant Surrender Agreements, the Effective Time Holders irrevocably nominate, constitute and appoint Fortis Advisors LLC as the exclusive agent and true and lawful attorney-in-fact of the Effective Time Holders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of such Persons for purposes of executing any documents and taking any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement, the Escrow Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement, the Escrow Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument, including with respect to, any claim for indemnification, compensation or reimbursement under Section 10, the Escrow Agreement and the Registration Rights Agreement. Securityholders’ Agent hereby accepts its appointment as Securityholders’ Agent.
(b)    Authority. The Effective Time Holders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Persons (in the name of any or all of such Persons or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by this Agreement, the Escrow Agreement and the Securityholders’ Agent Engagement Agreement. The Securityholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, in the Escrow Agreement and in the Securityholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Agent in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. All actions taken by the Securityholders’ Agent under this Agreement, the Escrow Agreement or the Securityholders’ Agent Engagement Agreement shall be binding upon each Effective Time Holder and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholders’ Agent taken in good faith under this Agreement, the Escrow Agreement or the Securityholders’ Agent Engagement Agreement are waived. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Parent Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 10 and under the Escrow Agreement; and (ii) each Parent Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any such Person by the Securityholders’ Agent, as fully binding upon such Person.
(c)    Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney and immunities and rights to indemnification granted to the Securityholders’ Agent

Group hereunder: (i) are coupled with an interest and are irrevocable; (ii) may be delegated by the Securityholders’ Agent; (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Effective Time Holders and shall be binding on any successor thereto; and (iv) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Escrow Fund.
(d)    Replacement. If the Securityholders’ Agent shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons who contributed at least 50% of the Escrow Amount to the Escrow Fund), within 10 days after such death, disability or inability, appoint a successor to the Securityholders’ Agent (who shall be an Effective Time Holder and shall be reasonably satisfactory to Parent) and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Effective Time Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Agent or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.
(e)    Limitation of Liability. Certain Effective Time Holders have entered into an engagement agreement (the “Securityholders’ Agent Engagement Agreement”) with the Securityholders’ Agent to provide direction to the Securityholders’ Agent in connection with its services under this Agreement, the Escrow Agreement and the Securityholders’ Agent Engagement Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”), shall be liable to any Effective Time Holder for any action or failure to act in connection with the acceptance or administration of the Securityholders’ Agent’s responsibilities hereunder, under the Escrow Agreement or under the Securityholders’ Agent Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct.
(f)    Indemnification and Expenses. The Effective Time Holders shall indemnify, defend and hold harmless the Securityholders’ Agent Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Securityholders’ Agent Expenses”) incurred without gross negligence or willful misconduct on the part of the Securityholders’ Agent and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Securityholders’ Agent Engagement Agreement. Such Securityholders’ Agent Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Escrow Fund otherwise distributable to the Effective Time Holders at the time of distribution, and third, directly from the Effective Time Holders. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.
(g)    Reliance. The Securityholders’ Agent shall be entitled to: (i) rely upon the Merger Consideration Certificate, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.

(h)    Expense Fund. Upon the Closing, Parent shall withhold from the Purchase Price payable pursuant hereto and wire to the Securityholders’ Agent $250,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Securityholders’ Agent in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Agent for any Securityholders’ Agent Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Securityholders’ Agent Engagement Agreement, or (ii) as otherwise determined by the Advisory Group (the “Expense Fund”). The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest on the Expense Fund and assign to the Securityholders’ Agent any such interest. Subject to Advisory Group approval, the Securityholders’ Agent may contribute funds to the Expense Fund from any consideration otherwise distributable to the Effective Time Holders. As soon as reasonably determined by the Securityholders’ Agent that the Expense Fund is no longer required to be withheld, the Securityholders’ Agent shall distribute the remaining Expense Fund (if any) to the Payment Agent and/or Parent, as applicable, for further distribution to the Effective Time Holders in accordance with their Pro Rata Shares.
11.2    Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
11.3    Fees and Expenses. Subject to Sections 1.5, 5.5 and 10, the Escrow Agreement, and the Registration Rights Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Mergers.
11.4    Attorneys’ Fees. If any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
11.5    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent by overnight delivery via a national courier service, one Business Day after being sent, in each case to the address or facsimile telephone number, as applicable, set forth beneath the name of such party below (or to such other address or facsimile telephone number, as applicable, as such party shall have specified in a written notice given to the other parties hereto); and (d) if sent by electronic mail or facsimile, on the date the electronic mail or facsimile is sent (if a Business Day, and if not sent on a Business Day, on the immediately following Business Day); provided, however, in the case of the foregoing clause “(d)”, any notice or other required or permitted communication provided via electronic mail shall be deemed properly delivered, given and received as of the date set forth in such clause only if such notice or other communication is also sent by one of the methods set forth in clauses “(a)”, “(b)”, or “(c)” on the same date such notice is sent pursuant to clause “(d)”; provided, further, that notices to the Securityholders’ Agent shall be delivered solely by electronic mail or facsimile:
If to Parent or a Merger Sub:
Splunk Inc.
270 Brannan Street
San Francisco, CA 94107
Attention: Scott Morgan, SVP, Chief Legal Officer
Email: smorgan@splunk.com

with a copy (which shall not constitute notice) to:
Sidley Austin LLP
555 California Street, Suite 2000
San Francisco, CA 94104
Attention: Sharon R. Flanagan
Email: sflanagan@sidley.com

If to the Company:
SignalFx, Inc.
3050 South Delaware
San Mateo, CA 94430
Attention: Karthik Rau, Chief Executive Officer
Email: karthik@signalfx.com

with a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Richard Dickson; Ethan Skerry
Email: rdickson@fenwick.com; eskerry@fenwick.com
If to the Securityholders’ Agent:
Fortis Advisors LLC
Attention: Notice Department
Facsimile: (858) 408-1843
Email: notices@fortisrep.com

11.6    Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7    Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.8    Governing Law; Dispute Resolution.
(a)    Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
(b)    Venue. Except as otherwise provided in the Escrow Agreement, Section 10.5 or in Section 11.7(c) any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in any federal or state court located in the County of San Francisco, State of California. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of and venue in each federal or state court located in the County of San Francisco, State of California (and each appellate court located in the County of San Francisco, State of California) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each federal or state court located in the County of San Francisco, State of California shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or other Legal Proceeding commenced in any federal or state court located in the County of San Francisco, State of California, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or other Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper, that challenges the application of the internal laws of the State of Delaware as set forth in Section 11.9(a), or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
(c)    Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 10 shall be brought and resolved exclusively in accordance with Section 10.5.
11.9    Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c) the Merger Subs and their successors and assigns (if any); (d) the Securityholders’ Agent and its successors and assigns (if any); and (e) the Effective Time Holders. This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) the Merger Subs; (iv) the other Parent Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. Following the Closing Date, Parent may freely assign any or all of its rights and obligations under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, that no such assignment will relieve Parent of its obligations hereunder.
11.10    Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by the Company or the Securityholders’ Agent of any covenant, obligation or other provision set forth in this Agreement: (a) each of the Company and Parent shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) neither the Company nor Parent shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.
11.11    Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
11.12    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
11.13    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, on behalf of the Company, Parent, the Merger Subs and the Securityholders’ Agent; and (b) after the Closing Date, on behalf of Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders).
11.14    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
11.15    Parties in Interest. Except for the provisions of Section 4.9 and Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, the Merger Subs, the Company and their respective successors and assigns (if any).
11.16    Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials, data and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the Agreement Date), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will securely return to the other parties all copies of nonpublic documents, data and materials which have been furnished in connection therewith. Such documents, data, materials and information shall not be communicated to any third Person (other than, in the case of Parent or the Merger Subs, to their counsel, accountants or Affiliates, and in the case of the Acquired Entities and the Securityholders’ Agent, to their counsel or accountants). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Mergers; provided, however, that after the First Effective Time, Parent and the Company may use or disclose any confidential information related to any Acquired Entity or its assets or business. The obligation of each party to treat such documents, data, materials and other information in confidence shall not apply to any information which (a) is now or hereafter becomes generally known through no act or failure to act on such party’s part; (b) such party independently knows at the time of receiving such information, as evidenced by its written records; (c) a third party hereafter furnishes to such party without breaching any obligation of confidentiality and without restriction on disclosure; (d) such party has independently developed without use of confidential information or breaching this Agreement; or (e) is required to be disclosed under applicable Legal Requirements or judicial process, but only to the extent it must be disclosed.
11.17    No Public Announcement. Prior to the First Effective Time, neither Parent, the Merger Subs, Securityholders’ Agent nor any Acquired Entity (nor any of their respective Affiliates) shall, without the approval of each other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any party shall be so obligated by Legal Requirements or the laws of any stock exchange upon which the securities of such Person are listed, in which case such party shall first advise each other party thereof and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement. Following the First Effective Time, neither the Securityholders’ Agent nor any of its Affiliates shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall advise Parent thereof and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

11.18    Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The parties hereto acknowledge and agree that, effective as of the First Effective Time, the Mutual Non-Disclosure Agreement dated May 15, 2019 between the Company and Parent is hereby terminated and shall be null and void and of no force or effect.
11.19    Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another part of the Disclosure Schedule, or (b) it is reasonably apparent on the face of the disclosure (without reference to any document referred to therein) that such information qualifies another representation and warranty of the Company in this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty of the Company made in this Agreement, unless the applicable part of the Disclosure Schedule identifies the exception with reasonable particularity. The mere listing of a document or other item in, or attachment of a copy thereof to, the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains directly to the existence of the document or other item itself).
11.20    Construction.

(a)    Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include the masculine and feminine genders.
(b)    Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c)    Interpretation. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive.
(d)    References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Parts,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.
(e)    Dollar Thresholds. Any dollar amounts or threshold set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement.
11.21    Consent to Representation; Conflict of Interest.
(a)    If the Securityholders’ Agent so desires, acting on behalf of the Effective Time Holders and without the need for any consent or waiver by the Acquired Entities, Parent, Merger Sub I or Merger Sub II, Fenwick & West LLP (“Fenwick”) shall be permitted to represent the Effective Time Holders after the Closing in connection with any matter, including any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto; provided, that no such representation shall be a waiver of any attorney-client privilege between the Surviving Company, any Acquired Entity or any of their Affiliates on the one hand and Fenwick on the other, and Fenwick shall not take any actions or engage in any representation that would effect or be deemed to be such a waiver. Without limiting the generality of the foregoing, after the Closing, Fenwick shall be permitted to represent the Effective Time Holders, any of their agents and Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with Parent, the Surviving Company, any of the Acquired Entities, or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims; provided, that no such representation shall be a waiver of any attorney-client privilege between the Surviving Company, any Acquired Entity or any of their Affiliates on the one hand and Fenwick on the other, and Fenwick shall not take any actions or engage in any representation that would effect or be deemed to be such a waiver. Any representation of the Surviving Company, any Acquired Entity or any of their Affiliates after the Closing shall not affect the foregoing provisions hereof.
(b)    After the First Effective Time, Parent shall not, and shall cause each of its Affiliates (including the Surviving Company) not to, intentionally seek, obtain access to, or use any of the communications between Fenwick, on the one hand, and the Company, the Securityholders’ Agent or any Effective Time Holder, on the other hand, relating to the transactions contemplated by this Agreement (“Client Communications”), including by intentionally searching, reviewing or accessing e-mail archives or other books and records of the Acquired Entities; provided, however, that nothing contained herein shall prevent

Parent from seeking Client Communications in connection with discovery in any Legal Proceeding so long as such Client Communications would not be subject to attorney-client privilege, attorney work product privilege or any other legal privilege or protection if they were sought by an unrelated third party in a Legal Proceeding and such Client Communications would be required to be produced in response to such discovery.  After the First Effective Time, the Securityholders’ Agent shall be permitted to access and use the Client Communications in connection with any Legal Proceeding or potential Legal Proceeding against, with or involving Parent, the Surviving Company or any of their Affiliates or agents; and Fenwick, the Securityholders’ Agent and any Effective Time Holder may make any such Client Communications available to Fenwick or the Securityholders’ Agent, as the case may be; provided, that such use would not reasonably be expected to waive any applicable privileges or protections that can or may be asserted against any unrelated third party to prevent disclosure of any Client Communications in a manner detrimental to Parent (other than in a de minimis, ministerial or administrative manner). Parent shall not, and shall cause each of its Affiliates (including the Surviving Corporation) not to, (i) assert ownership of the Client Communications, attorney-client privilege, attorney work product privilege or any other legal privilege or protection against Fenwick, the Securityholders’ Agent or any Effective Time Holder with respect to any Client Communications or (ii) use such Client Communications as evidence in any dispute with the Securityholders’ Agent or any Effective Time Holder in connection with any such claim for indemnification; provided that the foregoing clause (ii) shall not apply to any claim of an Indemnified Person based on Fraud.  For the avoidance of doubt, nothing in this Section 11.21 or in this Agreement shall be deemed to be a waiver of any applicable privileges or protections that can or may be asserted to prevent disclosure of any Client Communications to any third party.
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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.
SPLUNK INC.
a Delaware corporation
By: /s/ Jason Child
Name: Jason Child
Title: Chief Financial Officer
SOLIS MERGER SUB II, LLC,
a Delaware limited liability company
By: /s/ Timothy C. Emanuelson
Name: Timothy C. Emanuelson
Title: President, Chief Executive Officer
SOLIS MERGER SUB I, INC.,
a Delaware corporation
By: /s/ Timothy C. Emanuelson
Name: Timothy C. Emanuelson
Title: President, Chief Executive Officer
SIGNALFX, INC.,
a Delaware corporation
By: /s/ Karthik Rau
Name: Karthik Rau
Title: CEO
SECURITYHOLDERS’ AGENT:
FORTIS ADVISORS LLC,
a Delaware limited liability company
By: /s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

EXHIBIT A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
“401(k) Plan” has the meaning set forth in Section 4.5 of this Agreement.
“ACA” means the Patient Protection and Affordable Care Act of 2010.
“Accounting Firm” has the meaning set forth in Section 1.7(d) of this Agreement.
“Accredited Investor” means a Person that (a) is either (x) an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended) or (y) is not a U.S. person as such term is defined Regulation S promulgated under the Securities Act; (b) has timely completed and delivered to Parent an executed Accredited Investor Questionnaire in accordance with the terms of this Agreement certifying that such Person meets the requirement referenced in clauses “(a)” above; and (c) has not been determined by Parent to be an Unaccredited Investor. For the avoidance of doubt, any Effective Time Holder that has not timely delivered a duly executed and properly completed Accredited Investor Questionnaire, either on the Agreement Date with respect to the holders of Company Capital Stock listed on Schedule 1.3(b)(xxi), or at least ten days prior to the Closing Date, with respect to any other Effective Time Holder, shall be an Unaccredited Investor for purposes of this Agreement.
“Accredited Investor Questionnaire” has the meaning set forth in the recitals to this Agreement.
“Acquired Entities” shall mean, collectively, the Company and the Company’s Subsidiaries, including SignalFx UK Limited, SignalFx Australia Pty Ltd, SignalFx Poland spółka z ograniczoną odpowiedzialnością (aka sp. z.o.o), SignalFx Sweden AB, SignalFx France SARL, SignalFx Netherlands BV and SignalFx Germany GmbH, and their respective predecessors (including any Entity that shall have merged into the Company or any of its Subsidiaries) and “Acquired Entity” means any of the Acquired Entities.
“Acquired Entity Contract” means any Contract: (a) to which any Acquired Entity is a party; (b) by which any Acquired Entity or any of its assets is or may become bound or under which any Acquired Entity has, or may become subject to, any obligation; or (c) under which any Acquired Entity has or may acquire any right or interest.
“Acquired Entity Data” means all data contained in the Acquired Entity IT Systems or any database of any Acquired Entity (including any and all trade secrets, Personal Data and User Data) and all other information and data compilations used by, or necessary to the business of, each Acquired Entity.
“Acquired Entity Employee Plan” means any plan, program, policy, practice, Contract or arrangement, whether written or unwritten, providing benefits or compensation (including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option or other equity-related award, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract), in any case (i) that is sponsored, maintained or contributed to by any Acquired Entity, (ii) to which any Acquired Entity is a party, (iii) with respect to which any Acquired Entity has any liability (including contingent liability), or (iv) in or to which any Acquired Entity Service Provider participates or is a party.
“Acquired Entity IP” means all Intellectual Property and Intellectual Property Rights in which any Acquired Entity has (or purports to have) an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) or an exclusive license or similar exclusive right in any field or territory.
“Acquired Entity IP Contract” means any Acquired Entity Contract that contains any assignment or license of, or any covenant not to assert or enforce, or any other right to use or exploit, any Intellectual Property Right or that otherwise relates to any Acquired Entity IP or any Intellectual Property developed by, with or for any Acquired Entity.
“Acquired Entity IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of each Acquired Entity.
“Acquired Entity Privacy Policy” means each external or internal, past or present privacy policy of each Acquired Entity, including any privacy policy relating to: (a) the privacy of users of any Acquired Entity Web Site; (b) the collection, storage, disclosure, and transfer of any Personal Data; (c) any employee information; and (d) the technical, administrative, and physical security of any Personal Data.
“Acquired Entity Product” means any Computer Software (including mobile phone applications) and all versions thereof, and all other products or services that have been or are currently being developed, marketed, distributed, licensed, sold, offered, made available (as part of a service bureau, time-sharing, application service or similar arrangement or otherwise) or provided by or on behalf of each Acquired Entity.
“Acquired Entity Registered IP” has the meaning set forth in Section 2.10(b) of this Agreement.
“Acquired Entity Returns” has the meaning set forth in Section 2.14(a) of this Agreement.
“Acquired Entity Service Provider” means any current or former employee, independent contractor, consultant, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of any Acquired Entity or any Affiliate of any Acquired Entity.

“Acquired Entity Software” means any Computer Software in which any Acquired Entity has (or purports to have) an intellectual property ownership interest (whether exclusively, jointly with another Person or otherwise).
“Acquired Entity Web Site” means any public or private web site owned, maintained, or operated at any time by or on behalf of any Acquired Entity.
“Acquisition Transaction” means (i) the sale, license or disposition of all or a material portion of the business or assets of the Company or any direct or indirect Subsidiary or division of the Company (including the grant of any license to any Acquired Entity IP or any of its Subsidiaries other than non-exclusive licenses in the ordinary course of business); (ii) the issuance, grant or disposition of: (x) any capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company; (y) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company; or (z) any security, instrument or obligation that is or may become convertible into or exchangeable for any Company Capital Stock or other equity security of the Company or any direct or indirect Subsidiary of the Company; (iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving the Company or any direct or indirect Subsidiary of the Company; or (iv) any transaction that could reasonably be expected to preclude or have a material adverse effect upon the Mergers; provided, however, (x) the grant of equity awards by the Company in the ordinary course of business pursuant to the Company Stock Plan that do not include acceleration provisions will not be deemed to be an “Acquisition Transaction,” (y) the issuance of Company Capital Stock by the Company to its employees upon the valid exercise of Company Options outstanding as of the Agreement Date will not be deemed to be an “Acquisition Transaction” and (z) the issuance of Company Capital Stock by the Company upon the conversion of the Company Warrants outstanding as of the Agreement Date will not be deemed to be an “Acquisition Transaction.”
“Advisory Group” has the meaning set forth in Section 11.1(e) of this Agreement.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.
“Affiliated Group” means an “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any Acquired Entity or any direct or indirect predecessor of any Acquired Entity, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included any Acquired Entity or any direct or indirect predecessor of any Acquired Entity.
“Aggregate Exercise Price” has the meaning set forth in Section 1.5(c)(i) of this Agreement.
“Aggregate Parent Stock Consideration” means the product of (1) the aggregate number of shares of Parent Common Stock issuable pursuant to this Agreement to the holders of Company

Capital Stock in respect of their shares of Company Capital Stock, but excluding the Holdback Shares and, for the avoidance of doubt, excluding any Parent Stock Awards issued in exchange for Company Restricted Shares and the shares of Parent Common Stock (including any Holdback Shares) issued in exchange for Outstanding In-the-Money Vested Options pursuant to Section 1.6(b) of this Agreement, multiplied by (2) the Parent Common Stock Price.
“Aggregate Stockholders’ Consideration” shall mean an amount equal to: (i) the Per Share Amount; multiplied by (ii) the aggregate number of shares of Company Capital Stock (excluding Company Restricted Shares and the shares of Company Capital Stock exchanged for Holdback Shares) issued and outstanding immediately prior to the First Effective Time, on an as converted to Company Common Stock basis.
“Agreed Amount” has the meaning set forth in Section 10.5(b) of this Agreement.
“Agreement” means the Agreement and Plan of Mergers to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.
“Agreement Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Allowed Patent Applications” means patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reissue applications, and re-examination applications), which have been filed or deposited with any patent office, and which have not yet been granted or issued by the relevant patent office.
“API” has the meaning set forth in Section 2.10(g) of this Agreement.
“Automatic Transfer Countries” means France, Germany, the Netherlands, Sweden, and the United Kingdom.
“Basket Amount” has the meaning set forth in Section 10.3(a) of this Agreement.
“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday; or (b) a day on which commercial banks in San Francisco, California are authorized or required to be closed.
“Cash Consideration” means the cash payable to the holders of Company Capital Stock pursuant to Section 1.5(a)(ii) and/or Section 1.5(a)(iii), as applicable, including, for the avoidance of doubt, any amounts contributed to the Escrow Fund.
“Cause” has the meaning set forth in Section 1.11(d)(i) of this Agreement.
“Certificates of Merger” has the meaning set forth in Section 1.1 of this Agreement.
“CGCL” has the meaning set forth in the recitals to this Agreement.
“Charter Documents” has the meaning set forth in Section 2.2 of this Agreement.

“Claim Dispute” has the meaning set forth in Section 10.5(f) of this Agreement.
“Claim Notice” has the meaning set forth in Section 10.5(a) of this Agreement.
“Claimed Amount” has the meaning set forth in Section 10.5(a) of this Agreement.
“Closing” has the meaning set forth in Section 1.3(a) of this Agreement.
“Closing Balance Sheet” has the meaning set forth in Section 1.7(b) of this Agreement.
“Closing Date” has the meaning set forth in Section 1.3(a) of this Agreement.
“Closing Indebtedness Amount” has the meaning set forth in Section 1.5(c)(ii) of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.
“Company Closing Certificate” has the meaning set forth in Section 7.6 of this Agreement.
“Company Common Stock” means the shares of common stock, par value of $0.0001 per share, of the Company.
“Company Financial Statements” has the meaning set forth in Section 2.4(a) of this Agreement.
“Company Option” means each option, outstanding under the Company Stock Plan or otherwise, to purchase shares of Company Capital Stock (or exercisable for cash) from the Company.
“Company Preferred Stock” means the shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series B Prime Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, each having a par value of $0.0001 per share, of the Company.
“Company Restricted Share” means each share of Company Common Stock, outstanding under the Company Stock Plan or otherwise, that is subject to vesting conditions.
“Company RSU Award” has the meaning set forth in Section 1.6(h) of this Agreement.
“Company Stock Certificates” has the meaning set forth in Section 1.9(d) of this Agreement.
“Company Stock Plan” means the SignalFx, Inc. 2013 Equity Incentive Plan.

“Company Transaction Expenses” means, without duplication, all fees, costs, expenses, payments, expenditures or liabilities (collectively, “Expenses”), whether incurred or paid prior to the date of the Agreement, during the Pre-Closing Period or at or after the First Effective Time, and whether or not invoiced prior to the First Effective Time, incurred by or on behalf of any Acquired Entity, or to or for which any Acquired Entity is or becomes subject or liable, in connection with the Mergers or any of the other transactions contemplated by the Agreement, including, without duplication: (a) Expenses described in Section 11.4 of the Agreement; (b) Expenses payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or on behalf of, or provided advice to any Acquired Entity, or who is otherwise entitled to any compensation or payment from any Acquired Entity, in connection with or relating to the Agreement, any of the transactions contemplated by the Agreement, or the process resulting in such transactions; (c) Expenses that become due or payable, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the transactions contemplated by the Agreement, including any fees and expenses related to the D&O Tail Policy and any bonus, severance, profit sharing or change of control payment or benefit (or similar payment obligation), made or provided, or required to be made or provided, by any Acquired Entity as a result of or in connection with the Mergers or any of the other transactions contemplated by the Agreement (including, for the avoidance of doubt, any amounts paid in respect of a payoff letter delivered pursuant to Section 4.10(a), including any prepayment penalties thereunder); (d) any social security, Medicare, unemployment or other employment, withholding or payroll Tax or similar amounts owed by or imposed on any Acquired Entity, or for which any Acquired Entity may otherwise be liable, as a result of, or with respect or attributable to any of the transactions contemplated by this Agreement, including in connection with any exercise, vesting or cancellation of Company Options, Company Restricted Shares or Company Warrants at or around the First Effective Time (whether pursuant to Section 1.6 of this Agreement or otherwise); (e) the payments to Non-Continuing Employees pursuant to Section 4.11; (f) Expenses incurred by or on behalf of any stockholder or any Acquired Entity Service Provider in connection with the transactions contemplated by the Agreement that any Acquired Entity is or will be obligated to pay or reimburse after the Closing; (g) any forgiveness by any Acquired Entity of any Indebtedness; or (h) any Expenses incurred to obtain consents, waivers or approvals under any Acquired Entity Contract as a result of or in connection with the transactions contemplated by the Agreement; provided, however, (i) that Company Transaction Expenses shall not include any amount included in the Closing Indebtedness Amount and (ii) Company Transaction Expenses shall be reduced by all amounts paid by the Company under the Contract listed on Part A of the Disclosure Schedule.
“Company Warrant” has the meaning set forth in Section 1.6(e) of this Agreement.
“Computer Software” means computer software and code (including HTML code and firmware and other software embedded in hardware devices), whether in Source Code or object code or machine readable form.
“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.
“Contested Amount” has the meaning set forth in Section 10.5(b) of this Agreement.
“Continuing Claim” has the meaning set forth in Section 10.5(g) of this Agreement.
“Continuing Employee” has the meaning set forth in Section 5.5(a).
“Continuing Service Provider” means each Acquired Entity Service Provider to be set forth on Schedule 4.11 in accordance with Section 4.11.
“Contract” means any legally binding written, oral or other agreement (including “click-through” agreement), contract, license, sublicense, subcontract, settlement agreement, lease, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature.
“D&O Tail Policy” has the meaning set forth in Section 4.9(a) of this Agreement.
“Damages” includes any loss, damage, injury, claim, demand, liability, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable out-of-pocket attorneys’ fees), charge, cost (including reasonable out-of-pocket costs of investigation) or expense of any nature.
“Developed IP” has the meaning set forth in Section 2.10(h)(ii) of this Agreement.
“DGCL” has the meaning set forth in the recitals to this Agreement.
“[***]” has the meaning set forth [***].
“Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 11.19 of the Agreement.
“Dispute Period” has the meaning set forth in Section 10.5(b) of this Agreement.
“Disregarded Shares” has the meaning set forth in Section 1.5(a)(i) of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 1.8(a) of this Agreement.
“Domain Name” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith, domain names, uniform resource locators and other names and locators associated with the internet.
“Effective Time Holders” means the Non-Dissenting Stockholders and the holders of Outstanding Warrants (after giving effect to any exercises or deemed exercises of Company Warrants prior to the First Effective Time).

“Election Notice” has the meaning set forth in Section 4.5 of this Agreement.
“Employment Agreement” has the meaning set forth in Section 4.11 of this Agreement.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, license, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).
“End Date” has the meaning set forth in Section 9.1(b) of this Agreement.
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.
“Environmental Law” means: (a) the common law; and (b) all Legal Requirements, by-laws, Orders, instruments, directives, decisions, injunctions and judgments of any Governmental Body and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant (and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto), including, (i) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (vi) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (viii) any analogous applicable Legal Requirements implemented in any country in which any Acquired Entity conducts business.
“Environmental Licenses” means any Consent or Governmental Authorization required by or pursuant to any applicable Environmental Laws.
“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) or any other Entity that would be considered a single employer with any Acquired Entity within the meaning of Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” has the meaning set forth in Section 1.5(d) of this Agreement.
“Escrow Agreement” has the meaning set forth in Section 1.5(d) of this Agreement.
“Escrow Amount” has the meaning set forth in Section 1.5(c)(iii) of this Agreement.
“Escrow Contribution Amount” has the meaning set forth in Section 1.5(c)(iv) of this Agreement.
“Escrow Fund” has the meaning set forth in Section 1.5(d) of this Agreement.
“Estimated Purchase Price” has the meaning set forth in Section 1.3(b)(x)(1) of this Agreement.
“EULA” has the meaning set forth in Section 2.10(g) of this Agreement.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Exchange Ratio” has the meaning set forth in Section 1.5(c)(v) of this Agreement.
“Expense Fund” has the meaning set forth in Section 11.1(h).
“Expense Fund Amount” has the meaning set forth in Section 11.1(h).
“Expense Fund Contribution Amount” has the meaning set forth in Section 1.5(d).
“Expiration Date” has the meaning set forth in Section 10.1(a) of this Agreement.
“Fenwick” has the meaning set forth in Section 11.21 of this Agreement.
“FIRPTA Notification” has the meaning set forth in Section 1.3(b)(xviii) of this Agreement.
“FIRPTA Statement” has the meaning set forth in Section 1.3(b)(xviii) of this Agreement.
“First Certificate of Merger” has the meaning set forth in Section 1.1 of this Agreement.
“First Merger” has the meaning set forth in the recitals to this Agreement.
“First-Step Surviving Corporation” has the meaning set forth in Section 1.1 of this Agreement.
“Fraud” means common law fraud related to this Agreement under the laws of the State of Delaware committed with the intent to deceive.

“Fundamental Representations” means (a) the representations and warranties made by the Company set forth in Sections 2.1(a)-(c) (Organizational Matters), 2.3(a)-(g) (Capital Structure), 2.20(a)-(b) (Authority; Binding Nature of Agreement), 2.21(a) (Non-Contravention) and 2.25 (Brokers) of the Agreement and (b) the representations, warranties, certifications and other statements and information set forth in any certificate delivered by the Company pursuant to this Agreement, in each case to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“[***]” has the meaning set forth [***].
“Governmental Authorization” means any: (a) permit, license, approval, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
“Grant Date” has the meaning set forth in Section 2.3(b) of this Agreement.
“Holdback Shares” has the meaning set forth in Section 1.5(a) of this Agreement.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inbound Licenses” has the meaning set forth in Section 2.10(d) of this Agreement.
“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Acquired Entities, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of the Acquired Entities for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business that are not more than 30 days past due); (c) all obligations of the Acquired Entities to pay rent or other payment amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Acquired Entities with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Acquired Entities; (e) all obligations of the Acquired Entities under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all obligations secured by any Encumbrance existing on property owned by the Acquired Entities, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of the Acquired Entities in respect of, or to purchase or to otherwise acquire, Indebtedness of others; and (h) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the transactions contemplated by the Agreement.
“Information Statement” means an information statement prepared by the Company and relating to the vote by the stockholders of the Company on the adoption of the Agreement and the approval of the other transactions contemplated by this Agreement.
“Insider Payables” has the meaning set forth in Section 2.4(e) of this Agreement.
“Insider Receivables” has the meaning set forth in Section 2.4(e) of this Agreement.
“Intellectual Property” means sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, business and marketing plans, circuit designs and assemblies, gate arrays, net lists, test vectors, design rules, models, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information and data (including customer lists), protocols, schematics, specifications, Computer Software, subroutines, techniques, user interfaces, Domain Names, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).
“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and Moral Rights; (b) trademark and trade name rights and similar rights and the goodwill associated with any of the foregoing; (c) trade secret rights; (d) Patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
“Joinder Agreement” has the meaning set forth in the recitals to this Agreement.
“Key Business Partner” has the meaning set forth in Section 2.22 of this Agreement.
“Key Employees” means each Person listed on Schedule 1.3(b)(vii)(B) of this Agreement.
An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual would have known such fact or other matter had such individual made reasonable inquiry of such individual’s direct reports who would reasonably be expected to have actual knowledge of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Person identified on Exhibit I has Knowledge of such fact or other matter.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect.
“Letter of Transmittal” has the meaning set forth in Section 1.9(b) of this Agreement.
“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
“made available to Parent” means contained and accessible for a continuous period of at least 48 hours immediately prior to the Agreement Date in the Intralinks virtual data room in the online workspace captioned “Project Solis” hosted by Parent in connection with the Mergers to which Parent and its designated Representatives had unrestricted access and notification rights during such period.

“Material Adverse Effect” means any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects (i) is, or would reasonably be likely to be or become, materially adverse to the [***] of the Company and its Subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes [***] (provided, that such changes do not affect the Company disproportionately as compared to its competitors), (B) changes [***] (provided, that such changes do not affect the Company disproportionately as compared to its competitors), (C) changes [***] (provided, that such changes do not affect the Company disproportionately as compared to its competitors), (D) [***] (provided, that such [***] does not affect the Company disproportionately as compared to its competitors), (F) any [***] (provided, that [***]) and (G) changes in, or effects arising from, [***] (provided, that such changes or effects do not affect the Company disproportionately as compared to its competitors); or (ii) that would reasonably be likely to impair in any material respect the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with this Agreement and applicable Legal Requirements.
“Material Contracts” has the meaning set forth in Section 2.11(a) of this Agreement.

“Merger Consideration” means: (a) the consideration that a Non-Dissenting Stockholder is entitled to receive in exchange for such Non-Dissenting Stockholder’s shares of Outstanding Capital Stock pursuant to Section 1.5 of the Agreement; (b) the consideration that a holder of an Outstanding In-the-Money Vested Option is entitled to receive in exchange for such Outstanding In-the-Money Vested Option pursuant to Section 1.6(a) or 1.6(b) of the Agreement; (c) the consideration that a Significant Employee Stockholder, Key Employee or Continuing Service Provider who holds an In-the-Money Unvested Option is entitled to receive in exchange for such Outstanding In-the-Money Unvested Option pursuant to Section 1.6(c) of the Agreement; (d) the consideration that a Significant Employee Stockholder, Key Employee or Continuing Service Provider who holds Company Restricted Shares is entitled to receive in exchange for such Company Restricted Shares pursuant to Section 1.6(d) of the Agreement; and (e) the consideration that a holder of an Outstanding Warrant is entitled to receive in exchange for such Outstanding Warrant pursuant to Section 1.6(e) of this Agreement.
“Merger Consideration Certificate” has the meaning set forth in Section 1.3(b)(x) of this Agreement.
“Merger Sub I” has the meaning set forth in the introductory paragraph of this Agreement.
“Merger Sub II” has the meaning set forth in the introductory paragraph of this Agreement.
“Merger Subs” has the meaning set forth in the introductory paragraph of this Agreement.
“Mergers” has the meaning set forth in the recitals to this Agreement.
“Moral Rights” means any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
“Nasdaq” means the Nasdaq Global Select Market, any successor stock exchange operated by the NASDAQ Stock Market LLC or any successor thereto.
“Non-Continuing Employee” has the meaning set forth in Section 4.11 of this Agreement.
“Non-Continuing Employee Compensation” has the meaning set forth in Section 4.11 of this Agreement.
“Non-Dissenting Stockholder” means each stockholder of the Company (i) that does not perfect such stockholder’s appraisal rights under the DGCL or the CGCL and is otherwise entitled to receive consideration pursuant to Section 1.5 of the Agreement and (ii) that has delivered to the Payment Agent a duly completed Letter of Transmittal.
“Non-Employee Option” has the meaning set forth in Section 1.6(f) of this Agreement.

“Noncompetition and Nonsolicitation Agreement” has the meaning set forth in the recitals and Section 1.3(b)(iii) of this Agreement.
“Notice of Disagreement” has the meaning set forth in Section 1.7(c) of this Agreement.
“Open Source Code” means any Computer Software that is distributed under “open source” or “free software” terms or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such Computer Software, including any Computer Software distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Computer Software distributed with any license term or condition that: (a) requires or could require, or conditions or could condition, the use or distribution of such Computer Software on the disclosure, licensing, or distribution of any Source Code for any portion of such Computer Software or any derivative work of such Computer Software; or (b) otherwise imposes or could impose any limitation, restriction, or condition on the right or ability of the licensee of such software to use or distribute such Computer Software or any derivative work of such Computer Software.
“Order” means any order, writ, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Body.
“Outbound Licenses” has the meaning set forth in Section 2.10(e) of this Agreement.
“Outstanding Capital Stock” means each share of Company Preferred Stock and Company Common Stock issued and outstanding immediately prior to the First Effective Time.
“Outstanding In-the-Money Unvested Option” has the meaning set forth in Section 1.6(c)(i) of this Agreement.
“Outstanding In-the-Money Vested Option” has the meaning set forth in Section 1.6(a) of this Agreement.
“Outstanding Warrant” has the meaning set forth in Section 1.6(e) of this Agreement.
“Parent” has the meaning set forth in the introductory paragraph of this Agreement.
“Parent Common Stock” means the shares of common stock, par value of $0.001 per share, of Parent.
“Parent Common Stock Price” has the meaning set forth in Section 1.5(c)(vii) of this Agreement.
“Parent Employer” has the meaning set forth in Section 1.11(b) of this Agreement.
“Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Subsidiaries (including the Merger Subs and, following the First Merger, the First-Step Surviving Corporation and, following the Second Merger, the Surviving Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that none of the Effective Time Holders and holders of Outstanding In-the-Money Unvested Options shall be deemed to be “Parent Indemnitees.”
“Parent SEC Documents” has the meaning set forth in Section 3.4(a) of this Agreement.
“Parent Stock Award” has the meaning set forth in Section 1.6(d)(i) of this Agreement.
“Parent Stock Consideration” means the shares of Parent Common Stock issuable to the holders of Company Capital Stock pursuant to Section 1.5(a)(ii) and/or Section 1.5(a)(iii), as applicable, including, for the avoidance of doubt, any shares of Parent Common Stock contributed to the Escrow Fund.
“Parent Stock Target” has the meaning set forth in Section 1.10(a) of this Agreement.
“Parent Stock Target Shortfall” has the meaning set forth in Section 1.10(b) of this Agreement.
“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reissue applications, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other actions of any Governmental Body which provides rights beyond the original expiration date of any of the foregoing.
“Payment Agent” has the meaning set forth in Section 1.9(a) of this Agreement.
“Payment Conditions” has the meaning set forth in Section 10.5(j)(i) of this Agreement.
“Payment Fund” has the meaning set forth in Section 1.9(a) of this Agreement.
“Per Share Amount” has the meaning set forth in Section 1.5(c)(vii) of this Agreement.
“Person” means any individual, Entity or Governmental Body.
“Personal Data” means a natural person’s name, street address or specific geolocation information, date of birth, telephone number, email address, online contact information, photograph, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier that can be used to recognize a user over time and across different websites, health information, biometric data, passport number, or customer or account number, user id, or any other piece of information which on its own or in combination with any other piece of information allows the identification of a natural person, or as otherwise defined as personal data or protected personal information under any applicable law or regulation.

“Pre-Closing Period” has the meaning set forth in Section 4.1 of this Agreement.
“Pre-Closing Consultation Service Providers” has the meaning set forth in Section 4.12(a) of this Agreement.
“Privacy Legal Requirements” has the meaning set forth in Section 2.10(q)(iv) of this Agreement.
“Pro Rata Share” has the meaning set forth in Section 1.5(c)(viii) of this Agreement.
“Properties” has the meaning set forth in Section 2.9(b) of this Agreement.
“Purchase Price” has the meaning set forth in Section 1.5(c)(ix) of this Agreement.
“Qualifying Termination” has the meaning set forth in Section 1.11(d)(iv) of this Agreement.
“Quarterly Vesting Date” means each March 10, June 10, September 10 and December 10.
“Registered IP” means all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Body, including all Patents, registered copyrights, registered trademarks, Domain Names and all applications for any of the foregoing.
“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by the Securityholders’ Agent and Parent at the Closing in substantially the form attached hereto as Exhibit J.
“Related Party” means: (a) each stockholder who holds more than 1% of an Acquired Entity; (b) each individual who is, or who has at any time since inception been, an officer or member of the board of directors or managers (or similar body) of any of the Acquired Entities; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” or “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.
“Release” means the release to be executed by each of the Persons set forth on Schedule 1.3(b)(v), in the form attached to the Agreement as Exhibit E.
“Replaced Restricted Share Award” has the meaning set forth in Section 1.6(d)(i) of this Agreement.
“Reply” has the meaning set forth in Section 1.7(d) of this Agreement.
“Representatives” means officers, employees, agents, attorneys, accountants, advisors, representatives and any member of the board of directors or managers (or similar body) of a Person.
“Required Merger Stockholder Votes” has the meaning set forth in Section 2.24 of this Agreement.

“Response Notice” has the meaning set forth in Section 10.5(b) of this Agreement.
“Restricted Cash” means deposits, cash and cash equivalents in reserve or escrow accounts, custodial cash and cash equivalents and cash and cash equivalents subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash and cash equivalents for any lawful purpose.
“Restricted Country” means Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine.
“Restricted Party” means (i) any Governmental Body, Entity owned or controlled by a Governmental Body, Entity organized under the laws of or operating from, or resident of a Restricted Country, or national of Cuba whose property is blocked pursuant to the Cuban Assets Control Regulations (31 C.F.R. Part 515); or (ii) any Person listed on any list of prohibited or restricted parties published by the United States Government, the European Union or the United Nations, or where relevant under applicable Export Control Laws, any Entity owned or controlled by, or acting for or on behalf of, any such listed Persons.
“Retained Escrow Amount” has the meaning set forth in Section 10.5(g) of this Agreement.
“RSUs” has the meaning set forth in Section 5.6(b) of this Agreement.
“SaaS” has the meaning set forth in Section 2.10(g) of this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Second Certificate of Merger” has the meaning set forth in Section 1.1 of this Agreement.
“Second Merger” has the meaning set forth in the recitals to this Agreement.
“Section 280G” has the meaning set forth in Section 5.2(b) of this Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Securityholders’ Agent” has the meaning set forth in Section 11.1(a) of this Agreement.
“Securityholders’ Agent Group” has the meaning set forth in Section 11.1(e) of this Agreement.
“Securityholders’ Agent Engagement Agreement” has the meaning set forth in Section 11.1(e) of this Agreement.
“Securityholders’ Agent Expenses” has the meaning set forth in Section 11.1(f) of this Agreement.
“Series A Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.
“Series B Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.

“Series B Prime Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.
“Series C Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.
“Series D Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.
“Series E Preferred Stock” has the meaning set forth in Section 2.3(a) of this Agreement.
“Service Provider Consultation Process” has the meaning set forth in Section 4.12(a) of this Agreement.
“Shrink-Wrap Code” means generally commercially available Computer Software (other than Open Source Code) pursuant to a shrink-wrap, click-through or other standard licensing terms where available for an average cost of not more than $25,000 for a perpetual license for a single user or work station (or $100,000 in the aggregate for all users and work stations) that is used by any of the Acquired Entities but that is not (i) distributed by any Acquired Entity or (ii) incorporated into, or used in any Acquired Entity Product.
“Significant Employee Stockholder” means each Person listed on Schedule 1.3(b)(vii)(A) of this Agreement.
“Significant Employee Stockholder Release” means a release in the form attached to the Agreement as Exhibit K.
“Signing Date Employment Arrangements” has the meaning set forth in the recitals to this Agreement.
“Source Code” means Computer Software, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data mining structure, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
“Specified IP Representations” means the representations and warranties set forth in the following Sections of this Agreement: [***] and [***].
“Specified Representations” means the [***] and the [***].
“Statement” has the meaning set forth in Section 1.7(b) of this Agreement.
“Stipulated Amount” has the meaning set forth in Section 10.5(c) of this Agreement.
An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Substitute Options” has the meaning set forth in Section 1.6(c)(i) of this Agreement.
“Substitute RSU Award” has the meaning set forth in Section 1.6(h) of this Agreement.
“Surviving Company” has the meaning set forth in Section 1.1 of this Agreement.
“Tax” (and, with correlative meaning, “Taxes”) includes (i) any federal, state, local, foreign, supra-governmental or supranational net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, employee contribution, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under former Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge in lieu of or in the nature of a tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body and (ii) any liability for the payment of amounts determined by reference to amounts described in clause “(i)” as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax allocation, Tax indemnity or Tax sharing agreement), as a result of being a transferee or successor, or otherwise.
“Tax Claim” has the meaning set forth in Section 6.7 of this Agreement.
“Tax Representations” means: (a) the representations and warranties set forth in Sections 2.14 and 2.15 of this Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in any certificate delivered by the Company pursuant to this Agreement, in each case to the extent such representations, warranties, certifications, statements and information relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.
“Tax Return” means any return (including any information return, claim for refund, tax credit, incentive or benefit, or amended return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with such Governmental Body’s determination, assessment, collection or payment of any Tax (including any attached schedule).
“Transfer Regulations” means (i) Transfer of Undertakings (Protection of Employment) Regulations 2006 in the UK; (ii) Article 7:662 et seq. (Wet Overgang van Onderneming) in the Netherlands; (iii) Section 613a of the German Civil Code (Bürgerliches Gesetzbuch – BGB) in Germany; (iv) Article L. 1224-1 and seq. of the French Labour Code in France; and (v) Co-Determination in the Workplace Act (Sw. lag (1976:580) om medbestämmande i arbetslivet) in Sweden.

“Unaccredited Investor” means any Person who is not an Accredited Investor.
“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.4(a) of this Agreement.
“Underwater Vested Option” has the meaning set forth in Section 1.6(a) of this Agreement.
“Ungranted Award” has the meaning set forth in Section 2.3(h) of this Agreement.
“Unrestricted Cash Amount” the aggregate amount of the cash and cash equivalents of the Acquired Entities as of the First Effective Time that is not Restricted Cash, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company Financial Statements, less all unpaid accrued vacation pay.
“Unscheduled Inbound Licenses” has the meaning set forth in Section 2.10(d) of this Agreement.
“Unscheduled Outbound Licenses” has the meaning set forth in Section 2.10(e) of this Agreement.
“User Data” means any Personal Data collected by Acquired Entity from users of any Acquired Entity Web Site or any Acquired Entity Software.
“VDA” has the meaning set forth in Section 6.7 of this Agreement.
“Vested Option” has the meaning set forth in Section 1.6(a) of this Agreement.
“Voting Agreement” means that certain Amended and Restated Voting Agreement dated as of May 28, 2019, by and among the Company, the Investors listed on Schedule A thereto, and the Key Holders listed on Schedule B thereto.
“Waived Section 280G Payments” has the meaning set forth in Section 5.2(b) of this Agreement.
“Warrant Surrender Agreement” has the meaning set forth in Section 1.6(e) of this Agreement.